Exhibit 2.1

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

by and among

PAPER CORPORATION OF NORTH AMERICA,
as Seller,

VERITIV CANADA, INC.,

as the Company,

VERITIV OPERATING COMPANY,

as a Restricted Party,

IMPERIAL DADE CANADA INC.,
as Buyer,

and

Imperial Bag & Paper Co. LLC,

as Guarantor

Dated as of March 17, 2022

-i-

(Continued)

-ii-

(Continued)

-iii-

(Continued)

EXHIBITS

Exhibit A         Form of Escrow Agreement

Exhibit B         Working Capital Illustration

Exhibit C          Form of Transition Services Agreement

-iv-

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT, dated as of March 17, 2022 (this “Agreement”), is made by and among (i) Paper Corporation of North America, a Delaware corporation (“Seller”), (ii) Veritiv Canada, Inc., a corporation incorporated under the Canada Business Corporations Act (the “Company”), (iii) solely for purposes of Section 8.9 (and Article I and Article XI to the extent applicable to Section 8.9), Veritiv Operating Company, a Delaware corporation (“Veritiv Operating” and, together with Seller, the “Restricted Parties”), (iv) Imperial Dade Canada Inc., a Canadian corporation (“Buyer”), and (v) Imperial Bag & Paper Co. LLC, a Delaware limited liability company (“Guarantor”).

RECITALS

WHEREAS, the Seller is the direct owner of 137,037 common shares, being all of the issued and outstanding common stock (the “Purchased Stock”) of the Company;

WHEREAS, the Company is engaged in the business of distributing food process and foodservice packaging, shipping and protective packaging, commercial printing and facility supply products within Canada (the “Business”);

WHEREAS, on the terms and subject to the conditions set forth herein, the Seller desires to sell to Buyer, and Buyer desires to purchase from the Seller, all of the Purchased Stock.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, it is hereby agreed between the Seller and Buyer as follows:

Article I

DEFINITIONS

Section 1.1          Definitions. In this Agreement, the following terms have the meanings specified or referred to in this Section 1.1 and shall be equally applicable to both the singular and plural forms.

“3PL Services” has the meaning specified in Section 8.9(a)(ii).

“ABL Agreement” has the meaning set forth in Section 11.20(f).

“Accounting Principles” means: (a) the accounting principles, policies, procedures, methodologies, categorizations, definitions, methods, practices and techniques (including in respect of the exercise of management’s judgment) adopted and applied in the preparation of the Financial Statements for the year ended December 31, 2021 to the extent in accordance with GAAP and (b) to the extent not inconsistent with clause (a), GAAP.

“Acquired Business” has the meaning specified in Section 8.9(a)(iii).

“Adjustment Escrow Amount” means an amount equal to USD $3,000,000.

“Adjustment Escrow Funds” means, at any given time after the Closing, the funds remaining in the adjustment escrow sub-account in which the Escrow Agent has deposited the Adjustment Escrow Amount in accordance with the Escrow Agreement, including remaining amounts of interest earned thereon.

“Affiliate” means, with respect to any specified Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such specified Person. For purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through ownership of voting securities or equity or ownership interests or by contract, credit arrangement or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agreement” has the meaning specified in the Preamble.

“Alternative Transaction” has the meaning specified in Section 7.5.

“Ancillary Agreements” means the Buyer Ancillary Agreements and the Seller Ancillary Agreements.

“Applicable License Period” means: (a) with respect to Business Materials not displayed on trucks or other vehicles, a period of six (6) months following the Closing; provided, that upon the request of Buyer, such six (6)-month period shall be automatically extended for an additional period of three (3) months; provided, further, that in the event Buyer is using commercially reasonable efforts to transition from the use of such Business Materials but is unable to complete such transition by the end of such additional three (3)-month period due to events beyond Buyer’s reasonable control (including civil disturbances, riot, rebellion, invasion, epidemic, pandemic, hostilities, war, embargo, natural disaster, acts of God, flood, fire, sabotage, delay in transportation, or intervention by Governmental Bodies), then upon the request of Buyer, such three (3)-month period shall be extended for an additional period of three (3) months (i.e., for a total of twelve (12) months) and (b) with respect to Business Materials displayed on trucks and other vehicles, a period of twelve (12) months following the Closing.

“Arbitrator” has the meaning specified in Section 2.3(b).

“Assets” as the meaning specified in Section 5.10.

“Balance Sheet Date” has the meaning specified in Section 5.5(a).

“Base Purchase Price” has the meaning specified in Section 2.2(a).

“Bid Request” has the meaning specified in Section 8.9(a)(ii).

“Bid Response” has the meaning specified in Section 8.9(a)(ii).

“Business” has the meaning specified in the Recitals.

“Business Confidential Information” has the meaning specified in Section 5.11(d).

“Business Day” means any day other than a Saturday, Sunday or other day on which banking institutions located in Toronto, Ontario or New York, New York are authorized or required by any Requirements of Law to be closed.

“Business IP” means all Owned Intellectual Property and other material Intellectual Property used to operate the Business.

“Business Materials” has the meaning specified in Section 8.4.

“Business Personnel” has the meaning specified in Section 5.16(a).

“Business Software” has the meaning specified in Section 5.11(f).

“Buyer” has the meaning specified in the Preamble.

“Buyer Ancillary Agreements” means all agreements, instruments and documents being or to be executed and delivered by Buyer or an Affiliate of Buyer under this Agreement.

“Buyer’s Benefit Programs” has the meaning specified in Section 8.2(b).

“Cash and Cash Equivalents” means the aggregate amount of the Company’s cash and cash equivalents (including marketable securities and short term investments) on hand or in bank accounts, less the aggregate amount of the all uncashed outstanding checks and drafts, security deposits, negative cash balances, overdrawn cash or other liabilities for not meeting minimum cash balances, and Restricted Cash of the Company, in each case, as determined in accordance with the Accounting Principles.

“CEWS” means any of the subsidy programs (including, the Canada Emergency Wage Subsidy, the Canadian Emergency Rent Subsidy and the Canadian Recovery Hiring Program) provided for under section 125.7 of the Tax Act and any other COVID-19 related direct or indirect subsidy offered by a Governmental Body, including for the avoidance of doubt, the temporary wage subsidy contained in subsections 153(1.02) to (1.04), inclusive, of the Tax Act.

“Claims” has the meaning specified in Section 8.8(a).

“Clients” has the meaning specified in Section 11.18(a).

“Closing” means the consummation of the transfer of the Purchased Stock from Seller to Buyer in exchange for the Purchase Price, upon the terms and subject to the conditions set forth herein.

“Closing Date” has the meaning specified in Section 3.1.

“Closing Date Cash” has the meaning specified in Section 2.3(b).

“Closing Date Debt” has the meaning specified in Section 2.3(b).

“Closing Date Transaction Expenses” has the meaning specified in Section 2.3(b).

“Closing Date Working Capital” has the meaning specified in Section 2.3(b).

“Closing Payment” has the meaning specified in Section 3.2(a).

“Code” means the Internal Revenue Code of 1986.

“Collective Agreements” means collective agreements, letters of intent and other legally binding agreements with any Unions by which the Company is bound.

“Commissioner” means the Commissioner of Competition appointed pursuant to Section 7 of the Competition Act and includes any person designated by the Commissioner to act on his behalf.

“Company” has the meaning set forth in the Preamble.

“Company Data and Data Sets” has the meaning specified in Section 5.11(g).

“Company Employee” has the meaning specified in Section 8.2(a).

“Competition Act” means the Competition Act (Canada), as amended, and the regulations thereunder.

“Competition Act Approval” means, in respect of the transactions contemplated by this Agreement, (a) the issuance to Buyer of an advance ruling certificate by the Commissioner under Section 102(1) of the Competition Act; or (b) the waiting period, including any extension of such waiting period, under Section 123 of the Competition Act shall have expired or been terminated or the obligation to provide a pre-merger notification in accordance with Part IX of the Competition Act shall have been waived in accordance with paragraph 113(c) of the Competition Act, and Buyer shall have received a letter from the Commissioner indicating that it does not, as of the date of the letter, intend to make an application under Section 92 of the Competition Act in respect of the transactions contemplated by this Agreement.

“Confidential Information” means all trade secrets, know-how, and other confidential or proprietary information and data of or to the extent relating to the Company or the Business (whether or not expressly identified as confidential or proprietary), including: (a) the Company’s business information and materials, including financial information, books and records, business plans, business proposals, customer and vendor contract terms and conditions, pricing and bidding methodologies and sales data, current or prospective customer lists (including any contact information, preferences and other business information related to such customers), supplier lists (including any contact information, preferences and other business information related to such suppliers), business partner lists (including any contact information, preferences and other business information related to such business partners) and similar information; (b) the Company’s personnel information and materials, including employee lists and contact information, employee performance information, employee compensation information, recruiting sources, contractor, and consulting information, contacts, and costs, and similar information; (c) the Company’s information and materials relating to future plans of the Business or the Company, including marketing strategies, pending projects and proposals, proprietary production processes, research and development strategies, and similar items; and (d) the Company’s technical information and materials, including computer programs, software, databases, methods, know-how, formulae, compositions, technological data, technological prototypes, processes, discoveries, machines, inventions, and similar items. Notwithstanding the foregoing, the term “Confidential Information” shall not include any information or material: (i) that is or becomes available to the public other than as a result of any disclosure in violation of this Agreement by Seller or any of its Affiliates, (ii) that is received by Seller or any of its Affiliates after the Closing Date from a third party who is not under an obligation of confidentiality or is not otherwise prohibited from transmitting such information by a contractual, legal or fiduciary obligation with Buyer or the Company or any of their respective Affiliates, (iii) that was or is independently developed by or on behalf of Seller or any of its Affiliates without use of or reference to any Confidential Information or (iv) any and all other information solely to the extent such information concerns Seller and its Affiliates and its and their respective businesses (other than the Company and the Business).

“Confidentiality Agreement” means the Letter Agreement, dated as of November 9, 2021, by and between Veritiv Corporation and Bain Capital Private Equity, LP.

“Contagion Event” means the outbreak and ongoing effects of contagious disease, epidemic or pandemic (including COVID-19) or the continuation, escalation or material worsening thereof.

“Contagion Event Measures” means any reasonable action or inaction taken (or not taken) in a manner consistent with applicable Requirements of Law to address a Contagion Event, or to address or comply with any workforce reduction, quarantine, “shelter in place” order, “stay at home” order, social distancing, shut down, closure, sequester, safety or similar Requirement of Law, directive, guideline or recommendation promulgated or issued by applicable Governmental Body having the force of Requirements of Law.

“Contracts” means all contracts, purchase orders, guaranties, leases, licenses, sublicenses, instruments, commitments, notes, bonds, mortgages, indentures and other legally binding agreements (in each case, whether written or oral), in each case, including any amendments and modifications thereto.

“COVID-19” means SARS-CoV-2 or COVID-19 or related or associated epidemics, pandemics or disease outbreaks.

“Credit Agreement” means the Amended and Restated ABL Credit Agreement, dated as of July 1, 2014, as amended as of August 11, 2016 and as amended and restated as of April 9, 2020, by and among Veritiv Corporation, Veritiv Operating Company (f/k/a Unisource Worldwide, Inc.) and the other borrowers from time to time parties thereto, the several lenders and financial institutions from time to time parties thereto, Bank of America, N.A., as administrative agent and collateral agent for the lenders party thereto, and the other parties thereto.

“D&O Tail Policy” has the meaning specified in Section 8.1(b).

“Data Site” means Seller’s “Leaf” online data site hosted by Intralinks.

“Debt” means, as of immediately prior to the Closing, (a) the aggregate amount of outstanding indebtedness for borrowed money of the Company, calculated in accordance with the Accounting Principles, (b) the amount of any unpaid income Taxes of the Company (whether or not then due, but excluding any deferred Tax liabilities) for any taxable period (or portion thereof) ending on or before the Closing Date (including any franchise or gross receipts taxes), assuming for the purposes of the foregoing that any Closing Date Transaction Expenses and Closing Date Debt, to the extent permitted by applicable Requirements of Laws to be deducted by the Company at a more likely than not level of comfort, are fully deductible in such taxable period (or portion thereof), and including the Subpart F Accrual Amount, (c) payment obligations (whether due or to become due) of the Company under leases that are or are required to be classified as capitalized lease obligations by the Company in accordance with GAAP (including the Mississauga Lease), excluding any payment obligations under any operating leases (to the extent properly classified as operating leases in accordance with GAAP), (d) all indebtedness of the Company evidenced by any note, bond, debenture or other debt security, (e) all amounts owing by or due from (or that would be owing by or due from) the Company under any interest rate, currency, swap or other hedging Contracts, assuming that such Contracts were terminated immediately prior to the Closing, (f) all payment or reimbursement obligations of the Company with respect to letters of credit, bank guarantees or bankers’ acceptances; (g) all payment obligations (whether due or to become due) of the Company issued or assumed as deferred purchase price of property or services, including all obligations of the Company to pay any amounts in respect of any “earn-out” or other form of deferred or contingent consideration; (h) all payment obligations (whether due or to become due) under conditional sale arrangements of the Company and all payment obligations (whether due or to become due) of the Company under any title retention Contract; (i) any and all employment, payroll, or other similar Taxes of the Company, the payment of which has been deferred by the Company as of immediately prior to the Closing; (j) all obligations of the Company for (i) deferred compensation, post-retirement welfare benefits and unfunded or underfunded pensions, as determined on the unfunded GAAP deficit, if any (i.e., projected benefit obligation, net of plan assets), calculated using actuarial assumptions as of the Closing (provided, for the avoidance of doubt, that (x) no amount of overfunding shall be taken into account for purposes of calculating “Debt” hereunder and (y) pensions that are funded shall not be taken into account for purposes of calculating “Debt” solely to the extent of such funding), (ii) any and all unpaid salaries, wages, commissions, and bonuses earned by, or owed to, any current or former employee of the Company, (iii) any and all accrued but unused vacation and other paid time off earned by, or owed to, any current or former employee of the Company, (iv) all obligations with respect to severance or other termination-related payments or benefits owed to any Person arising at or prior to Closing with respect to the termination of any current or former director, officer or employee of the Company prior to the Closing, and (v) any and all unpaid contributions and payment obligations (whether due or to become due) of the Company under any Plan of the Company solely with respect to the period prior to the Closing, including in each of clauses (i) through (v), the employer portion of any Taxes or similar obligations associated with such amounts without regard to any ability of the Company to defer such Taxes and any amounts to offset any excise Taxes imposed under any Requirements of Law and any related Taxes attributable to any such obligations; (k) any and all customer credit balances; (l) any unsettled intercompany balances or accrued royalties due by the Company to any Affiliate of the Company; (m) the amount of any unpaid Pre-Closing Grantee Payments and (n) all guarantees by the Company of any liabilities or obligations of another Person of a type described in the foregoing clauses (a) – (l); provided, however, that, for the avoidance of doubt, Debt shall not include any indebtedness or other liability of the Company to the extent included in the calculation of Working Capital or Transaction Expenses, in each case, as finally determined in accordance herewith.

“Deficit Amount” has the meaning specified in Section 2.4(e)(ii).

“Determination Date” has the meaning specified in Section 2.4.

“Disclosing Party” has the meaning specified in Section 7.4(a).

“Dispute Notice” has the meaning specified in Section 2.3(b).

“Effective Time” means 12:01 a.m. Eastern Time on the Closing Date.

“Employment Contracts” means Contracts, other than the Plans and unwritten Contracts of employment implied by common law, between the Company and any of the employees of the Company.

“Encumbrance” means any lien, claim, charge, security interest, encumbrance, mortgage, pledge, easement, right of first refusal, option, warrant, purchase right, equitable interest or other restrictions of a similar kind.

“End Date” means (a) July 30, 2022 or (b) such later date to which Buyer and the Seller may mutually agree in writing.

“Environmental Laws” means all Requirements of Law or common law concerning pollution or protection of human health (in respect of exposure to Hazardous Materials) or the environment (including those relating to the use, handling, transport, treatment, storage, or Release of any Hazardous Material), each as amended and in effect as of the date hereof.

“Environmental Permits” has the meaning specified in Section 5.17(a).

“Equity Securities” means any (a) units, stock, shares, partnership interests or other equity securities or capital interests, (b) warrants, options or other rights to purchase or otherwise acquire any of the securities described in clause (a) of this definition, (c) equity appreciation rights or profits interests, and (d) obligations, evidences of Debt or other securities or interests convertible or exchangeable into any of the securities described in clause (a), (b) or (c) of this definition.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended, and any regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to the Company, any other Person that is a member of its controlled group for purposes of Section 4001(a)(14) of ERISA or that is treated as a single employer for purposes of Section 414 of the Code.

“Escrow Agent” means JPMorgan Chase Bank, N.A.

“Escrow Agreement” means the Escrow Agreement, by and among the Escrow Agent, Guarantor (as agent and representative of Buyer) and the Seller, in the form attached hereto as Exhibit A.

“Estimated Closing Date Cash” has the meaning specified in Section 2.2(b).

“Estimated Closing Date Debt” has the meaning specified in Section 2.2(b).

“Estimated Closing Date Transaction Expenses” has the meaning specified in Section 2.2(b).

“Estimated Closing Date Working Capital” has the meaning specified in Section 2.2(b).

“Estimated Closing Statement” has the meaning specified in Section 2.2(b).

“Excluded Inventory” means any Inventory that has not had any sales during the six (6)-month period ending on the Closing Date, other than the Inventory expressly set forth on Schedule 1.1(a). For the avoidance of doubt, Excluded Inventory includes all gross inventory for bulk purchased masks and hand sanitizers that were one hundred percent (100%) reserved as of December 2021.

“Excluded Inventory Payment” has the meaning specified in Section 8.7.

“Financial Statements” has the meaning specified in Section 5.5(a).

“Fraud” means an actual fraud involving a knowing and intentional misrepresentation of fact regarding the representations and warranties expressly set forth herein (made with the knowledge that a representation or warranty set forth in Article IV, Article V or Article VI (as qualified by the Schedules hereto) was actually breached when made), and made with the intent to deceive and to induce another party to enter into this Agreement and upon which such other party shall have relied to its detriment (as opposed to any fraud claim based on constructive knowledge, negligent misrepresentation, reckless misrepresentation, equitable fraud or constructive fraud).

“Fundamental Representations” means the representations and warranties set forth in Section 4.1 (Authority of Seller), Section 4.2 (Title to Purchased Stock), Section 4.3 (No Brokers), Section 4.5(a)(i) (Conflicts with Organizational Documents), the first sentence of Section 5.1(a) (Organization), Section 5.1(b) (Power and Authority), Section 5.1(c) (Capital Structure of the Company), Section 5.2 (Subsidiaries and Investments), Section 5.3(a)(i) (Conflicts with Organizational Documents), and Section 5.20 (No Brokers).

“GAAP” means United States generally accepted accounting principles, consistently applied, as in effect.

“Governmental Body” means any: (a) nation, state, county, city, town, village, district or other governmental jurisdiction of any nature; (b) federal, provincial, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, commission, bureau, board, instrumentality, official or entity and any court or other tribunal); (d) multi-national organization or body; (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority; or (f) organization or association that sponsors, authorizes or conducts any arbitration Proceeding, or any arbitrator or panel of arbitrators, the decisions of which are enforceable in any court of law.

“Governmental Permits” has the meaning specified in Section 5.8.

“Grantee” has the meaning specified in Section 8.2(e).

“Guarantor” has the meaning set forth in the Preamble.

“Guaranteed Obligations” has the meaning set forth in Section 11.20(a).

“Hazardous Material” means (a) any substance, material, chemical or waste which is defined as or included in the definition of “hazardous substance”, “hazardous waste”, “hazardous material”, “toxic substance”, “pollutant” or “contaminant” under any Environmental Law, or (b) any petroleum or refined petroleum products, radioactive materials, friable asbestos, per- and polyfluoroalkyl substances (PFAS), or polychlorinated biphenyls.

“Information Privacy and Security Laws” means all applicable Requirements of Law relating to privacy, data privacy, data protection, data security, anti-spam, and consumer protection, and all applicable regulations promulgated by any Governmental Body thereunder, including the Personal Information Protection and Electronic Documents Act, the Canada Anti-Spam Legislation, provincial data privacy laws, data breach notification Requirements of Law, and Requirements of Law concerning requirements for website and mobile application privacy policies and practices, and all equivalent Requirements of Law of any other jurisdiction.

“Insurance Polices” has the meaning specified in Section 5.18.

“Intellectual Property” means all of the following in any jurisdiction throughout the world, including all United States and foreign intellectual property rights and other similar proprietary rights of any kind or nature, whether owned or held for use under license and whether registered or unregistered, including all of the following: (a) trademarks, service marks, trade names, logos, trade dress, trade names, corporate names, and website content, including all common law rights and all goodwill associated therewith or symbolized thereby, and similar indicia of source or origin, all registrations and applications for registration thereof, and the goodwill connected with the use of and symbolized by the foregoing; (b) copyrights, and copyrightable works of authorship, and all registrations and applications for registration thereof; (c) trade secrets, know-how, discoveries, inventions, ideas, methods, processes, and other confidential or proprietary data and information; (d) patents and patent applications (including all reissues, divisions, continuations, continuations-in-part, re-examinations, renewals, and extensions thereof); (e) industrial design registrations and applications; (f) all rights of publicity, moral rights, and rights of attribution and integrity; (g) all computer software, including all source code, object code, operating systems, databases, and documentation relating thereto; (h) Internet domain names; and (i) all rights to sue or recover and retain damages, costs and attorneys’ fees for past, present and future infringement, dilution, or misappropriation of any of the foregoing.

“Interim Period” means the period from the date of this Agreement until the earlier of (a) the Closing and (b) the effective date of termination of this Agreement in accordance with Article VII.

“Inventory” means the inventory (including packaging materials, raw materials, work-in-process and finished goods) of the Company, including any such inventory used in or related to the Business.

“IT Systems” has the meaning specified in Section 5.11(j).

“Knowledge of Buyer” means, as to a particular matter, the actual knowledge of Paul Cervino and Zander Masucci, in each case, after a reasonable inquiry by each such individual.

“Knowledge of Seller” means, as to a particular matter, the actual knowledge of Stéphane Lapointe, Jason Alderman and Constance Vavougious, in each case, after a reasonable inquiry by each such individual.

“Lease Agreements” has the meaning specified in Section 5.9(a).

“Leased Real Property” has the meaning specified in Section 5.9(a).

“Liability” means any liability, debt, obligation, loss, damage, claim, cost, expense or other charge (whether direct or indirect, known or unknown, matured or contingent, accrued or unaccrued or liquidated or unliquidated).

“made available”, “provided” and similar phrases mean, when used with respect to any document or other item, that no later than one (1) day prior to the date hereof the Company or Seller has posted a true, correct and complete copy of such document or item to the Data Site.

“Material Adverse Effect” means any event, change, circumstance or occurrence that, individually or in the aggregate, (a) has or is reasonably expected to have a material adverse effect on the financial condition, business, operations, results of operations, earnings or assets of the Company; provided that none of the following shall be deemed, either alone or in combination, to constitute, and no event, change, circumstance or occurrence directly and solely to the extent arising from or attributable or relating to any of the following (except with respect to clause (x) below) shall be taken into account in determining whether there has been, a Material Adverse Effect: (i) any change or prospective change in any Requirements of Law or GAAP or interpretation or enforcement thereof, in each case, after the date hereof; (ii) any change in interest rates or conditions generally affecting the financial, securities or banking markets (including any disruption thereof, any change in interest or exchange rates or any decline in the price of any security or any market index) or the economy of Canada, the United States of America or foreign countries in general; (iii) any change affecting the industries or markets in which the Company operates; (iv) the announcement (in accordance with the terms herein) or pendency of this Agreement and/or the consummation of the transactions contemplated hereby; (v) any action taken by (or at the express written request of) Buyer or any of its Affiliates, including any breach by Buyer of this Agreement or the Confidentiality Agreement by Buyer; (vi) any omission to act or action taken by Seller or the Company, in each case, which is expressly required by this Agreement; (vii) any national or international political or social conditions or escalation or worsening thereof, including the engagement by Canada or the United States of America in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon Canada or the United States of America or any of their territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of Canada or the United States of America; (viii) any acts of God, including any earthquakes, hurricanes, tornados, floods, tsunamis or other natural disasters, or any other damage to or destruction of assets caused by casualty; (ix) any Contagion Event, or any worsening, continuation or escalation of such matters existing as of the date of this Agreement, or any Contagion Event Measures, (x) any failure to meet internal or published projections, estimates or forecasts of revenues, earnings or other measures of financial or operating performance for any period (provided, however, that the underlying causes of such failure, subject to the other provisions of this definition of “Material Adverse Effect”, shall not be excluded by this clause (x)); except, with respect to any event, change, circumstance or occurrence described in any of the foregoing clauses (a)(i) – (iii) or (a)(vii) – (ix) of this definition, to the extent such event, change, circumstance or occurrence has a disproportionately adverse effect on the Company relative to other comparable businesses operating in the industry in which the Company operates; or (b) prevents Seller from consummating, or impairs or delays in any material respect the ability of Seller to consummate, the transactions contemplated by this Agreement.

“Material Contracts” has the meaning specified in Section 5.14.

“Material Customers” has the meaning specified in Section 5.22.

“Material Vendors” has the meaning specified in Section 5.23.

“McMillan” has the meaning specified in Section 11.18.

“Mississauga Lease” means that certain Industrial Lease, dated September 17, 2015, between Orlando Corporation and Unisource Canada, Inc., as amended, supplemented and modified from time to time, in connection with the premises located at 125 Madill Boulevard, Mississauga, Ontario.

“Multi-Employer Plan” means any multi-employer pension plan (as defined under the Ontario Pension Benefits Act or similar plan or arrangement under any other provincial or federal pension benefits standards legislation) or any multi-employer health and welfare plan (but not including any “multiemployer plan” within the meaning of Section 3(37) of ERISA).

“Omnibus Plan” has the meaning specified in Section 8.2(e).

“Order” means any order, judgment, injunction, award, decree, ruling, stipulation, decision, verdict or writ entered, issued, made or rendered by any Governmental Body.

“Ordinary Course of Business” means the ordinary course of business of the Company consistent with its past practice, including any Contagion Event Measures.

“Organizational Documents” means, with respect to any Person that is not an individual, such Person’s charter, certificate or articles of incorporation or formation, bylaws, memorandum and articles of association, operating agreement, limited liability company agreement, partnership agreement, limited partnership agreement, limited liability partnership agreement or other constituent or organizational documents of such Person.

“Owned Intellectual Property” means the Intellectual Property owned or purported to be owned by the Company.

“Permitted Encumbrances” means, collectively, (a) Encumbrances for Taxes and other governmental charges and assessments which are not yet due and payable or are being contested in good faith and for which adequate reserves have been established in accordance with the Accounting Principles; (b) liens of landlords and liens of carriers, warehousemen, mechanics and materialmen and other like liens arising in the Ordinary Course of Business or pursuant to the Requirements of Law, in each case, for sums not yet due and payable and in respect of obligations that are not delinquent and provided they have not been registered against Purchased Stock; (c) any Encumbrances expressly set forth on Schedule 1.1(b); (d) other Encumbrances on title or imperfections on property which are not material in amount and do not (and would not reasonably be likely to) detract from the value of or impair the existing use of, in each case in any material respect, the property affected by such Encumbrance or imperfection; (e) pledges or deposits to secure obligations under workers’ compensation, unemployment insurance or other types of social security or similar Requirements of Law; (f) Encumbrances imposed by zoning laws, building codes and land use laws regulating the use or occupancy of any property that constitutes real property or the activities conducted thereon that are imposed by any Governmental Body having jurisdiction over such real property and that, in each case, do not and would not reasonably be likely to impair the existing use or occupancy of such real property in any material respect; (g) encumbrances not created by the Company or the Seller that affect the underlying fee interest in the Leased Real Property but are otherwise not material to the Company or the conduct of the Business; and (h) non-exclusive licenses of Intellectual Property granted by the Company in the Ordinary Course of Business.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or Governmental Body.

“Personal Data” means, collectively, any information or data that can be used, directly or indirectly, alone or in combination with other information possessed or controlled by the Company or any Company Subsidiary, to identify an individual and any other information or data pertaining to any individual including: (a) name, address, telephone number, email address, credit or payment card information, bank account number, financial data or account information, password combinations, customer account number, date of birth, government-issued identifier, social security number, race, ethnic origin/nationality, or photograph; or (b) “personal data,” “personal information,” “protected health information,” “nonpublic personal information,” or other similar terms as defined by applicable Information Privacy and Security Laws.

“Plan” means any employee benefit plan, fringe benefit, supplemental unemployment benefit, bonus, incentive, profit sharing, termination, change of control, pension, supplemental pension, retirement, savings, stock option, stock purchase, stock appreciation, health, welfare, medical dental, disability, life insurance and similar plan, policy, program, arrangement, undertaking or practice relating to the current or former directors, officers, or employees of the Company maintained, sponsored, or contributed to or funded by the Company, whether written or oral, funded or underfunded, insured or self-insured, registered or unregistered under which the Company has or may have any current or potential Liability, contingent or otherwise (including as a result of being an ERISA Affiliate), other than any plan, policy, program or other similar arrangement that is maintained by a Governmental Body or that is required to be maintained to satisfy Requirements of Law.

“Pre-Closing Grantee Payments” has the meaning specified in Section 8.2(e).

“Preliminary Cash Determination” has the meaning specified in Section 2.3(a).

“Preliminary Closing Statement” has the meaning specified in Section 2.3(a).

“Preliminary Debt Determination” has the meaning specified in Section 2.3(a).

“Preliminary Transaction Expenses Determination” has the meaning specified in Section 2.3(a).

“Preliminary Working Capital Determination” has the meaning specified in Section 2.3(a).

“Proceeding” means any claim, charge, action, suit, proceeding, litigation, examination, hearing, investigation, lawsuit or arbitration, whether judicial or administrative, by or before any Governmental Body or any arbitration panel or mediator.

“Purchase Price” has the meaning specified in Section 2.2(a).

“Purchased Stock” has the meaning specified in the Recitals.

“Recipient” has the meaning specified in Section 7.4(a).

“Registered Intellectual Property” has the meaning specified in Section 5.11(a).

“Related Parties” has the meaning specified in Section 11.16.

“Related Party Contract” has the meaning specified in Section 5.19.

“Release” means the release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal or leaching of a Hazardous Material into the environment.

“Releasees” has the meaning specified in Section 8.8(a).

“Releasors” has the meaning specified in Section 8.8(a).

“Representative” means, with respect to a particular Person, any director, officer, manager, managing member, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

“Requirements of Law” means any foreign, federal, provincial, state, municipal and local laws, statutes, regulations, rules, codes, treaties or ordinances enacted, adopted, issued or promulgated by any Governmental Body.

“Residual Information” has the meaning specified in Section 8.9(d).

“Restricted Cash” means all cash and cash equivalents not freely usable by and available to the Company because it is subject to restrictions or limitations by applicable Requirements of Law or Contract, including restrictions on dividends by the Company.

“Restricted Parties” has the meaning specified in the Preamble.

“Retained Customer Inventory” has the meaning specified in Section 8.10.

“Retained Customer Inventory Payment” has the meaning specified in Section 8.10.

“Retained Marks” means the name, trademark and service mark VERITIV, and any translations, localizations, adaptations, derivations and combinations thereof, and any trademarks confusingly similar thereto and the trademarks and domain names expressly set forth on Schedule 1.1(c).

“R&W Insurance Policy” means that certain Buyer’s Representations and Warranties Insurance Policy No. ET111-003-605, issued by the R&W Insurance Provider on behalf of the Insurers (as defined therein).

“R&W Insurance Provider” means Euclid Transactional, LLC, Canadian Branch.

“Schedules” means the schedules delivered by Seller to Buyer simultaneously with the execution and delivery of this Agreement and which form a part of this Agreement.

“Seller Ancillary Agreements” means all agreements, instruments and documents being or to be executed and delivered by the Seller or an Affiliate of Seller pursuant to this Agreement (including, prior to the Closing, the Company).

“Seller” has the meaning specified in the Preamble.

“Seller Disclosing Party” has the meaning specified in Section 8.9(d).

“Seller Guaranties” has the meaning specified in Section 8.5.

“Sidley” has the meaning specified in Section 11.18(a).

“Subpart F Accrual Amount” means the amount of Tax that would have been owed by Seller by reason of Section 951 of the Code and Section 951A of the Code, in each case to the extent attributable to income earned by the Company prior to the Closing, (a)  assuming that the Tax year of Seller, the Company and their Affiliates closed immediately before the acquisition of the Shares by Buyer, (b) assuming that Seller had no other items of income, gain, loss or deduction, and (c) treating any Taxes taken into account in clause (b) of the definition of “Debt” (other than the Subpart F Accrual Amount) as having been paid by the Company.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a limited liability company, partnership, association, or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof, and for this purpose a Person owns a majority ownership interest in such a business entity (other than a corporation) if such Person shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Surviving Provisions” has the meaning specified in Section 11.1.

“Target Working Capital” means CAD $119,706,000.

“Tax” means (a) any and all taxes and other similar duties, fees, excises, premiums, assessments, imposts, levies and other charges or assessments, in each case in the nature of a Tax and imposed by any Governmental Body, whether computed on a separate, consolidated, unitary, combined or other basis, including those taxes levied on, or measured by, or described with respect to, income, gross receipts, property, sales, use, license, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value added, transfer or excise tax, windfall profit, severance, production, stamp or environmental tax; (b) all interest, penalties, fines, additions to tax or other additional amounts imposed by any Governmental Body on or in respect of amounts of the type described in clause (a) above or this clause (b); (c) any Liability for the payment of any amounts of the type described in clause (a) or (b) above as a result of being a member of an affiliated, consolidated, combined or unitary group for any period; and (d) any Liability for the payment of any amounts of the type described in clauses (a) and (b) above as a result of any agreement (other than agreements the principal subject matter of which is not Taxes) or as a result of being a transferee or successor in interest to any other Person.

“Tax Act” means the Income Tax Act, RSC 1985, c 1 (5th Supp).

“Tax Return” means any return, report, declaration, election, notice, form, designation, filing or similar statement or document, in each case, that is required to be filed with a Governmental Body with respect to any Tax (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Tax and, for greater certainty, includes any claims or applications in respect of CEWS.

“Transaction Engagement” has the meaning specified in Section 11.18(a).

“Transaction Expenses” means any (a) fees, costs and expenses incurred by or subject to reimbursement or payment by the Company, in each case to the extent in connection with the transactions contemplated by this Agreement and not paid as of immediately prior to the Closing, including (i) all brokerage fees, commissions, finders’ fees, or financial advisory fees, and, in each case, related costs and expenses; (ii) all fees, costs and expenses of counsel, accountants or other advisors or service providers; (iii) the amounts of any transaction bonus, retention bonus, change-of-control payments or similar bonuses and payments made, payable or owing or to become payable or owing to any employee of the Company solely as a result of the actions of Seller or the Company prior to the Closing with respect to the consummation of the transactions contemplated by this Agreement, together with the employer portion of any employment, payroll or similar Taxes thereon without regard to any ability of the Company to defer such Taxes (excluding, for the avoidance of doubt, (A) the payment of the Purchase Price to Seller pursuant to this Agreement, and (B) any payment subject to a “double trigger” requirement or otherwise contingent on any subsequent event (including the termination of the employment of such employee), provided such subsequent event does not occur prior to or as of the Closing); and (iv) the amounts of those retention agreements by and between the Company and each of Jason Alderman, Constance Vavougios and Stéphane Lapointe, together with the employer portion of any employment, payroll or similar Taxes thereon without regard to any ability of the Company to defer such Taxes, (b) fifty percent (50%) of all fees of the Escrow Agent, (c) fifty percent (50%) of the filing fees under the Competition Act and (d) (i) fifty percent (50%) of the fees, costs and expenses of the D&O Tail Policy and (ii) fifty percent (50%) of the fees, costs and expenses of the prior acts employment practices liability, fiduciary liability and cyber liability insurance coverages obtained by Buyer or the Company in connection with the consummation of the transactions contemplated hereby, provided that, such amounts set forth in subclauses (d)(i) and (d)(ii) shall not exceed, in the aggregate, USD $65,000.

“Transferred Information” has the meaning specified in Section 7.4(a).

“Transition Services Agreement” means the Transition Services Agreement, to be entered into by and between the Company and the Seller at the Closing, in the form attached hereto as Exhibit C.

“U.S. Customers” has the meaning specified in Section 8.9(a)(ii).

“Uncollected Accounts Receivable” means any portion of any billed or unbilled accounts receivable of the Company that (a) is ninety (90) or more days old (measured from the date of invoice) as of the Effective Time, excluding the accounts receivable expressly set forth on Schedule 1.1(d) attached hereto, or (b) is unpaid as of the Effective Time (regardless of age) and is ninety (90) or more days old (measured from the date of invoice) as of the date that Buyer delivers to Seller the Preliminary Closing Statement.

“U.S. Dollar Exchange Rate” means the exchange rate for conversion of Canadian Dollars into U.S. Dollars equal to: CAD $1 = USD $0.79.

“Union” has the meaning specified in Section 5.16(f).

“Unscheduled Seller Guaranty” has the meaning specified in Section 8.5.

“Veritiv Operating” has the meaning specified in the Preamble.

“Working Capital” means (a) the current assets of the Company calculated using only those line items included on the applicable illustrative calculation on Exhibit B (excluding, for the avoidance of doubt, Cash and Cash Equivalents, income Tax assets, deferred Tax assets, Excluded Inventory, Uncollected Accounts Receivable), minus (b) the current liabilities of the Company calculated using only those line items included on the applicable illustrative calculation on Exhibit B (excluding, for the avoidance of doubt, Debt, Transaction Expenses, income Tax liabilities and deferred Tax liabilities), in each case calculated in accordance with the Accounting Principles.

Section 1.2            Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation,” (b) the word “or” is not exclusive and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (i) to Articles, Sections, Exhibits and Schedules mean the Articles and Sections of, and the Exhibits and Schedules attached to, this Agreement; (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement, as applicable; and (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. The Schedules and Exhibits referred to herein and attached hereto shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. Titles to Articles and headings of Sections are inserted for convenience of reference only and shall not be deemed a part of or to affect the meaning or interpretation of this Agreement. All references to days shall be to calendar days unless Business Days are specified. All references to “dollars” or “$” shall mean Canadian Dollars, unless expressly noted otherwise.

Article II

PURCHASE AND SALE; PURCHASE PRICE

Section 2.1            Purchase and Sale of the Shares. Upon the terms and subject to the conditions of this Agreement, on the Closing Date, the Seller shall sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase and accept from the Seller, the Purchased Stock, free and clear of all Encumbrances (other than transfer restrictions imposed by applicable federal and provincial securities laws).

Section 2.2            Purchase Price.

(a)            The aggregate purchase price (the “Purchase Price”) to be paid by Buyer to Seller shall be equal to:

(i)             CAD $240,000,000 in cash (the “Base Purchase Price”);

(ii)            plus if the Closing Date Working Capital exceeds the Target Working Capital, then an amount equal to the amount by which the Closing Date Working Capital exceeds Target Working Capital;

(iii)            minus if the Target Working Capital exceeds the Closing Date Working Capital, then an amount equal to the amount by which Target Working Capital exceeds Closing Date Working Capital;

(iv)           minus an amount equal to the Closing Date Debt;

(v)            minus an amount equal to the Closing Date Transaction Expenses; and

(vi)           plus an amount equal to the Closing Date Cash;

provided, however, that no amount to the extent actually included in the calculation of any of Closing Date Working Capital, Closing Date Debt, Closing Date Transaction Expenses or Closing Date Cash shall be duplicative of any other amount actually included in such other calculations.

(b)            Not less than five (5) Business Days prior to the Closing Date, the Seller shall deliver to Buyer a written statement (the “Estimated Closing Statement”) setting forth (i) Seller’s good faith estimate of the (A) Working Capital as of the Effective Time (the “Estimated Closing Date Working Capital”), (B) the Cash and Cash Equivalents as of the Effective Time (the “Estimated Closing Date Cash”) (C) the Transaction Expenses (the “Estimated Closing Date Transaction Expenses”), and (D) the Debt (the “Estimated Closing Date Debt”) and (ii) based on such estimates and amounts described in the foregoing clause (i), the calculation of the Closing Payment, all in reasonable detail prepared in accordance with the Accounting Principles. The Estimated Closing Statement (and each component thereof) will be prepared in accordance with the Working Capital Illustration and otherwise on the terms and subject to the conditions of this Agreement and will be subject to the review and comment by Buyer, it being understood that in the event that Buyer disputes any amount reflected in the Estimated Closing Statement or the calculation thereof, it will promptly submit its comments to Seller and Seller will consider in good faith such comments prior to the Closing; provided, that in the event Seller and Buyer are unable resolve such dispute prior to Closing, the amounts set forth in the Estimated Closing Statement by Seller with respect to such disputed item(s) shall be used for purposes of the Closing in the Estimated Closing Statement, subject to the provisions of Section 2.3 and Section 2.4.

(c)            All conversion of Canadian Dollar amounts to United States Dollar (or vice versa) amounts necessary to calculate the Purchase Price, including any component thereof, as well as any other amounts payable to the Seller pursuant to this Agreement shall be converted based on the U.S. Dollar Exchange Rate.

Section 2.3            Purchase Price Adjustments.

(a)            Within ninety (90) days following the Closing Date, Buyer shall deliver to the Seller a certificate setting forth in reasonable detail Buyer’s calculation, in accordance with the Accounting Principles, of the (A) Working Capital as of the Effective Time (the “Preliminary Working Capital Determination”), (B) Cash and Cash Equivalents as of the Effective Time (the “Preliminary Cash Determination”), (C) the Transaction Expenses (the “Preliminary Transaction Expenses Determination”) and (D) the Debt (the “Preliminary Debt Determination” and, together with the Preliminary Working Capital Determination, the Preliminary Cash Determination and the Preliminary Transaction Expenses Determination, the “Preliminary Closing Statement”); provided, however, that, at the reasonable written request of the Seller, until such time as the calculation of the Closing Date Working Capital, Closing Date Cash, Closing Date Transaction Expenses and Closing Date Debt determinations are final and binding on the parties pursuant to this Section 2.3, the Seller and its accountants and other duly authorized Representatives (at the Seller’s expense) shall be permitted to discuss with Buyer and its applicable Representatives the Preliminary Closing Statement and shall be provided copies of, and have access upon reasonable notice at reasonable times during normal business hours of Buyer, to the work papers and supporting records of Buyer and its Representatives used in the preparation of the Preliminary Closing Statement solely for the purposes reasonably necessary or appropriate to verify or recalculate the information set forth in the Preliminary Closing Statement, subject to the execution by such parties of customary confidentiality, non-reliance or other agreements with such Persons (if requested). Notwithstanding anything in this Agreement to the contrary, Buyer may elect in its sole discretion to exclude any Uncollected Accounts Receivable from the calculation of the Preliminary Working Capital Determination and any resulting payments due and payable pursuant to Section 2.4 of this Agreement (if any).

(b)            Following receipt of the Preliminary Closing Statement, if the Seller has any objections to such document as prepared by Buyer, the Seller shall deliver written notice to Buyer of such dispute within forty-five (45) days after the date of such receipt thereof, identifying in reasonable detail the disputed items, the estimated amounts of the disputed items if then reasonably determinable and the Seller’s proposed calculation, in accordance with the Accounting Principles, of the (i) Preliminary Working Capital Determination, (ii) Preliminary Cash Determination, (iii) Preliminary Transaction Expenses Determination, and (iv) Preliminary Debt Determination (the “Dispute Notice”). In the event that the Seller does not deliver a Dispute Notice within such 45-day period, the Preliminary Working Capital Determination, Preliminary Cash Determination, Preliminary Transaction Expenses Determination and Preliminary Debt Determination set forth therein shall be final and binding as the “Closing Date Working Capital,” “Closing Date Cash,” “Closing Date Transaction Expenses,” and “Closing Date Debt,” respectively, for purposes of this Agreement. In the event such Dispute Notice is timely delivered by Seller in accordance with the foregoing, the Seller and Buyer shall negotiate in good faith to resolve such dispute. If Buyer and the Seller, notwithstanding such good faith efforts, fail to resolve such dispute within thirty (30) days after delivery of the Dispute Notice, then Buyer and the Seller shall jointly engage a mutually agreed upon independent accounting firm (the “Arbitrator”) to conduct a special review of any matters identified in the Dispute Notice that remain in dispute following such 30-day period. Buyer and Seller will execute any agreement reasonably required by the Arbitrator for its engagement hereunder. As promptly as practicable following the Arbitrator’s engagement, Buyer and the Seller shall each prepare and submit a written presentation to the Arbitrator with respect to any such disputed matters, and following the delivery of such presentations, Buyer and the Seller may each submit a written response to the other party’s presentation. Buyer and the Seller shall jointly instruct the Arbitrator to complete its special review as promptly as reasonably practicable, with such review to be completed no later than thirty (30) days after the Arbitrator is requested to conduct such special review. Buyer and the Seller shall reasonably cooperate with the Arbitrator during the term of its engagement with respect to the completion of its review. Upon completion of such review, Buyer and Seller shall direct the Arbitrator to deliver written notice to the Seller and Buyer setting forth the Arbitrator’s resolution of such matters submitted to it for review and the resulting calculation of the Preliminary Working Capital Determination, Preliminary Cash Determination, Preliminary Transaction Expenses Determination and/or Preliminary Debt Determination, as applicable, and such calculations shall be deemed finally determined for purposes of this Section 2.3 absent manifest error; provided, however, that each determination by the Arbitrator of a dispute submitted to it with respect to a value claimed by the Seller or Buyer shall not be (A) greater than the greatest value for such item claimed by Buyer or the Seller in the Preliminary Closing Statement or the Dispute Notice, as applicable, or (B) lower than the lowest value for such item claimed by Buyer or the Seller in the Preliminary Closing Statement or the Dispute Notice, as applicable. The Arbitrator’s role in completing such review shall be limited to resolving such objections and determining the correct calculations to be used with respect to only the disputed portions of the Dispute Notice submitted to it for review. In resolving such objections, the Arbitrator shall apply the provisions of this Agreement concerning determination of the amounts set forth in the Preliminary Closing Statement, and the decision of the Arbitrator shall be solely based on (1) the written submissions of the Seller and Buyer (i.e., not by independent review) and (2) whether such item objected to was prepared in accordance with the guidelines set forth in this Agreement concerning determination of the amounts set forth therein and whether the item objected to contains a mathematical or clerical error. The fees and expenses of the Arbitrator hereunder shall be paid by Buyer, on the one hand, and the Seller, on the other hand, based on the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by or on behalf of such party. Notwithstanding anything to the contrary herein, all discussions relating to the Dispute Notice and the Preliminary Closing Statement, and any components thereof, shall be governed by Rule 408 of the Federal Rules of Evidence and any applicable similar state rule, and evidence of such discussions shall not be admissible or used by any party hereto in any future Proceedings among the parties hereto, including any Proceedings before or with the Arbitrator.

(c)            The Preliminary Working Capital Determination, Preliminary Cash Determination, Preliminary Transaction Expenses Determination and Preliminary Debt Determination as agreed to in writing by Buyer and the Seller or as finally determined by the Arbitrator, as the case may be, shall be final and binding as the “Closing Date Working Capital,” “Closing Date Cash,” “Closing Date Transaction Expenses,” and “Closing Date Debt,” respectively, for purposes of this Agreement.

Section 2.4            Purchase Price Adjustment Payments. Promptly (but not later than two (2) Business Days) after the final determination of the Closing Date Working Capital, Closing Date Cash, Closing Date Transaction Expenses and Closing Date Debt pursuant to Section 2.3 (the “Determination Date”), the parties shall take the following actions, as applicable:

(a)            Working Capital Adjustment.

(i)             If the Closing Date Working Capital (as finally determined pursuant to Section 2.3) exceeds the Estimated Closing Date Working Capital, then the Purchase Price shall be increased on a dollar-for-dollar basis by a dollar amount equal to such excess; and

(ii)            If the Estimated Closing Date Working Capital exceeds the Closing Date Working Capital (as finally determined pursuant to Section 2.3), then the Purchase Price shall be reduced on a dollar-for-dollar basis by a dollar amount equal to such excess;

provided, however, for the avoidance of doubt, that if the Closing Date Working Capital (as finally determined pursuant to Section 2.3) is equal to the Estimated Closing Date Working Capital, no adjustment to the Purchase Price shall be made by the parties pursuant to this Section 2.4(a).

(b)            Cash Adjustment.

(i)             If the Closing Date Cash (as finally determined pursuant to Section 2.3) exceeds the Estimated Closing Date Cash, then the Purchase Price shall be increased on a dollar-for-dollar basis by a dollar amount equal to the amount of such excess; and

(ii)            if the Estimated Closing Date Cash exceeds the Closing Date Cash (as finally determined pursuant to Section 2.3), then the Purchase Price shall be decreased on a dollar-for-dollar basis by a dollar amount equal to the amount of such deficit;

provided, however, for the avoidance of doubt, that if the Closing Date Cash (as finally determined pursuant to Section 2.3) is equal to the Estimated Closing Date Cash, no adjustment to the Purchase Price shall be made by the parties pursuant to this Section 2.4(b).

(c)            Transaction Expenses Adjustment.

(i)            If the Closing Date Transaction Expenses (as finally determined pursuant to Section 2.3) exceeds the Estimated Closing Date Transaction Expenses, then the Purchase Price shall be decreased on a dollar-for-dollar basis by a dollar amount equal to the amount of such excess; and

(ii)            if the Estimated Closing Date Transaction Expenses exceeds the Closing Date Transaction Expenses (as finally determined pursuant to Section 2.3), then the Purchase Price shall be increased on a dollar-for-dollar basis by a dollar amount equal to the amount of such deficit;

provided, however, for the avoidance of doubt, that if the Closing Date Transaction Expenses (as finally determined pursuant to Section 2.3) is equal to the Estimated Closing Date Transaction Expenses, no adjustment to the Purchase Price shall be made by the parties pursuant to this Section 2.4(c).

(d)            Debt Adjustment.

(i)              If the Closing Date Debt (as finally determined pursuant to Section 2.3) exceeds the Estimated Closing Date Debt, then the Purchase Price shall be decreased on a dollar-for-dollar basis by a dollar amount equal to the amount of such excess; and

(ii)            if the Estimated Closing Date Debt exceeds the Closing Date Debt (as finally determined pursuant to Section 2.3), then the Purchase Price shall be increased on a dollar-for-dollar basis by a dollar amount equal to the amount of such deficit;

provided, however, for the avoidance of doubt, that if the Closing Date Debt (as finally determined pursuant to Section 2.3) is equal to the Estimated Closing Date Debt, no adjustment to the Purchase Price shall be made by the parties pursuant to this Section 2.4(d).

(e)            Netting and Payment.

(i)             If the aggregate amount by which the Purchase Price is required to be increased pursuant to Sections 2.4(a)(i), 2.4(b)(i), 2.4(c)(ii) and 2.4(d)(ii) is equal to or greater than the aggregate amount by which the Purchase Price is required to be decreased pursuant to Sections 2.4(a)(ii), 2.4(b)(ii), 2.4(c)(i) and 2.4(d)(i), then (A) Buyer shall pay to Seller by wire transfer of immediately available funds a dollar amount equal to the amount of such net excess (if any) and (B) Buyer and the Seller shall execute and deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release the then existing Adjustment Escrow Funds to the Seller; and

(ii)            if the aggregate amount by which the Purchase Price is required to be increased pursuant to Sections 2.4(a)(i), 2.4(b)(i), 2.4(c)(ii) and 2.4(d)(ii) is less than the aggregate amount by which the Purchase Price is required to be decreased pursuant to Sections 2.4(a)(ii), 2.4(b)(ii), 2.4(c)(i) and 2.4(d)(i) (such net deficit, the “Deficit Amount”), then Buyer and Seller shall execute and deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to (A) release to Buyer the Deficit Amount (up to the amount of the then existing Adjustment Escrow Funds) from the Adjustment Escrow Funds and (B) release to the Seller the amount of any Adjustment Escrow Funds remaining, if any, after payment of the Deficit Amount to Buyer, and if the Adjustment Escrow Funds are insufficient to pay the Deficit Amount in full, the Seller shall pay to Buyer by wire transfer of immediately available funds, a dollar amount equal to the amount of the difference between the Deficit Amount and the Adjustment Escrow Funds.

Article III

CLOSING

Section 3.1            Closing Date. The Closing shall take place remotely via the electronic exchange of documents and signature pages on the second (2nd) Business Day following the date on which each of the conditions set forth in Article IX is satisfied or waived by the party entitled to waive such condition (except for any conditions that by their nature can only be satisfied on the Closing Date, but subject to the satisfaction of such conditions or waiver by the party entitled to waive such conditions), or at such other date, time and place as shall be agreed upon by Buyer and the Seller. The date on and time at which the Closing is actually held is referred to herein as the “Closing Date.”

Section 3.2            Payments on the Closing Date. Subject to fulfillment or waiver (where permissible) of the conditions set forth in Article IX, at the Closing:

(a)            Buyer shall pay to Seller the aggregate amount equal to (i) the Base Purchase Price, plus (ii) the amount, if any, by which Estimated Closing Date Working Capital exceeds Target Working Capital, minus (iii) the amount, if any, by which Target Working Capital exceeds Estimated Closing Date Working Capital, minus (iv) Estimated Closing Date Debt, minus (v) the Estimated Closing Date Transaction Expenses, plus (vi) the Estimated Closing Date Cash, minus (vii) the Adjustment Escrow Amount (such aggregate amount, the “Closing Payment”), by wire transfer of immediately available funds in USD to the bank account or accounts specified by the Seller in writing at least two (2) Business Days prior to the Closing Date;

(b)            Buyer shall (on behalf of, and as a loan to, the Company) repay in full the Estimated Closing Date Debt to the extent set forth in the payoff letters delivered by Seller pursuant to Section 3.4(d), by wire transfer of immediately available funds to the bank account or accounts which is specified by the holders of such Debt in writing not less than two (2) Business Days prior to the Closing Date (with payment to be made on the Closing Date);

(c)            Buyer shall deposit with the Escrow Agent the Adjustment Escrow Amount, by wire transfer of immediately available funds pursuant to and in accordance with the Escrow Agreement; and

(d)            Buyer shall (on behalf of, and as a loan to, the Company) pay by wire transfer of immediately available funds to the bank account or accounts which are specified by the Seller in writing at least two (2) Business Days prior to the Closing Date (with payment to be made on the Closing Date), an amount sufficient to pay in full the Estimated Closing Date Transaction Expenses to each Person who is owed a portion thereof.

Section 3.3            Buyer’s Additional Closing Deliveries. Subject to fulfillment or waiver (where permissible) of the conditions set forth in Article IX, at the Closing, Buyer shall deliver to the Seller all of the following:

(a)            certified copies of (i) the Organizational Documents of Buyer and (ii) the resolutions duly adopted by the board of directors of the Buyer authorizing and approving the execution, delivery, and performance of this Agreement and each Ancillary Agreement to which the Buyer is a party and the consummation of the transactions contemplated hereby and thereby, which resolutions shall have been certified as true, correct, and in full force and effect without recession, revocation, or amendment as of the Closing Date; and (iii) the incumbency and signatures of the officers of the Buyer authorized to execute and deliver this Agreement and each Ancillary Agreement to which the Buyer is a party;

(b)            a certificate of status, compliance, good standing or similar certificate with respect to Buyer issued within ten (10) Business Days prior to the Closing Date by appropriate government officials in its jurisdiction of incorporation;

(c)            the certificate contemplated by Section 9.2(c), duly executed by an authorized officer of Buyer;

(d)            a counterpart signature page to the Escrow Agreement, duly executed by Guarantor; and

(e)            a counterpart signature page to the Transition Services Agreement, duly executed by Buyer.

Section 3.4            Seller’s Closing Deliveries. Subject to fulfillment or waiver (where permissible) of the conditions set forth in Article IX, at the Closing (or by such earlier date as specified below), the Seller shall deliver to Buyer all of the following:

(a)            a certificate of compliance of the Company issued within ten (10) Business Days prior to the Closing Date by Industry Canada;

(b)            the written resignations, effective as of the Closing, of those officers and directors of the Company requested in writing by Buyer at least three (3) Business Days prior to Closing, in form and substance reasonably satisfactory to Buyer;

(c)            appropriate instruments of transfer, in form and substance reasonably satisfactory to Buyer, to transfer the Purchased Stock to Buyer;

(d)            no later than three (3) Business Days prior to the Closing Date, a payoff letter from each Person or Persons to whom any Estimated Closing Date Debt is owed and shall be paid at the Closing;

(e)            the certificate contemplated by Section 9.3(c), duly executed by the Seller;

(f)            a counterpart signature page to the Escrow Agreement, duly executed by the Seller;

(g)            a duly completed and executed IRS Form W-9 or an affidavit certifying that the Seller is not a foreign person for purposes of Section 1445 of the Code;

(h)            the minute books, stock ledgers, and registers, and other similar corporate records of the Company;

(i)             at least three (3) Business Days prior to the Closing Date, a written invoice, in form and substance reasonably satisfactory to Buyer, from each payee owed a portion of the Estimated Closing Date Transaction Expenses (other than such Transaction Expenses that are employer taxes or compensatory payments to employees or other service providers of the Company), which invoices will specify the portion of the Transaction Expenses payable to each such payee as of the Closing Date;

(j)             all documents and instruments necessary to effect and evidence the termination and release of all security interests, guaranty obligations, and Encumbrances created or granted under the Credit Agreement and the Canadian Security Documents (as defined in the Credit Agreement) on the Purchased Stock or the assets and properties of the Company;

(k)            a certificate of the secretary of the Seller, dated as of the Closing Date, in form and substance reasonably satisfactory to Buyer, certifying (i) the Seller’s Organizational Documents in effect as of the Closing Date, (ii) the resolutions duly adopted by the board of directors of the Seller authorizing and approving the execution, delivery, and performance of this Agreement and each Ancillary Agreement to which the Seller is a party and the consummation of the transactions contemplated hereby and thereby, which resolutions shall have been certified as true, correct, and in full force and effect without recession, revocation, or amendment as of the Closing Date; and (iii) the incumbency and signatures of the officers of the Seller authorized to execute and deliver this Agreement and each Ancillary Agreement to which the Seller is a party;

(l)            a certificate of the secretary of the Company, dated as of the Closing Date, in form and substance reasonably satisfactory to Buyer, certifying (i) the Company’s Organizational Documents in effect as of the Closing Date, (ii) the resolutions duly adopted by the board of directors of the Company authorizing and approving the execution, delivery, and performance of this Agreement and each Ancillary Agreement to which the Company is a party and the consummation of the transactions contemplated hereby and thereby, which resolutions shall have been certified as true, correct, and in full force and effect without recession, revocation, or amendment as of the Closing Date; and (iii) the incumbency and signatures of the officers of the Company authorized to execute and deliver this Agreement and each Ancillary Agreement to which the Company is a party; and

(m)            a counterpart signature page to the Transition Services Agreement, duly executed by Veritiv Operating.

Section 3.5            Withholding. Buyer and its Affiliates (including, following Closing, the Company) will be entitled to deduct and withhold (or cause to be deducted and withheld) from any amounts payable pursuant to this Agreement (or any other agreements contemplated hereby), such amounts as they are required to deduct and withhold with respect to the making of any such payment under the Code or any Requirements of Law. To the extent Buyer or its Affiliates (including following Closing, the Company) deducts and withholds (or causes to be deducted and withheld) any such amounts payable pursuant to this Agreement, Buyer or its Affiliates (including following Closing, the Company), as the case may be, shall remit (or cause to be remitted) to the appropriate taxing authority all such amounts deducted and withheld. To the extent that amounts are so remitted, such deducted and withheld amounts are to be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Notwithstanding the foregoing, other than with respect to compensation-related payments to current and former employees of the Company, and withholding required as a result of a breach of Section 3.4, Buyer shall provide the Seller written notification of its intent to withhold at least five (5) Business Days prior to such withholding being made and cooperate with the Seller in mitigating the requirement to withhold.

Article IV

REPRESENTATIONS AND WARRANTIES CONCERNING SELLER

As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, Seller represents and warrants to Buyer as follows:

Section 4.1             Authority of Seller. Seller has the requisite power and authority to execute, deliver and perform its obligations under this Agreement and each of the Seller Ancillary Agreements to which it is or will be a party. This Agreement has been duly authorized, executed and delivered by Seller and represents (assuming the valid authorization, execution and delivery of this Agreement by Buyer) the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, and each of the Seller Ancillary Agreements to which Seller is or will be a party has been duly authorized by Seller and, upon execution and delivery by Seller, will represent (assuming the valid authorization, execution and delivery by the other parties thereto) the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, in each case subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors’ rights and subject to general equity principles.

Section 4.2             Title to Purchased Stock. Seller is the sole record and beneficial owner of the Purchased Stock, free and clear of all Encumbrances (except as set forth in Schedule 4.2(b) and for restrictions on transfer imposed by applicable securities laws). The delivery to Buyer of Seller’s Purchased Stock pursuant to this Agreement will transfer and convey good, legal, and marketable title thereto to Buyer, free and clear of all Encumbrances (except for restrictions on transfer imposed by applicable securities laws). Except for this Agreement and as set forth in Schedule 4.2(b), there are no agreements, arrangements, warrants, options, puts, rights or other commitments, plans or understandings of any character assigned or granted by Seller or to which Seller is a party relating to the issuance, sale, purchase, redemption, conversion, exchange, registration, voting or transfer of any of the Purchased Stock.

Section 4.3             No Brokers. Except for the services of Greenhill & Co., LLC, neither Seller nor any Person acting on Seller’s behalf has incurred any Liability to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement or Seller Ancillary Agreement.

Section 4.4             Taxable Canadian Property. None of the Purchased Stock owned by the Seller is taxable Canadian property, as defined in subsection 248(1) of the Tax Act, of the Seller.

Section 4.5             Conflicts. Except as set forth in Schedule 4.5, none of the execution and delivery by Seller of this Agreement or any of the Seller Ancillary Agreements to which Seller is or will be a party, the consummation by Seller of any of the transactions contemplated hereby or thereby, or the compliance by Seller with, or fulfillment by Seller of, the terms, conditions and provisions hereof or thereof will:

(a)            (i) violate, contravene, or conflict with, or result in a breach of any provision of the Organizational Documents of the Seller, (ii) result in a violation or breach of the terms, conditions or provisions of, contravene, conflict with, require any consent of, notice to, or payment to any Person, or constitute a default, an event of default or an event that, after notice or lapse of time or both, would result in the creation of rights of acceleration, termination or cancellation, a loss of rights or the creation or imposition of any (x) Encumbrance upon any of the Purchased Stock or (y) Encumbrance (other than a Permitted Encumbrance) upon any of the assets of the Seller under any material Contract to which Seller is party to or bound by, (iii) result in a violation or breach of, contravene, conflict with, the terms, conditions or provisions of any Order to which the Seller is a party or by which the Seller is bound or (iv) assuming the receipt of all necessary consents and approvals and the filing of all necessary documents as described in Section 4.5(b), result in a violation, contravene, conflict or breach of any Requirements of Law affecting the Seller, other than, in the case of clauses (ii), (iii) and (iv) of the foregoing, any such violations, conflicts, breaches, defaults, rights, contraventions, consents, notices, payments, loss of rights or Encumbrances that, individually or in the aggregate, would not reasonably be expected to prevent or materially delay any of the transactions contemplated hereby; or

(b)            require the approval, consent, authorization or act of, the notice to or the making by the Seller of any declaration, filing or registration with, any Governmental Body, except (i) in connection with or in compliance with the provisions of the Competition Act or any other antitrust or foreign direct investment Requirements of Law and (ii) such approvals, consents, authorizations, declarations, filings or registrations the failure of which to be obtained or made would not reasonably be expected to prevent or materially delay any of the transactions contemplated hereby.

Section 4.6            No Violation or Litigation.

(a)            There are no Proceedings pending or, to the Knowledge of Seller, threatened against Seller or any of its Affiliates which would, individually or in the aggregate, reasonably be expected to materially impair the ability of Seller to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated by this Agreement or any of the Seller Ancillary Agreements.

(b)            There are no Proceedings pending or, to the Knowledge of Seller, threatened that question the legality of the transactions contemplated by this Agreement or any of the Seller Ancillary Agreements.

(c)            Seller is not subject to any outstanding Order that would reasonably be expected to materially impair or materially delay the ability of Seller to consummate fully the transactions contemplated by this Agreement and the Seller Ancillary Agreements.

Section 4.7            No Other Representations. Except for the representations and warranties contained in this Article IV  and Article V (as qualified by the Schedules), neither Seller, nor any other Person acting on behalf of Seller, makes any representation or warranty, express or implied, regarding Seller or the Purchased Stock held by Seller.

Article V

REPRESENTATIONS AND WARRANTIES
CONCERNING THE COMPANY

As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, Seller represents and warrants to Buyer as follows:

Section 5.1            Organization; Capital Structure of the Company; Power and Authority.

(a)            The Company has been duly incorporated and is validly existing under the laws of Canada. The Company is (i) duly qualified or licensed to transact business and is in good standing in its jurisdiction of its incorporation, and (ii) duly qualified or licensed to transact business and is in good standing in each other jurisdiction set forth on Schedule 5.1(a)(ii), which are the only other jurisdictions in which the character of its properties owned or held under lease or the nature of its activities, including the conduct of the Business, makes such qualification necessary, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Material Adverse Effect. The Company has the requisite corporate power and authority to own or lease and operate its assets as and where currently owned, operated and leased and to carry on the Business as now conducted. The Company has made available to Buyer true, complete, and correct copies of the (i) Organizational Documents of the Company, as amended and in effect on the Closing Date, (ii) the minutes of all meetings of and other corporate actions taken by the stockholders, board of directors, and committees of the board of directors, or similar governing bodies of the Company (in each case, if any) during the past twelve (12) months. The Company is not in breach of or default under any provision of its Organizational Documents. Schedule 5.1(a)(ii) sets forth a correct and complete list of the officers and directors of the Company as of the date hereof.

(b)            The Company has the requisite power and authority to execute, deliver and perform its obligations under this Agreement and each of the Seller Ancillary Agreements to which it is or will be a party. This Agreement has been duly authorized, executed and delivered by the Company and is (assuming the valid authorization, execution and delivery of this Agreement by Buyer) the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, and each of the Seller Ancillary Agreements to which the Company is a party has been duly authorized by the Company and, upon execution and delivery by the Company, will represent (assuming the valid authorization, execution and delivery by the other parties thereto) the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, in each case subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors’ rights and subject to general equity principles.

(c)            The authorized capital stock of the Company consists of an unlimited number of common shares. Except for the Purchased Stock, there are no shares of capital stock or other Equity Securities of the Company issued, reserved for issuance or outstanding. All of the Purchased Stock (i) is duly authorized, validly issued, fully paid and nonassessable, (ii) is not subject to, nor has any been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of an applicable Requirements of Law, the Organizational Documents of the Company or any Contract to which the Company is a party or otherwise bound, (iii) has been offered, sold and issued in compliance with applicable Requirements of Law, including federal, provincial and/or state securities laws, and all requirements set forth in any applicable Contracts governing the issuance of such Purchased Stock, and (iv) is owned beneficially and of record by the Seller, free and clear of all Encumbrances (other than restrictions on transfer imposed by applicable securities laws).

(d)            Except for this Agreement and as set forth in Schedule 5.1(d), there are no agreements, arrangements, options, warrants, puts, calls, subscriptions, rights, stock or equity appreciation rights, claims or commitments of any character relating to the issuance, sale, purchase, redemption, conversion, exchange, registration, voting or transfer of any Equity Securities of the Company or outstanding Equity Securities of the Company that are convertible into or exchangeable for Equity Securities of the Company. Except as set forth in Schedule 5.1(d), there are no phantom or synthetic equity rights, or any rights, agreements or arrangements with a value derived from or based on the value of the Company’s outstanding Equity Securities, appreciation in the value thereof, or other similar arrangement. There are no outstanding bonds, debentures, notes, or other indebtedness of the Company, the holders of which have the right to vote (or which are convertible into or exercisable or exchangeable for securities having the right to vote) on any matters on which the equityholders of the Company may vote.

Section 5.2            Subsidiaries and Investments. The Company does not have any Subsidiaries and does not own or have the right to acquire, directly or indirectly, any outstanding capital stock of, or other Equity Securities in, any Person.

Section 5.3            Conflicts. Except as set forth in Schedule 5.3, none of the execution and delivery by Seller or the Company of this Agreement or any of the Seller Ancillary Agreements to which Seller or the Company is a party, the consummation by Seller or the Company of any of the transactions contemplated hereby or thereby, or the compliance by Seller or the Company with, or fulfillment by Seller or the Company of, the terms, conditions and provisions hereof or thereof will:

(a)            (i) violate, contravene, or conflict with, or result in a breach of any provision of the Organizational Documents of the Company, (ii) result in a violation or breach of the terms, conditions or provisions of, contravene, conflict with, require any consent of, notice to, or payment to any Person, or constitute a default, an event of default or an event that, after notice or lapse of time or both, would result in the creation of rights of acceleration, termination or cancellation, a loss of rights or the creation or imposition of any Encumbrance (other than a Permitted Encumbrance) upon any of the Purchased Stock or any of the assets of the Company under any Material Contract, (iii) result in a violation or breach of, contravene, conflict with, the terms, conditions or provisions of any Order to which the Company is a party or by which the Company is bound or (iv) assuming the receipt of all necessary consents and approvals and the filing of all necessary documents as described in Section 5.3(b), result in a violation, contravene, conflict or breach of any Requirements of Law affecting the Company, other than, in the case of clauses (ii), (iii) and (iv), any such violations, conflicts, breaches, defaults, rights, contraventions, consents, notices, payments, loss of rights or Encumbrances that, individually or in the aggregate, would not reasonably be expected to be material to the Company or prevent or materially delay any of the transactions contemplated hereby; or

(b)            require the approval, consent, authorization or act of, the notice to or the making by the Company of any declaration, filing or registration with, any Governmental Body, except  (i) in connection with or in compliance with the provisions of the Competition Act or any other antitrust or foreign direct investment Requirements of Law and (ii) such approvals, consents, authorizations, declarations, filings or registrations the failure of which to be obtained or made would not reasonably be expected to be material to the Company or prevent or materially delay any of the transactions contemplated hereby.

Section 5.4            Undisclosed Liabilities; Debt and Encumbrances.

(a)            Except for Liabilities: (i) reflected on or reserved against in the Interim Financial Statements or disclosed in the Financial Statements for the period ended December 31, 2020 in accordance with GAAP; (ii) disclosed or reflected in Schedule 5.4(a); (iii) incurred in the Ordinary Course of Business since the Balance Sheet Date and which do not relate to or arise from any breach of Contract, breach of warranty, infringement, tort, Proceeding or violation of Requirements of Law by the Company; or (iv) to the extent included in the calculations of Closing Date Working Capital and Closing Date Transaction Expenses, in each case, as finally determined in accordance herewith, the Company does not have any Liabilities required by GAAP to be reflected on a balance sheet prepared in accordance with GAAP.

(b)            Except as set forth on Schedule 5.4(b), the Company has no Debt (excluding any Debt of a type described in clauses (b), (i), (j), (k) or (l) (but, in the case of clause (l), solely with respect to clauses (b), (i), (j) or (k)) of the definition of Debt). Schedule 5.4(b) sets forth a true, complete, and correct list of (A) the holders of all Debt required to be set forth on Schedule 5.4(b) pursuant to the preceding sentence and (B) the estimated amount of all Debt required to be set forth on Schedule 5.4(b) pursuant to the preceding sentence that is owed to each such holder as of the date hereof.

Section 5.5            Financial Statements and Financial Matters.

(a)            Schedule 5.5(a) contains copies of the unaudited balance sheets of the Company as of December 31, 2021 (the “Balance Sheet Date”) and December 31, 2020 and the related unaudited statements of comprehensive income and cash flows for the 12 -month periods ended thereon (collectively, the “Financial Statements”). The Financial Statements present fairly, in all material respects, the financial position of the Company as of their respective dates and for the respective periods covered thereby in conformity with GAAP, subject to normal year-end adjustments and the absence of notes (none of which, individually or in the aggregate, is material to the Company), and in accordance with the books and records of the Company kept in the Ordinary Course of Business. The accounting practices of the Company have been consistently applied for all periods represented by the Financial Statements.

(b)            All accounts receivable of the Company reflected on the Financial Statements represent valid obligations arising from bona fide arm’s length transactions actually made in the Ordinary Course of Business. The reserves for doubtful accounts shown on the Financial Statements have been calculated in accordance with GAAP and are consistent with the ordinary course of the business, and, to the Knowledge of Seller, such reserves are adequate. The Company has not pre-billed any customers outside of the Ordinary Course of Business in any material amount and has not received notice of any, and to the Knowledge of Seller, there is no, contest, claim, or right of set-off, other than returns in the Ordinary Course of Business, relating to the amount or validity of any such account receivable.

(c)            All Inventory of the Company consists of items of a quantity and quality useable and saleable (without discount or price reduction) in the Ordinary Course of Business and are of the type, nature, and quantity that the Company has sold or utilized within the six-month period ending on the Closing Date, except for obsolete, damaged, defective, or slow-moving items that have been written down on the Financial Statements to estimated realizable market value and which items, prior to being written down, did not (and do not now) constitute a material portion of the Inventory either in quantity or value and all such write downs did not adversely affect in any material respect the financial condition or earnings of the Company. With the exception of items of below standard quality which have been written down to their estimated realizable market value, the Inventory is free from material defects in materials and workmanship. Except as set forth in Schedule 5.5(c), the product mix of the Inventory is not materially out of balance in relation to prior periods and is consistent with the Company’s expectations of the demands of its customers. Since the date of the Financial Statements, there has not been a material change in (i) the level of the Inventory other than in the Ordinary Course of Business, or (ii) the method of valuing the Inventory. All Inventory (other than Inventory in transit) is located at a Leased Real Property location, except for any Inventory that is consigned in the Ordinary Course of Business.

Section 5.6            Recent Operations. Except as set forth in Schedule 5.6, from the Balance Sheet Date to the date hereof, there has not been any Material Adverse Effect. Except as set forth in Schedule 5.6, since the Balance Sheet Date, the Company has conducted the Business in all material respects in the Ordinary Course of Business. Without limiting the generality of the foregoing, since the Balance Sheet Date through the date hereof, except as set forth in Schedule 5.6, the Company has not taken any action which, if taken after the date hereof and prior to the Closing, would require the consent of Buyer pursuant to Section 7.3(b).

Section 5.7            Taxes. Except as set forth in Schedule 5.7:

(a)            The Company has paid all Taxes (including installments) which are due and payable within the time required by applicable law, and has paid all assessments and reassessments it has received in respect of Taxes. The Company has provided full and adequate provision in accordance with GAAP in the Financial Statements for all Taxes for periods to which they relate which are not yet due and payable. Since the Balance Sheet Date, no material Liability in respect of Taxes not reflected in such statements or otherwise provided for has been assessed, proposed to be assessed, incurred or accrued, other than in the ordinary course of business. The Company has not received any refund of Taxes, Tax credit, deduction or subsidy under the Tax Act or similar provincial provisions applying to the Company (including any refund in respect of research and development investment tax credits, refunds of Taxes, and subsidies in respect of CEWS and other Contagion Event Measures) to which it was not entitled.

(b)            The Company has prepared and filed or caused to be prepared and filed with the appropriate Governmental Body, within the times and in the manner prescribed by applicable law and taking into account any extensions properly obtained, all Tax Returns which are required to be prepared and filed by or with respect to it. The information contained in all Tax Returns filed by the Company is correct and complete and such Tax Returns reflect accurately all Liability for Taxes of the Company for the periods covered thereby.

(c)            There are no outstanding agreements, arrangements, waivers or objections extending the statutory period or providing for an extension of time with respect to the assessment or reassessment of Taxes or the filing of any Tax Return by, or any payment of Taxes by, the Company.

(d)            There are no claims, actions, suits, audits, proceedings, investigations or other actions pending or threatened against the Company in respect of Taxes and, to the knowledge of the Seller, there is no reason to expect that any such claim, action, suit, audit, proceeding, investigation or other action may be asserted against the Company by a Governmental Body. The Company is not negotiating any final or draft assessment or reassessment in respect of Taxes with any Governmental Body and the Company has not received any indication from any Governmental Body that an assessment or reassessment is proposed or may be proposed in respect of any Taxes for any period ending on or prior to the Closing Date. There are no facts of which the Company or the Seller is aware which would constitute grounds for the assessment or reassessment of Taxes payable by the Company for any period ending on or prior to the Closing Date, except in respect of Taxes accrued in the Financial Statements.

(e)            The Company has withheld and collected all amounts required by applicable law to be withheld or collected by it on account of Taxes and has remitted all such amounts to the appropriate Governmental Body within the time prescribed under any applicable law.

(f)            For the purposes of the Tax Act and any other relevant Tax purposes: (i) the Company has at all times during its existence been resident in the jurisdiction in which it was incorporated, and has never been resident in any other country; (ii) the Company has not ever carried on business or had a permanent establishment in a country other than its country of residence, and (iii) no claim has ever been made by a Governmental Body in respect of Taxes in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to Tax by that jurisdiction.

(g)            The terms and conditions made or imposed in respect of every transaction (or series of transactions) between the Company and any Person that is (x) a non-resident of Canada for purposes of the Tax Act, and (y) not dealing at arm's length with the Company, as the case may be, for purposes of the Tax Act, do not differ from those that would have been made between Persons dealing at arm's length for purposes of the Tax Act, and all documentation or records as required by applicable law has been made or obtained in respect of such transactions (or series of transactions).

(h)            The Company is not party to or bound by any tax sharing agreement, tax indemnity obligation in favor of any Person or similar agreement in favor of any Person with respect to Taxes (including any advance pricing agreement or other similar agreement relating to Taxes with any Governmental Body and excluding any ordinary course commercial agreement, the principal subject matter of which is not Taxes).

(i)            There are no circumstances existing which could result in the application to the Company of sections 15, 17, 78, 80, 80.01, 80.02, 80.03, 80.04 of the Tax Act or any analogous provision of any comparable law of any province or territory of Canada.

(j)            The Company has not acquired property from a Person not dealing at arm's length (for purposes of the Tax Act) with it in circumstances that would result in the Company becoming liable to pay Taxes of such Person under subsection 160(1) of the Tax Act or any analogous provision of any comparable law of any province or territory of Canada.

(k)            The Company is not subject to any joint venture, partnership or other arrangement or contract that is treated as a partnership for income tax purposes in any jurisdiction.

Section 5.8            Governmental Permits. Except as set forth in Schedule 5.8, the Company owns, holds or possesses all permits, licenses, consents, notices, waivers, franchises, permits, privileges, immunities, registrations, clearances, exemptions, approvals and other authorizations from a Governmental Body required for the lawful conduct of the Business as conducted as of the date hereof (collectively, the “Governmental Permits”), except where the failure to hold such permit, license or other authorization would not reasonably be expected to be material to the Company. Each of the Governmental Permits is valid, subsisting and in full force and effect and the Company has not received during the last two (2) years any written or, to the Knowledge of Seller, other notice, from any Governmental Body regarding revocation, suspension, or amendment of, or breach or default under, any Governmental Permit. Schedule 5.8 lists each of the material Governmental Permits.

Section 5.9            Real Property.

(a)            Schedule 5.9(a) sets forth (i) a true, complete and accurate list by property or project name and city of all leasehold interests of the Company in all real property and all of the real property licensed or otherwise occupied by the Company (the “Leased Real Property”) and (ii) a true, complete and accurate list of all leases of the Leased Real Property with the Company as the tenant (together with all amendments, extensions, assignments, and variations thereto and any guarantee thereto, collectively, the “Lease Agreements”). Except as set forth on Schedule 5.9(a), the Company does not own, and during the past five (5) years has not owned, any real property.

(b)            Each Lease Agreement is in full force and effect. The Company is not in or, to the Knowledge of Seller, alleged to be in, breach or default under any Lease Agreement. To the Knowledge of Seller, no other party to any Lease Agreement is in breach or default or alleged to be in breach or default under any Lease Agreement. Except as set forth on Schedule 5.9(b): (i) the Company has not subleased, licensed, or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof; (ii) (A) the current uses of and to the Knowledge of Seller, existing structures located on the Leased Real Property, are in compliance in all material respects with all applicable zoning and other land use or occupancy requirements, and all covenants, conditions, and agreements affecting the Leased Real Property and (B) the Company, to the extent required by any applicable Requirements of Law, is in possession of all certificates of occupancy with respect to the Leased Real Property issued by applicable Governmental Bodies, except where the failure to possess a certificate of occupancy would not be material to the Company; (iii) the improvements and building systems located on the Leased Real Property installed by the Company and, to the Knowledge of Seller, any other Person, are in all material respects in good condition subject to normal wear and are structurally sound in all material respects, and all mechanical and other systems located therein are in an operating condition good for the use to which the same are put by the Company in the current operation of the Business, subject to normal wear, and, no condition exists requiring material repairs, alterations, or corrections, and no maintenance or repairs to the improvements or the mechanical or other systems located therein have been unreasonably deferred and (iv) the Company has all necessary access to and from the Leased Real Property as is reasonably adequate for the current operation thereof. The Company holds, subject to the terms and conditions of the Lease Agreements described on Schedule 5.9(a), good leasehold title to or a valid, legal and enforceable right to use, and actual and exclusive possession of, the Leased Real Property, free and clear of Encumbrances, except Permitted Encumbrances.

(c)            Except as set forth in Schedule 5.9(c), there are no expropriation proceedings pending or to the Knowledge of Seller, threatened against any of the Leased Real Property.

(d)            Neither the Company nor the Seller has received any written notice of violation of any Requirements of Law related to the use, occupancy or condition of the Leased Real Property or to any Lease Agreement.

(e)            No event has occurred and no condition exists that, with or without the passage of time or giving of notice or both, would constitute a material breach of a Lease Agreements by the Company, result in the termination of a Lease Agreement, result in a loss of a material right under a Lease Agreement, result in a material increase of any amounts payable by the Company under a Lease Agreement or result in the creation of an Encumbrance pursuant to a Lease Agreement.

Section 5.10           Assets. Except for assets disposed of in the Ordinary Course of Business, the Company has good, legal, and valid title to each item of tangible personal property reflected on the Financial Statements as owned by, or otherwise purported to be owned by, the Company (the “Assets”), free and clear of all Encumbrances (other than Permitted Encumbrances). Except with respect to any services that will be provided under the Transition Services Agreement and as set forth on Schedule 5.10, the Company owns, or has a valid leasehold interest in or license to use, all material properties and assets necessary for the conduct of the Business in all material respects as presently conducted. There is no Contract granting any Person or recognizing with respect to any Person any ownership or vesting right in, or any right of first refusal, right of first offer, or other preferential right to purchase, any of the material assets or properties of the Company or any portion or interest therein. Except as set forth on Schedule 5.10, neither the Seller nor any employees, officers, managers, directors, or independent contractors of the Company, nor any of their respective Affiliates, owns any material rights in any assets, tangible or intangible, which are used in the operation of the Business. The Assets are in reasonably good condition and repair, except for ordinary wear and tear not caused by neglect, and are usable in the Ordinary Course of Business and have been properly maintained and serviced. Except as set forth on Schedule 5.10, there is no material item of machinery or equipment which is reasonably expected to requirement replacement in the twelve (12)-month period following the Closing Date.

Section 5.11           Intellectual Property; Data Privacy.

(a)            Schedule 5.11(a)(i) contains a list of all items of Owned Intellectual Property (i) that are the subject of any registration or application for registration with any Governmental Body (the “Registered Intellectual Property”) and (ii) that are material unregistered trademarks owned by the Company. Except as disclosed in Schedule 5.11(a)(ii), all registrations for Registered Intellectual Property identified in Schedule 5.11(a)(i) are valid and in force, and all applications to register Registered Intellectual Property so identified are pending and in good standing, all without challenge of any kind.

(b)            Except as disclosed in Schedule 5.11(b) the Company owns the entire right, title and interest in and to the Owned Intellectual Property, free and clear of all Encumbrances (except for Permitted Encumbrances), and has the right to use all Owned Intellectual Property without the payment of any royalties or other amounts to any other Person. The Company owns, or otherwise uses under a valid license, all Business IP. The Company has performed all material obligations that have been required to be performed by it under any license to Intellectual Property included in Business IP and the Company is not in default or breach of any such license to Intellectual Property.

(c)            Except with respect to any services that will be provided under the Transition Services Agreement and as disclosed in Schedule 5.11(c), the Business IP includes all of the Intellectual Property rights used in, held for use in, or necessary (i) to provide, sell and/or license the products and/or services currently provided, sold and/or licensed by the Company, and (ii) to otherwise conduct the Business as presently conducted. The consummation of the transactions contemplated hereby will not alter or impair any such Intellectual Property rights, including any right of the Company to use or sublicense any Intellectual Property rights owned by other Persons. No Owned Intellectual Property was developed, created, or modified with any funding from any Governmental Body or any academic institution. With respect to each item of Registered Intellectual Property, (A) the Company is or will be as of the Closing the record owner of each application and registration, (B) such applications and registrations have been duly maintained, are subsisting, in full force and effect, and have not been cancelled, expired or abandoned and are valid, (C) there are no pending or threatened interferences, re-examinations, oppositions or cancellation proceedings involving such applications or registrations, and (D) such applications and registrations have been prosecuted in accordance with all applicable rules, practices and procedures of the U.S. Patent and Trademark Office or other applicable Governmental Body. All fees, including renewal and maintenance fees, and all filings and fees in respect of each such application and registration that are due prior to the Closing Date (if applicable) have been made or paid or will be made or paid, and all registrations therefor are and shall be as of the Closing Date, subsisting, valid and enforceable.

(d)            The Company has taken commercially reasonable measures, and has reasonable policies and internal procedures (as reasonably necessary and/or as required by applicable Requirements of Law), designed to maintain and protect the confidentiality of all of the trade secrets, proprietary software source code, and all other proprietary and confidential information of the Business, including all data associated with individual persons within the meaning of applicable Information Privacy and Security Laws, including personally identifiable information, personal data of consumers, customers, directors, employees and agents of the Business (collectively, the “Business Confidential Information”). The Seller has adopted commercially reasonable measures designed to protect Business Confidential Information that may be shared with any Person, including ensuring proper authorization and pursuant to written confidentiality agreements, where appropriate. All use, disclosure or appropriation of any trade secret or otherwise confidential or proprietary information not owned by Seller or the Company that had been provided to Seller or the Company in relation to the Business has been used pursuant to the terms of a written agreement between Seller or the Company on the one hand, and the owner of such trade secret or confidential or proprietary information on the other hand, or is otherwise lawful. Neither the Seller nor the Company has received any notice from any Person that there has been an unauthorized use or disclosure of any trade secrets or otherwise confidential or proprietary information provided in relation to the Business.

(e)            No former or current employee, consultant or independent contractor of the Company has asserted any claim or right to any of the Owned Intellectual Property. Each consultant and independent contractor of the Business that has participated in or been involved in the development of any material Owned Intellectual Property has entered into a valid and enforceable written agreement with the Company presently assigning all Intellectual Property rights created, developed, modified or enhanced by such Person to the Company and prohibiting such Person from using or disclosing Business Confidential Information in any manner other than as authorized by the Company.

(f)             Schedule 5.11(i) sets forth a true, correct, and complete list of all material proprietary software used as part of the Business (collectively “Business Software”). None of the Business Software references, incorporates, or links (dynamically or statically) in any manner to any open source software associated with a license that would (i) require the disclosure or distribution of any source code or raw data form, or (ii) require licensing for the purpose of making derivative works or impose any restriction on any rights, in each case in relation to any Business Software.

(g)            The Company is in actual possession of and has exclusive control over, and has valid and enforceable rights to use without restriction (other than as set forth in any applicable licenses to the Company, copies of which have been made available to Buyer), all data, data sets and databases used in, held for use in, or necessary for the conduct of the Business (including as related to legacy products and products that have been or are in the process of being developed) (collectively, “Company Data and Data Sets”), and all Company Data and Data Sets relating to the Business are solely owned by the Company or provided under valid, enforceable, licenses to the Company.

(h)            Except as disclosed in Schedule 5.11(k): (i) no infringement by the Company of any Intellectual Property of any other Person has occurred or resulted in any way from the conduct of the Business; (ii) no written notice of a claim of any infringement of any Intellectual Property of any other Person has been received by the Company in respect of the conduct of the Business; and (iii) to the Knowledge of Seller, no other Person is infringing on any of the Owned Intellectual Property.

(i)             Except as disclosed in Schedule 5.11(l), no Proceedings are pending or to the Knowledge of Seller threatened against the Company that challenge the validity, enforceability or ownership of any Registered Intellectual Property.

(j)            All of the information technology systems and software of the Business (collectively, the “IT Systems”) are owned by, or validly licensed, leased or supplied under a written contract or click or shrink-wrap agreement with the Company, and they comprise all of the IT Systems that are required to carry on the Business immediately after the Closing Date and as it was carried out in the twelve (12) months prior to the Closing Date. None of the Company’s rights with respect to the IT Systems will be lost or subject to termination by virtue of the performance of this Agreement. The Company has maintained commercially reasonable administrative, physical and technical safeguards consistent with normal industry practice that are designed to (i) protect the confidentiality, integrity and accessibility of IT Systems and information contained therein (including Intellectual Property rights, Business Confidential Information, and all other information subject to confidentiality obligations), and specifically, (ii) prevent against loss and unauthorized access, use, modification, disclosure or other use of such information that would not, in each foregoing case, be consistent with the published privacy policy of the Company and each Contract to which it is a party. The IT Systems (A) have not caused the Company to fail to comply with any obligations in its Contracts with customers for the Business products or services in any material respect, (B) none of the Company Data & Datasets (including Business IP, Business Confidential Information, and data owned by customers with which any of the Company has a Contract) that the IT Systems store or process has been corrupted to a material extent, and (C) and none of the Company Data & Datasets (including Business IP, Business Confidential Information, and data owned by customers with which the Company has a Contract) that the IT Systems store or process has been subject to any actual or suspected material data loss or theft, unauthorized access, malware intrusion, or other cybersecurity breach (including ransomware). The Company has been, and is, in compliance in all material respects with all contractual obligations concerning the security and privacy of IT Systems and information contained therein (including in relation to Intellectual Property rights, Business Confidential Information and customer data, and other information subject to confidentiality obligations) in all material respects.

(k)            To the extent the Company collects, processes, uses or stores any Personal Data, the Company has in place publicly published privacy policies regarding the collection, use and disclosure of Personal Data in their possession, custody or control, or otherwise held or processed on its behalf. The Company has complied in all material respects with all Information Privacy and Security Laws, its own privacy policies, and all Contracts to which it is a party in relation to the Business that contain, involve or deal with Personal Data. The Company has not been notified of any Proceeding related to data security or privacy or alleging a violation of any of their privacy policies or, or those used in connection with the Business, or any Information Privacy and Security Laws, nor has any such claim been threatened. The Company has taken commercially reasonable measures designed to protect and maintain the confidentiality of all Personal Data collected by or on behalf of the Company in connection with the Business and to maintain the security of their data storage practices for Personal Data, in each case, in accordance with applicable Information Privacy and Security Laws and consistent with commercially reasonable industry practices applicable to such types of data gathered and maintained in the industry in which the Company conduct the Business. The Company has taken commercially reasonable steps to ensure that all third-party service providers, contractors, or other persons who process, store, or otherwise handle Personal Data for or on behalf of the Company have agreed to materially comply with applicable Information Privacy and Security Laws. In the past three (3) years, there has been no unauthorized access, use, or disclosure of Personal Data in the possession or control of the Company.

Section 5.12           No Violation or Litigation.

(a)            Except as set forth in Schedule 4.5(a), (i) the Company is, and during the last three (3) years has been, in compliance in all material respects with each Requirements of Law and in compliance with each Order that is applicable to any of its properties, assets, operations or the Business, and (ii) during the last three (3) years, the Company has not received any written notice from any Governmental Body of any material claims or charges that are pending against the Company or the Business with respect to any violation of any Requirements of Law.

(b)            Except as set forth in Schedule 5.12(b), (i) there are no, and in the past three (3) years there have not been any, material Proceedings pending or, to the Knowledge of Seller, threatened against the Company, (ii) there are no, and in the past three (3) years there have not been any, Proceedings pending or, to the Knowledge of Seller, threatened that questions the legality of the transactions contemplated by this Agreement or any of the Seller Ancillary Agreements, (iii) the Company is not subject (and the Company has not, within the past three (3) years, been subject) to any adverse inspection, finding of deficiency, finding of non-compliance, sanction, request for corrective or remedial action or other similar compliance or enforcement action by any Governmental Body, in each case, relating to the products and services provided by the Company and, in each case of this clause (iii), except where such compliance or enforcement action is or was not and would not reasonably be expected to be material to the Company and (iv) there are no, and in the past three (3) years there have not been any, Proceedings pending or, to the Knowledge of Seller, threatened involving any director, officer, or executive level employee of the Company (in their respective capacities as such).

Section 5.13           Contracts. Except (i) as set forth in Schedule 5.13, (b) with respect to any Plan or (c) for any purchase orders or invoices entered into in the Ordinary Course of Business, as of the date of this Agreement, the Company is not a party to:

(a)            any Contract for the purchase of services, supplies, raw materials, components or equipment which involves or is reasonably expected to involve the payment of more than $5,000,000 in any twelve-month period;

(b)            any Contract for the sale of any services or products which involves or is reasonably expected to involve the payment of more than $5,000,000 in any twelve-month period;

(c)            any loan agreements, promissory notes, indentures, letters of comfort, letters of credit, bonds or other instruments involving indebtedness for borrowed money or any guaranties of any such indebtedness;

(d)            any mortgage, sale-leaseback agreement, deed of trust, security agreement, purchase money agreement, conditional sales contract or capital lease created or assumed by, or permitted to be created by written instrument made or accepted by, the Company (other than (i) any purchase money agreement, conditional sales contract or capital lease evidencing liens only on tangible personal property under which there exists an aggregate future Liability not in excess of $100,000 per Contract or lease, (ii) protective filings of financing statements under any applicable personal property security legislation, (iii) agreements evidencing Encumbrances created by a landlord of Leased Real Property and (iv) any Permitted Encumbrances);

(e)            any license of, or other Contract granting the Company the right to use, any Intellectual Property received from or granted to third parties which is material to the conduct of the Business as conducted, or involving any restriction on any Intellectual Property that is material to the Business or involving the purchase or sale of any Intellectual Property that was or is material to the Business, but excluding non-exclusive licenses of off-the-shelf software entered into in the Ordinary Course of Business, licenses or rights to use any Owned Intellectual Property granted to customers and distributors of the Company in the Ordinary Course of Business, and contracts licensing or granting a non-exclusive right to use software (including software as a service) that is generally commercially available or that is otherwise subject to “shrink-wrap” or “click-through” license agreements;

(f)            any partnership, joint venture, limited liability company or other similar Contract or arrangement involving a sharing of profits and losses with any other Person;

(g)            any Contract with another Person which limits or restricts or purports to limit or restrict the ability of the Company (i) to enter into or engage in any market or line of business; or (ii) to conduct the Business in any geographic location;

(h)            any Contract with another Person which limits or restricts or purports to limit or restrict the ability of the Company (i) to solicit or accept business from the clients or prospective clients of any Person; or (ii) to solicit for employment or hire any Person, in each case, that is with any of the Company’s top twenty (20) largest customers or vendors of the Company (based on total revenues received from such customers and amounts paid to such vendors) for the 12-month period ended December 31, 2021);

(i)            any Contract that (A) grants exclusivity for the marketing, distribution or sale of any of the products or services of the Company to any Person, or (B) grants “most favored nation” status to any Person, in the case of this clause (B), that is with any of the Company’s top twenty (20) largest customers or vendors of the Company (based on total revenues received from such customers and amounts paid to such vendors) for the 12-month period ended December 31, 2021);

(j)            any Contract for the employment of any individual on a full-time, part-time, consulting or other basis providing for annual base compensation in excess of $200,000, and any severance agreement (other than as set forth in any offer letter entered into with any employee in the Ordinary Course of Business), retention agreement, change of control bonus agreement or similar Contract with any employee or other service provider of the Company;

(k)            any Contract concerning the sale or acquisition (by merger, purchase or sale of assets or Equity Securities or otherwise) of a business or a portion thereof or assets relating thereto that is pending or was consummated within the preceding three (3) years, including any Contract pursuant to which the Company is, or may become, obligated to pay any amount in respect of an “earn-out” or other form of deferred or contingent consideration;

(l)            any Contract that provides for capital expenditures in excess of (A) $100,000 for any single project during the 12-month period following the date of this Agreement or (B) aggregate payments by the Company in excess of $500,000;

(m)          any Contract that requires the Company to purchase its total requirements of any product from, or sell products on a requirements basis to, a third-Person;

(n)           any Contract with a Governmental Body under which the Company is entitled to receive during any 12-month period more than $5,000,000;

(o)           any Contract between the Company, on the one hand, and any of its Affiliates, the Seller, or any of their respective Affiliates, on the other hand;

(p)           any Contract providing for or relating to the settlement or compromise of any Proceeding by or against the Company and that requires any payment by the Company in excess of $25,000 after the date hereof;

(q)           any Collective Agreement;

(r)            any Contract with any Material Customer or Material Vendor;

(s)           any Contract whereby the Company is obligated to pay royalties (excluding any intercompany agreements that will terminate at the Closing, all of which are set forth on Schedule 5.19) or license fees in excess of $1,000,000 in any twelve-month period (other than licenses for off-the-shelf software) to another Person;

(t)            any Contract which provides the counterparty with a power of attorney to bind the Company;

(u)           any Contract that is a Seller Guaranty; and

(v)           any other Contract that is not covered by the other clauses of this Section 5.13 and the absence of which would have a Material Adverse Effect.

Section 5.14         Status of Contracts. Except as set forth in Schedule 5.14, each of the Contracts set forth in Schedule 5.13 (collectively, the “Material Contracts”) is a valid and binding obligation of the Company, is in full force and effect and is enforceable against the Company and, to the Knowledge of Seller, the other parties thereto, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors’ rights and to general principles of equity, and will continue in full force and effect without penalty or other adverse consequence upon consummation of the transactions contemplated hereby, subject to obtaining the consents and approvals, giving the notices, or taking the other actions referred to in Section 5.3(a) (if applicable). The Company is not in or, to the Knowledge of Seller, alleged to be in, material breach or default under any of the Material Contracts and no event has occurred which with notice or lapse of time would constitute such a material breach or default by the Company or, to the Knowledge of the Seller, any third party under any Material Contract. Except as set forth in Schedule 5.14, none of the counterparties to any Material Contract has notified in writing or, to the Knowledge of Seller, provided oral notice to, the Company that it intends to terminate, cancel, or not renew such Material Contract. True, complete, and correct copies of all written Material Contracts, including all amendments thereto, and a written summary of any oral Material Contracts have been made available to Buyer.

Section 5.15          Employee Benefits.

(a)            Each material Plan is listed in Schedule 5.15(a). With respect to each material Plan, Seller has made available to Buyer a true and correct copy of, as applicable, (i) the plan documents and any amendments thereto or, if no plan document exists, a written summary of the material terms of such Plan; (ii) funding and investment management agreements and investment policies; (iii) summary plan descriptions and employee booklets; (iv) the most recent actuarial reports, financial statements, and asset statements; (v) all opinions and memoranda prepared by the Company’s actuary in relation to non-registered plans or benefits; and (vi) all non-routine correspondence with a Governmental Body within the past three years.

(b)            Each Plan, and any associated trust or fund, has been established, registered, communicated, administered, invested, maintained and operated in compliance, in all material respects, with the terms of such Plan and the applicable Requirements of Law, and as of the date hereof, no Proceeding against the Company exists with respect to any Plan (other than routine claims for benefits and appeals of denied routine claims).

(c)            Except as could not (either individually or in the aggregate) reasonably be expected to result in Liability to the Company, (i) all obligations regarding the Plans have been satisfied, (ii) there are no outstanding breaches, defaults or violations by the Company, the Seller or the Affiliates of either, with respect to any Plan, and (iii) no Taxes, penalties or fees are owing or due and payable by the Company, the Seller, or the Affiliates of either under or in respect of any of the Plans. All contributions or premiums required to be collected and remitted or paid by the Company under the terms of each Plan, Multi-Employer Plan, or by Requirements of Law have been collected and remitted or paid in a timely fashion. Contributions or premiums owed by the Company for the period up to the date hereof have been paid or collected and remitted by the Company within the time required by the applicable Requirements of Law or Collective Agreement.

(d)            Subject to the applicable Requirements of Law and the common law, no act or omission of the Company, in any way limits, impairs, modifies or otherwise affects the rights of the Company to unilaterally amend or terminate, in whole or part, any Plan. No commitments to improve or otherwise amend any Plan have been made except as required by the Requirements of Law.

(e)            Except as set forth in Schedule 5.15(e)(i), the Company has not sponsored, contributed to (or had an obligation to contribute to) or has any Liability with respect to, (i) a Plan which contains a “defined benefit provision” (as defined in Section 147.1(1) of the Tax Act), or (ii) a Multi-Employer Plan. With respect to any Multi-Employer Plans: (A) all contributions required to be made by the Company have been made as required by the terms of any Multi-Employer Plan, the terms of any Collective Agreements and Requirements of Law; and (B) the only obligation of the Company in relation to a Multi-Employer Plan is to make contributions in accordance with the applicable Collective Agreement. Except as set forth in Schedule 5.15(e)(ii), neither the Company nor any ERISA Affiliate has sponsored, contributed to (or had an obligation to contribute to) or has any Liability with respect to, (i) a Plan subject to Title IV of ERISA, Section 302 of ERISA, or Section 412 of the Code, (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (iii) a “multiple employer plan” (as defined in Section 413(c) of the Code), or (iv) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).

(f)             Except as set forth in Schedule 5.15(f), no Plan provides, or has any obligation to provide, any current or former employee, director, or officer of the Company (or any beneficiary thereof) with post-employment or retiree health and welfare benefits or supplemental retirement income benefits, except as required by Requirements of Law.

(g)            Except as set forth in Schedule 5.15(h), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby would reasonably be expected to (either alone or in connection with any event) (i) entitle any current or former director, officer, or employee or other service provider of the Company to any payment or benefit, (ii) increase or accelerate the amount of any payment or benefit due to any such person under any Plan, (iii) result in the acceleration of the time of payment, funding, or vesting of any payments or benefits to any such person under any Plan, (iv) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code, or (v) require a gross-up or any similar tax indemnity or payment to any service provider, whether under Section 280G or Section 409A of the Code or otherwise.

Section 5.16          Employment Matters.

(a)            Schedule 5.16(a) sets forth a true, complete, and correct list of the following information with respect to each current employee and independent contractor of the Company (the “Business Personnel”): (i) name or employee identifier (where permitted by Information Privacy and Security Laws); and (ii) whether such individual is classified as an employee or an independent contractor. For each Business Personnel classified as an employee, the following information is also included in Schedule 5.16(a): (iii) title or position held; (iv) date of hire; (v) total length of employment, including any prior service credit that would affect the calculation of years of service for any purpose; (vi) status as full- or part-time; (vii) work location; (viii) current annual compensation (including base salary, commissions, and deferred compensation); and (ix) accrued but unused vacation and other paid-time off entitlements as of the date hereof. Except for those individuals classified as independent contractors, each of the Business Personnel is employed by the Company.

(b)            The Company has not, within the past three (3) years, received any “cease and desist” letter or similar written communication alleging that any current or former employee or independent contractors is or was, and to the Knowledge of the Seller, no Business Personnel is, performing any job duties or engaging in other activities on behalf of the Company that would violate any employment, non-competition, non-solicitation, non-disclosure, or other similar agreement between such individual and any former employer or any Requirements of Law.

(c)            To the Knowledge of the Seller, the Company is, and for the past three (3) years has been, in compliance in all material respects with all Requirements of Law relating to employment and employment practices, including the terms and conditions of employment, termination of employment, hiring practices and procedures, immigration, workplace health and safety, workers’ compensation, human rights and discrimination, retaliation, harassment, applicable leave Requirements of Law, wages and hours (including minimum wage and overtime payments), worker classification, and labor matters.

(d)            The Company has taken commercially reasonable steps to comply in all material respects with all applicable Requirements of Law, including but not limited to all applicable federal, provincial, territorial, and local statutes, regulations, and orders related to employee leave, workplace safety, and employee accommodations, related to, or in response to, COVID-19.

(e)            To the Knowledge of Seller, the Company is in compliance with all terms and conditions of employment. The Company has not, in the last three (3) years and currently is not, engaged in any unfair labor practice. All amounts due or accrued due for all salary, wages, bonuses, commissions or other incentive payments, vacation with pay, overtime, sick days and benefits under the Plans have either been paid or are accurately reflected in the books and records of the Company. Current and complete copies of all template Employment Contracts and any Employment Contracts that materially deviate from the templates have been made available to the Buyer.

(f)            Except as set forth in Schedule 5.16(f), there is no Collective Agreement with any labor organization, union, or employee association (each, a “Union”) in respect of employees of the Company. Current and complete copies of all Collective Agreements have been made available to the Buyer. Except as set forth in Schedule 5.16(f), no Collective Agreement is currently being negotiated or is subject to negotiation or renegotiation by the Company or any other Person in respect of employees of the Company. Except in respect of the Collective Agreements, no union or employee bargaining agent holds bargaining rights with respect to any employees of the Company by way of certification, or succession rights or has applied therefor. There are no current or, to the Knowledge of Seller, threatened or pending attempts to organize or establish any Union with respect to employees of the Company, nor has there been any such attempts within the last three (3) years. There is no labor strike, dispute, work slowdown or stoppage pending or involving or, to the Knowledge of the Seller, threatened against the Company and no such event has occurred within the last three (3) years. The Company is not in violation of any Collective Agreement. Prior to Closing, the Company will comply with all obligations to provide notice of the transactions contemplated hereby to any Union and the Company’s employees in accordance with any Requirements of Law or the terms of a Collective Agreement. To the Knowledge of the Seller, no Person has applied to have the Company declared a common or related employer pursuant to any Requirement of Law.

(g)            Except as disclosed in Schedule 5.16(g), no employee of the Company has any agreement as to length of notice or termination or severance payment required to terminate his or her employment, other than: (A) pursuant to Requirements of Law; (B) as set out in the template Employment Contracts; or (C) such as results from the employment of an employee without an agreement as to notice, termination or severance.

(h)            Except as disclosed in Schedule 5.16(h), there are no termination, severance, change of control, retention or other Contracts with current or former employees providing for cash or other compensation, benefits or acceleration of benefits upon the consummation of, or relating to, the transactions contemplated by this Agreement, including a change of control of the Company.

(i)             There are no charges pending under applicable occupational health and safety legislation (“OHSA”). The Company has complied in all material respects with any orders issued under OHSA and there are no appeals of any orders under OHSA currently outstanding.

(j)             The Company is in compliance with all terms and conditions of work permits and labor market impact assessment opinion confirmations relating to employees of the Company. No audit by any Governmental Body is being conducted, or to the Knowledge of the Seller, pending in respect of any foreign workers of the Company

(k)            All material written employee manuals and policies affecting the Company’s employees have been made available by Seller to Buyer.

(l)             No current officer, director, manager, or other executive of the Company has been the subject of any complaint of harassment (including sexual and psychological harassment), sexual assault, or sexual discrimination during his, her, or their tenure at the Company. To the Knowledge of the Seller, no other officer, director, manager, or other executive of the Company has been the subject of or, or made any allegation of, any workplace harassment, workplace violence, sexual or psychological harassment, sexual assault, sexual discrimination or other misconduct during his or her tenure at the Company.

(m)           There are no pending or anticipated layoffs or terminations of employment in respect of any of the Company’s employees as a result of COVID-19. The Company has promptly and thoroughly investigated all occupational health and safety issues related to COVID-19 relevant to the Business. With respect to each such occupational health and safety issue related to COVID-19, the Company has taken prompt corrective action that is reasonably calculated to prevent the spread of COVID-19 within the workplace. Except as set forth in Schedule 5.16(m), the Company has not applied for any business support measures or government programs (including any supplemental employment plan or wage subsidy program) with any Governmental Body as a result of COVID-19.

Section 5.17          Environmental Matters. Except as set forth in Schedule 5.17:

(a)            the Company is and, during the last three (3) years, has been in compliance in all material respects with all applicable Environmental Laws and the Company owns, holds or possesses all Governmental Permits which are required under Environmental Laws to conduct the Business as conducted as of the date hereof (“Environmental Permits”) and all such Environmental Permits are in full force and effect;

(b)            the Company has not received any written notice from any Governmental Body indicating that it is or may be in violation of any Environmental Law and is not subject to any Order from or consent or settlement agreement with any Governmental Body respecting a violation of or Liability under any Environmental Law where, in each case, the obligations of the Company have not been completed in all respects to the satisfaction of the applicable Governmental Body;

(c)            there is no Proceeding pending, or, to the Knowledge of Seller, threatened against the Company alleging a violation of or Liability under any Environmental Law or demanding payment, contribution, indemnification, remedial action, removal action, financial assurance or any other action or inaction by the Company with respect to any actual or alleged environmental damage, condition or event or injury to persons, property or natural resources arising under Environmental Law;

(d)            the Company has not manufactured, sold, generated, handled, treated, recycled, stored, transported, disposed of, arranged for the disposal of, or Released any Hazardous Material in a manner which could reasonably be expected to result in material liabilities to the Company under Environmental Laws;

(e)            to the Knowledge of Seller, there has been no Release of any Hazardous Materials in, on, under, migrating from or to any real property currently or formerly owned, leased or occupied by the Company that has resulted in contamination in excess of applicable federal, provincial or local limits or in quantities or concentrations that require remediation under any Environmental Law;

(f)            no underground storage tanks are located at the real property now owned or leased by the Company;

(g)            except in leases and commercial contracts entered in the ordinary course of business, the Company has not agreed to assume any actual or potential liability under any Environmental Laws of any other Person;

(h)            Seller has made available to Buyer true, correct and complete copies of all material environmental reports, investigations, audits, and inspections in the possession of the Seller or the Company and prepared during the past three (3) years pertaining or relating to Hazardous Materials in connection with any real property now or previously owned, leased or occupied by the Company;

(i)             the Company has not received any written notice that any real property now or previously owned, operated, used or leased by the Company is listed or is proposed for listing on the National Priorities List pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §9601 et seq., the Comprehensive Environmental Response, Compensation and Liability Information System List, any registry of contaminated land sites or on any similar provincial or foreign list of sites requiring investigation or cleanup, and no Encumbrance (other than Permitted Encumbrances) has been filed against either the personal or real property of the Company under any Environmental Law;

(j)             the Company is not aware of any current or proposed requirements under Environmental Law which would require capital expenditures in the next twelve months which are not shown on the Interim Financial Statements; and

(k)            the Company has not received any written notice asserting that it is or may be liable under Environmental Law as a result of the Release of a Hazardous Material.

Section 5.18          Insurance. Schedule 5.18(i) contains a true and complete list of all insurance policies or other sources of insurance coverage held by or for the benefit of the Company or otherwise providing coverage in respect of Liabilities of the Company (the “Insurance Policies” and each an “Insurance Policy”), other than Liabilities under any Plan, and with respect to each Insurance Policy such list sets forth the type of coverage, insurer, policy number, effective date, expiration date and whether each such Insurance Policy is in the name of Seller or the Company. With respect to each such Insurance Policy: (a) the policy is legal, binding, enforceable, and in full force and effect; (b) the Company nor, to the Knowledge of Seller, any other party to the policy is in breach of or default of, and no event has occurred which, with notice or the lapse of time, or both, would constitute a breach or default by the Company, or, to the Knowledge of Seller, any other party to the policy of or permit any termination or modification of or acceleration under the Insurance Policy in any material respect; and (c) no party to the policy has repudiated any provision thereof. There are no open material claims that have been denied by any of the insurance providers of the Insurance Policies or for which any insurance provider has issued a reservation of rights letter. For the last three (3) years, the Company has not failed to give any notice or present any claim under any Insurance Policies in a due and timely manner and without limiting the generality of the foregoing, to the Knowledge of Seller, there are no unreported claims or potential claims under the automobile liability Insurance Policy. The Company has not received any written notice of cancellation or non-renewal of any such policies or binders nor, has the termination of any such policies or binders been threatened in writing. All premiums or payments due as of the date of this Agreement under such Insurance Policies have been timely paid. True, complete, and correct copies of the Insurance Policies have been made available to Buyer. Except as set forth on Schedule 5.18(ii), none of the limits of liability for any of the Insurance Policies have been exhausted or eroded.

Section 5.19          Related Party Contracts. Except as set forth on Schedule 5.19, no Seller, Affiliate of Seller, officer, director or Affiliate of the Company or any immediate family member of any of the foregoing Persons (a) is a party to or the beneficiary of any Contract with the Company (other than an employment or similar Contract) or (b) has any loan outstanding to or Proceeding against the Company, except for claims in the Ordinary Course of Business for accrued salary, bonus, vacation pay, and benefits under Plans in effect as of the Closing Date (each, a “Related Party Contract”).

Section 5.20          No Brokers. Except for the services of Greenhill & Co., LLC, neither the Company nor any Person acting on its behalf has incurred any Liability to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement or the Seller Ancillary Agreements.

Section 5.21          Illegal Payments; FCPA. Neither the Company nor any stockholder, director, officer, or, to the Knowledge of Seller, agent or other employee or other Person acting on behalf of the Company, has, during the past five (5) years, directly or indirectly, violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any such other applicable anti-bribery Requirements of Laws, including by: (a) the use of any company funds for unlawful contributions, gifts, entertainment or other expenses relating to political activity; (b) making any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from company funds; or (c) making or receiving any unlawful bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment.

Section 5.22          Customers. Schedule 5.22 lists the ten (10) largest customers of the Company (based on total revenues received from such customer) for each of the 12-month periods ended December 31, 2020 and December 31, 2021 (such customers, the “Material Customers”). Except as set forth on Schedule 5.22, during the period from January 1, 2021 through the Closing, the Company has not received any written, or to the Knowledge of Seller, any other, notice from any Material Customer stating that such Material Customer will in the future cease in its entirety its purchase of products or services from the Company or will in the future substantially reduce its purchase of products or services from the Company (other than reductions or fluctuations in the Ordinary Course of Business or as contemplated in existing Contracts). There are no pending or, to the Knowledge of Seller, threatened material disputes with or by any Material Customer.

Section 5.23          Vendors. Schedule 5.23 lists the ten (10) largest vendors of the Company (based on the total amount purchased from such vendor for each of the 12-month periods ended December 31, 2020 and December 31, 2021 (such vendors, the “Material Vendors”). During the period from January 1, 2021 through the Closing, the Company has not received any written, or to the Knowledge of Seller, any other, notice from any Material Vendor stating that such Material Vendor will in the future cease in its entirety its supply of products or services to the Company or will in the future substantially reduce its supply of products or services to the Company (other than reductions or fluctuations in the Ordinary Course of Business or as contemplated in existing Contracts). There are no pending or, to the Knowledge of Seller, threatened material disputes with or by any Material Vendor.

Section 5.24          Bank Accounts. Schedule 5.24 sets forth a true, complete, and correct list of the following information with respect to the Company: all bank accounts and safe deposit boxes of the Company and all persons authorized to sign or otherwise act with respect thereto as of the date hereof.

Section 5.25          Product Warranty; Product Liability. Except as otherwise set forth on Schedule 5.25 (a) there exists no (i) latent defect in the design of any of the products of the Business that would reasonably be expected to be material to the Company, (ii) pending or, to the Knowledge of Seller, threatened Proceeding by or before any Governmental Body relating to any product distributed or sold by the Business, or alleged to have been defective or improperly designed or manufactured or in breach of any express or implied product warranty; (b) there exist no pending or, to the Knowledge of Seller, threatened product liability claims, except to the extent reserved for in accordance with GAAP in the Financial Statements; and (c) in the last three (3) years, there have been no recalls relating to products sold, marketed, delivered, or distributed by the Company, and there are no pending, or, to the Knowledge of Seller, threatened recalls relating to products sold, marketed, delivered, or distributed by the Company.

Section 5.26          No Other Representations. Except for the representations and warranties contained in this Article V and Article IV (as qualified by the Schedules), Seller makes no representation or warranty, express or implied, regarding the Company, the Purchased Stock or the Business.

Article VI

REPRESENTATIONS AND WARRANTIES CONCERNING GUARANTOR AND BUYER

As an inducement to Seller to enter into this Agreement and to consummate the transactions contemplated hereby, Guarantor and Buyer hereby represents and warrants to Seller as follows:

Section 6.1            Organization of Buyer and Guarantor.

(a)            Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of Canada. Buyer has the requisite corporate power and authority to own or lease and operate its assets as and where currently owned, operated and leased and to carry on its businesses in the manner conducted immediately prior to the date of this Agreement.

(b)            Guarantor is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware. Guarantor has the requisite limited liability power and authority to own or lease and operate its assets as and where currently owned, operated and leased and to carry on its businesses in the manner conducted immediately prior to the date of this Agreement.

Section 6.2            Authority of Buyer and Guarantor. Guarantor and Buyer each have the requisite corporate or limited liability company power and authority to execute, deliver and perform its obligations under this Agreement and each of the Buyer Ancillary Agreements (as applicable). The execution, delivery and performance of this Agreement and the Buyer Ancillary Agreements by Buyer and the Guarantor and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by (i) Buyer’s board of directors and do not require any further authorization, consent or other proceeding of Buyer or its stockholder and (ii) Guarantor’s sole member and do not require any further authorization, consent or other proceeding of Guarantor or its sole member. This Agreement has been duly and validly authorized, executed and delivered by Buyer and Guarantor and represents (assuming the valid authorization, execution and delivery of this Agreement by Seller and the Company) the legal, valid and binding agreement of Buyer and Guarantor enforceable against Buyer and Guarantor in accordance with its terms, and each of the Buyer Ancillary Agreements has been duly authorized by Buyer and upon execution and delivery by Buyer will represent (assuming the valid authorization, execution and delivery by the other party or parties thereto) a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, in each case subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors’ rights and to general equity principles.

Section 6.3            Conflicts. Neither the execution and delivery by Buyer or Guarantor of this Agreement or any of the Buyer Ancillary Agreements or the consummation by Buyer or Guarantor of any of the transactions contemplated hereby or thereby, nor compliance by Buyer or Guarantor with, or fulfillment of, the terms, conditions and provisions hereof or thereof will:

(a)            (i) violate, contravene, or conflict with, or result in a breach of any provision of the Organizational Documents of the Buyer or Guarantor (as applicable), (ii) result in a violation or breach of the terms, conditions or provisions of, contravene, conflict with, require any consent of, notice to, or payment to any Person, or constitute a default, an event of default or an event that, after notice or lapse of time or both, would result in the creation of rights of acceleration, termination or cancellation, a loss of rights or the creation or imposition of any Encumbrance (other than a Permitted Encumbrance) upon any of the material assets of the Buyer or Guarantor under any material Contract to which Buyer or Guarantor is a party or by which Buyer or Guarantor is bound, (iii)  result in a violation or breach of, contravene, conflict with, the terms, conditions or provisions of any Order to which the Buyer or Guarantor is a party or by which Buyer or Guarantor is bound or (iv) assuming the receipt of all necessary consents and approvals and the filing of all necessary documents as described in Section 6.3(b), result in a violation, contravene, conflict or breach of any Requirements of Law affecting the Buyer or Guarantor, other than, in the case of clauses (ii), (iii) and (iv) of the foregoing, any such violations, conflicts, breaches, defaults, rights, contraventions, consents, notices, payments, loss of rights or Encumbrances that, individually or in the aggregate, would not reasonably be expected to prevent or materially delay any of the transactions contemplated hereby; or

(b)            require the approval, consent, authorization or act of, the notice to or the making by Buyer or Guarantor of any declaration, filing or registration with, any Governmental Body, except (i) in connection with or in compliance with the provisions of the Competition Act or any other antitrust or foreign direct investment Requirements of Law and (ii) such approvals, consents, authorizations, declarations, filings or registrations the failure of which to be obtained or made would not reasonably be expected to prevent or materially delay any of the transactions contemplated hereby.

Section 6.4            No Violation or Litigation.

(a)            There are no Proceedings pending or, to the Knowledge of Buyer, threatened against Buyer or Guarantor which would, individually or in the aggregate, reasonably be expected to materially impair the ability of Buyer or Guarantor to perform its obligations hereunder or prevent the consummation or any of the transactions contemplated by this Agreement or any of the Buyer Ancillary Agreements;

(b)            There are no Proceedings pending or, to the Knowledge of Buyer, threatened against Buyer or Guarantor that question the legality of the transactions contemplated by this Agreement or any of the Buyer Ancillary Agreements.

(c)            Buyer and Guarantor are not subject to any outstanding Order that would reasonably be expected to materially impair or materially delay the ability of Buyer or Guarantor to consummate the transactions contemplated by this Agreement and the Buyer Ancillary Agreements.

Section 6.5            Financial Capability. Buyer will have sufficient immediately available U.S. funds and the financial ability to make all of the payments contemplated to be made by Buyer under this Agreement and the Buyer Ancillary Agreements at the Closing, and Buyer will have at the Closing the recourses and capabilities (financial and otherwise) to perform its obligations under this Agreement and the Buyer Ancillary Agreements.

Section 6.6            Solvency. Assuming that the representations and warranties of the Seller and the Company set forth in Article IV and Article V (in each case, as qualified by the Schedules), respectively, are true and correct as of Closing, immediately after giving effect to the transactions contemplated by this Agreement and the Buyer Ancillary Agreements, (a) Buyer and its Subsidiaries will be able to pay their debts as they become due and will own property which has a fair saleable value greater than the amounts required to pay their debts, (b) Buyer and its Subsidiaries will have adequate capital to carry on their businesses, and (c) Buyer will be sufficiently capitalized and have sufficient assets for the normal obligations reasonably foreseeable in the conduct of its business. No transfer of property is being made by Buyer and no obligation is being incurred by Buyer in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Company or Buyer.

Section 6.7            Investment Intent.

(a)            Buyer is acquiring the Purchased Stock as an investment for its own account and not with a view to the distribution thereof. Buyer shall not sell, transfer, assign, pledge or hypothecate any of the Purchased Stock in the absence of registration under, or pursuant to an applicable exemption from, federal and applicable state securities laws.

(b)            Buyer acknowledges that it has been furnished with documents, materials and other information in connection with Buyer’s evaluation of the purchase of the Purchased Stock. Buyer further acknowledges that it has had the opportunity to ask questions of, and receive answers from, the officers of the Company and Persons acting on the Company’s and Seller’s behalf concerning the Company. Buyer acknowledges that it has the necessary knowledge and experience in financial and business matters as to be able to evaluate the merits and risk of its participation in the transactions contemplated by this Agreement. Buyer acknowledges that it has conducted to its satisfaction an independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Company and, in making its determination to proceed with the transactions contemplated by this Agreement, Buyer has relied on the results of its investigation and the representations and warranties of the Seller and the Company expressly set forth in Article IV and Article V, as qualified by the Schedules (and acknowledges that such representations and warranties are the only representations and warranties by Seller and the Company with respect to Seller, the Purchased Stock or the Company). Notwithstanding the foregoing to the contrary, nothing herein shall limit claims for Fraud.

Section 6.8            No Brokers. Neither Guarantor, Buyer nor any Person acting on its behalf has incurred any Liability to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement or Buyer Ancillary Agreements.

Section 6.9            No Other Representations. Except for the representations and warranties contained in this Article VI, neither Guarantor, Buyer nor any other Person acting on behalf of Buyer makes any representation or warranty, express or implied, regarding Guarantor or Buyer.

Article VII

ACTIONS PRIOR TO THE CLOSING DATE

The respective parties hereto covenant and agree to take the following actions between the date hereof and the Closing Date:

Section 7.1            Access to Information. Subject to Buyer’s obligations under the Confidentiality Agreement, Seller and the Company will provide Buyer and its officers, employees and Representatives (including independent public accountants and attorneys) reasonable access during normal business hours, upon reasonable advance notice, to the offices, properties and business and financial records and other documents and data of the Company and shall furnish to Buyer or such Persons such additional information concerning the Business as shall be reasonably requested (including information regarding any services provided to the Company by the Seller or any of the Seller’s Affiliates or vice versa); provided, however, that: (a) neither Seller nor the Company shall be required to (i) violate any obligation of confidentiality, Order or Requirements of Law to which Seller or the Company is subject or to waive any privilege which any of them may possess in discharging its obligations pursuant to this Section 7.1 (provided, that Seller and the Company shall use commercially reasonable efforts to provide such access in an alternative manner that does not have any of the foregoing effects) or (ii) jeopardize the health and safety of any employee of the Company in light of any Contagion Event or Contagion Event Measures; and (b) without the prior written consent of the Seller, neither Buyer nor any of its officers, employees, agents or representatives shall communicate with any employees, customers, suppliers or other business relationships of the Company. Buyer hereby acknowledges and agrees that (A) it shall use commercially reasonable efforts to conduct any investigation pursuant to this Section 7.1 in such a manner as not to interfere unreasonably with the operations of the Company or Seller, (B) all requests by Buyer for access or availability pursuant to this Section 7.1 shall be submitted or directed to the Seller and (C) Buyer shall not be permitted to undertake any environmental sampling or other invasive environmental testing without the Seller’s prior written consent, which consent shall be granted in Seller’s sole discretion.

Section 7.2            Consents of Third Parties; Governmental Approvals.

(a)            During the period prior to the Closing Date, each party hereto shall use its reasonable best efforts in attempting to secure any consents, waivers and approvals of any third party (including any Governmental Body) required to be obtained to consummate the transactions contemplated by this Agreement; provided, however, that, notwithstanding anything to the contrary in this Agreement, such action shall not include any requirement of Seller, Buyer, or any of their Affiliates (including the Company on or prior to the Closing Date) to pay money to any third party, commence or participate in any litigation (except to the extent required to so participate to comply with Section 7.2(b) offer or grant any accommodation or undertake any obligation or liability (in each case financial or otherwise) to any third party (including any Governmental Body); provided further, that, prior to the Closing, neither Buyer nor its Affiliates nor any of their respective officers, employees, agents or other Representatives may contact any customer, supplier, independent service provider or lessor of the Company (other than any Governmental Body) solely in connection with any such consent without the Seller’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

(b)            Each party hereto shall use its reasonable best efforts to file not more than ten (10) business days after the date hereof (i) with the Commissioner the notices required pursuant to Section 114 of the Competition Act together with a request for an advance ruling certificate pursuant to Section 102(1) of the Competition Act (with such request to be prepared by Buyer with Seller’s input and Seller shall and shall cause the Company to reasonably cooperate with Buyer in respect thereof); and (ii) with any other Governmental Bodies the notifications and other information required to be filed under any other antitrust or competition-related Requirements of Law with respect to the transactions contemplated hereby, in each case to the extent applicable. Each party warrants that it will use its reasonable best efforts to ensure that all such filings by it will be, as of the date filed, true and accurate in all material respects and in material compliance with the requirements of the Competition Act or such other Requirements of Law. Each party hereto agrees to promptly file any additional information requested by such Governmental Bodies under the Competition Act or such other Requirements of Law, to make available to the other such information as each of them may reasonably request relative to its business, assets and properties as may be required of each of them to file such additional information and to take all other actions necessary to obtain Competition Act Approval or to cause the expiration or termination of the applicable waiting periods under such other Requirements of Law as soon as practicable after the date hereof. Buyer, on the one hand, and Seller, on the other hand, shall each pay or cause to be paid fifty percent (50%) of all filing fees and similar payment required in connection with any filings with, and approvals of, Governmental Bodies with respect to the transactions contemplated by this Agreement.

(c)            To the extent permitted by applicable Requirements of Laws, each party hereto shall (i) permit the other party(ies) to review in advance any proposed communication by such party to any Governmental Body under this Section 7.2 relating to the subject matter of this Agreement, (ii) promptly notify the other party of any communication it or any of its Affiliates receives from any Governmental Body relating to such matters and (iii) provide to the other party copies of all correspondence, filings or communications between it (or its advisors) and any such Governmental Body relating to this Agreement or any of the matters described in this Section 7.2(c), provided that such correspondence does not contain or reveal confidential or competitively sensitive information of Buyer, Seller, the Company or any of their respective Affiliates, in which case such confidential and competitively sensitive information shall be shared with the other party’s legal counsel on an external counsel only basis and should be designated as “external counsel only”. No party hereto shall agree to participate in any meeting with any Governmental Body (including via telephone or conference call) or have any substantive contact with any Governmental Body in respect of any filings, investigation or other inquiry contemplated by this Section 7.2 unless they have engaged in prior consultation with the other party and, to the extent permitted by such Governmental Body, given the other party the opportunity to attend and participate.

(d)            In furtherance and not in limitation of the foregoing, Buyer shall use its reasonable best efforts and take any reasonable steps, in its sole discretion, to avoid or eliminate each and every impediment to the consummation of the transactions contemplated by this Agreement and obtain the Competition Act Approval and any other applicable antitrust or competition-related Requirements of Law that may be required by any foreign or U.S. federal, state or local Governmental Body, so as to enable the parties hereto to close the transactions contemplated hereby as promptly as practicable (but in any event prior to the End Date) and any reasonable steps necessary or advisable to avoid, prevent, eliminate or remove the actual or threatened commencement of any proceeding in any forum by or on behalf of any Governmental Body or the issuance of any Order that would (or to obtain the agreement or consent of any Governmental Body to the transactions contemplated by this Agreement the absence of which would) delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing and anything in this Agreement to the contrary, in no event shall Buyer and/or its Affiliates be required to take any of the following actions: (i) proposing, negotiating, committing to and effecting, by consent decree, hold separate orders or otherwise, the sale, divesture or disposition of any of its or its Affiliates’ assets, properties or businesses or of the assets, properties or businesses to be acquired by it pursuant to this Agreement as are required to be divested, (ii) defending through litigation any claim asserted in court by any party in order to avoid entry of, or to have vacated or terminated, any decree, order or judgment (whether temporary, preliminary or permanent) that would prevent the consummation of the transactions contemplated by this Agreement or (iii) otherwise taking or committing to take other actions in respect of any of its or its Affiliates’ assets, properties or businesses or of the assets, properties or businesses to be acquired by it pursuant to this Agreement. Buyer’s failure to take any of the foregoing actions in its sole discretion shall not be deemed to be unreasonable under this Section 7.2(d).

(e)            To the extent permitted under applicable Requirements of Law, Buyer agrees not to extend any waiting period or review period under the Competition Act or other antitrust or competition-related Requirements of Law or enter into any agreement with any Governmental Body not to consummate the transactions contemplated by this Agreement except with the prior written consent of the Seller. Except as expressly provided in this Agreement, the parties to this Agreement shall also refrain from taking, directly or indirectly, any action that would reasonably be expected to materially delay, impair or frustrate any party’s ability to consummate the transactions contemplated by this Agreement.

Section 7.3            Operations Prior to the Closing Date.

(a)            During the Interim Period, except (v) as set forth in Schedule 7.3(a), (w) as expressly contemplated by this Agreement, (x) for any Contagion Event Measures, (y) with the prior written approval of Buyer (which Buyer agrees shall not be unreasonably withheld, conditioned or delayed) or (z) as required to comply with applicable Requirements of Law, Seller (with respect to the Business and the Company) and the Company shall use commercially reasonable efforts to (i) operate and carry on the Business in the Ordinary Course of Business in compliance with all Requirements of Law, (ii) maintain and preserve intact its business organization, franchise, Governmental Permits, current operations, personnel, customer and vendor relationships and other business relationships of the Company, and goodwill, and (iii) manage the Working Capital of the Company (including the timing of the collection of accounts receivable and the payment of accounts payable) in the Ordinary Course of Business.

(b)            In furtherance of, and without limiting the generality of, Section 7.3(a), except (v) as set forth in Schedule 7.3(b), (w) as expressly contemplated by this Agreement, (x) for any Contagion Event Measures, (y) with the prior written approval of Buyer (which approval, in the case of clauses (i), (ii), (iv), (v), (x), (xi), (xii) and (xiii) below, Buyer agrees shall not be unreasonably withheld, conditioned or delayed) or (z) as required to comply with applicable Requirements of Law, during the Interim Period, neither Seller (with respect to the Business and the Company) nor the Company shall:

(i)            sell, lease or otherwise transfer or dispose of any assets or properties of the Company (other than the sale of Inventory in the Ordinary Course of Business or the disposition of obsolete and fully-depreciated assets not used in the Business during the twelve (12) months preceding the date hereof);

(ii)           terminate or adversely modify or amend in any manner adverse to the Company a Lease Agreement;

(iii)          make any loan to, advance to, investment in or capital contribution to any Person, including any of its stockholders, directors, officers or employees or any Affiliate thereof;

(iv)          increase the rates of wages, salaries, bonuses, or other cash compensation available to any employee of the Company with annual cash or equity-based compensation equal to or greater than $100,000 prior to such increase, other than (A) annual, regularly scheduled increases in base compensation and target annual incentives for 2022 in the Ordinary Course of Business, (B) as required by the terms of any Plan, Collective Agreement, Employment Agreement or Contract in effect as of the date hereof, which has been made available to Buyer, or (C) pursuant to Requirements of Law;

(v)          establish, adopt, amend or terminate any Plan, except renewals of existing Plans in the Ordinary Course of Business or as required to comply with Requirements of Law;

(vi)          acquire by merging or consolidating with, or by purchasing a substantial portion of the capital stock or assets of, directly or indirectly, any business or any corporation, partnership, association or other business organization or division thereof;

(vii)            issue, deliver, pledge, redeem, reclassify, sell or otherwise dispose of any of the Purchased Stock or other Equity Securities of the Company;

(viii)          amend the Organizational Documents of the Company;

(ix)             create or incur any Encumbrance on any Purchased Stock or Equity Securities of the Company or any Encumbrance (other than a Permitted Encumbrance) on any assets or properties of the Company, other than granting any Encumbrance that will be released prior to the Closing;

(x)              cancel, terminate, or adversely modify any insurance policy covering the Company or its assets and properties without obtaining comparable replacement coverage;

(xi)             commence, settle, or compromise any Proceeding by or against the Company, other than any settlement or release that contemplates only the payment of money without ongoing limits or restrictions on the conduct or operation of the Business and results in a customary, irrevocable release of the claims giving rise to such Proceeding (and all related claims) in favor of the Company and its Affiliates;

(xii)            delay or postpone the payment of any accounts payable when due, or accelerate the collection of any accounts receivable when due, in each case, outside the Ordinary Course of Business;

(xiii)            waive, release, or assign any rights or claims in excess of $25,000 under any Material Contract, in each case, other than extensions granted by the Company for the payment of accounts receivable due and owing to the Company in the Ordinary Course of Business;

(xiv)            make any bonus or profit sharing distribution or similar payment of any kind or declare or pay any dividends (other than any dividends that would be paid in full out of available cash of the Company prior to the Closing), except as may be required by the terms of a Plan, Collective Agreement, or Contract in effect as of the date hereof and that was made available to Buyer;

(xv)            remove any auditor or director or terminate any officer or other senior employee of the Company (other than any terminations by the Company for cause);

(xvi)            establish, adopt, negotiate, enter into or commit to enter into, amend or terminate any Collective Agreement or any other similar agreement with any Union, without having first notified, consulted with and obtained the consent of Buyer;

(xvii)          fail to pay within the time prescribed by applicable law the proper amount of any Taxes due, including any installments of Taxes, or fail to file within the time prescribed by applicable Requirements of Law (taking into account any extension properly obtained in accordance with applicable Requirements of Law) any Tax Returns that are required to be filed;

(xviii)         fail to withhold from each payment made by it the amount of all Taxes and other deductions required to be withheld therefrom and to pay the same to the proper Governmental Body within the time prescribed under any applicable Requirements of Law;

(xix)            make, change or revoke any Tax election inconsistent with past practices or adopt or change any method of Tax accounting, settle or compromise any Liability with respect to Taxes, consent to any extension or waiver of the statutory limitation period applicable to any Taxes or Tax Returns, file any amended Tax Return or change any Tax accounting period;

(xx)            declare, set aside or pay any non-cash dividend or make any non-cash distribution with respect to the Equity Securities of the Company or redeem, purchase, or otherwise acquire any Equity Securities;

(xxi)            other than after providing Buyer written notice no less than two (2) Business Days in advance, make any change to the Company’s accounting methods, principles or practices, other than such changes as required by GAAP or Requirements of Law;

(xxii)           sell, transfer, license, sublicense or otherwise dispose of any material Owned Intellectual Property, or amend or modify in any material respect any existing Contract or rights with respect to any material Owned Intellectual Property or other Intellectual Property;

(xxiii)          terminate or materially reduce the relationship with any of the Company’s top twenty (20) largest customers or vendors of the Company (based on total revenues received from such customers and amounts paid to such vendors) for the 12-month period ended December 31, 2021 (other than any such reduction with any such vendor for which the Company has identified and obtained from an alternative vendor or supplier, on terms substantially similar to or better than those offered by such vendor, for like products and goods);

(xxiv)         make or incur (or commit to make or incur) any capital expenditure in excess of the budgeted amount for the current fiscal year, unless such expenditure is paid in full by the Company prior to the Closing; or

(xxv)          enter into any agreement, commitment, or understanding (whether written or unwritten) to do any of the foregoing.

Section 7.4            Transferred Information

(a)            “Transferred Information” means the personal information (namely, information about an identifiable individual other than their business contact information when used or disclosed for the purpose of contacting such individual in that individual’s capacity as an employee or an official of an organization and for no other purpose) to be disclosed or conveyed to one party hereto or any of its representatives or agents (a “Recipient”) by or on behalf of another party hereto (a “Disclosing Party”) as a result of or in conjunction with the transactions contemplated herein, and includes all such personal information disclosed to the Recipient prior to the execution of this Agreement.

(b)            Each Disclosing Party acknowledges and confirms that the disclosure of Transferred Information is necessary for the purposes of determining if the parties hereto shall proceed with the transactions contemplated herein, and that the disclosure of Transferred Information relates solely to the carrying on of the business and the completion of the transactions contemplated herein.

(c)            Each Disclosing Party covenants and agrees to, upon request, use reasonable efforts to advise the Recipient of all documented purposes for which the Transferred Information was initially collected from or in respect of the individual to which such Transferred Information relates and all additional documented purposes where the Disclosing Party has notified the individual of such additional purpose, and where required by Requirements of Law, obtained the consent of such individual to such use or disclosure.

(d)            In addition to its other obligations hereunder, each Recipient covenants and agrees to:

(i)               prior to the Closing, (A) collect, use and disclose the Transferred Information solely for the purpose of reviewing and completing the transactions contemplated herein, including for the purpose of determining to complete such transactions; (B) not disclose Transferred Information to any Person other than Buyer’s advisors who require access for the purposes described in this subsection (i); and (C) protect the Transferred Information using security safeguards that are appropriate to the sensitivity of the information;.

(ii)              after the Closing, collect, use and disclose the Transferred Information only for those purposes for which the Transferred Information was initially collected from or in respect of the individual to which such Transferred Information relates or for the completion of the transactions contemplated herein, unless (A) where required by applicable Requirements of Law, the Disclosing Party or Recipient has first notified such individual of such additional purpose and obtained the consent of such individual to such additional purpose, or (B) such use or disclosure is permitted or authorized by applicable Requirements of Law, without notice to, or consent from, such individual;

(iii)             where required by applicable Requirements of Law, within a reasonable period of time after Closing, promptly notify the individuals to whom the Transferred Information relates that the transactions contemplated herein have taken place and that the Transferred Information has been disclosed to the Recipient;

(iv)             return or securely and irreversibly destroy the Transferred Information, at the option of the Disclosing Party, should the transactions contemplated herein not be completed; and

(v)             notwithstanding any other provision herein, where the disclosure or transfer of Transferred Information to the Recipient requires the consent of, or the provision of notice to, the individual to which such Transferred Information relates, to not require or accept the disclosure or transfer of such Transferred Information until the Disclosing Party has first notified such individual of such disclosure or transfer and the purpose for same, and where required by applicable Requirements of Law, obtained the individual’s consent to same and to only collect, use and disclose such information to the extent necessary to complete the transactions contemplated herein and as authorized or permitted by applicable Requirements of Law.

(e)            Each Recipient shall at all times keep strictly confidential all Transferred Information provided to it, and shall instruct those employees or advisors responsible for processing such Transferred Information to protect the confidentiality of such information in a manner consistent with the Recipient’s obligations hereunder and according to applicable law.

(f)            Each Recipient shall ensure that access to the Transferred Information shall be restricted to those employees or advisors of the respective Recipient who have a bona fide need to access such information in order to complete the transactions contemplated herein and, in the case of Buyer during the Interim Period, shall be limited to the individuals set forth on Schedule 7.4(f). If this Agreement is terminated during the Interim Period, each Recipient shall destroy all copies of Transferred Information in its possession and confirm in writing to the Disclosing Party that all copies of Transferred Information in its possession have been destroyed in accordance with the requirements of this Section 7.4(f).

Section 7.5            Exclusivity. During the Interim Period, the Seller and the Company shall not (and the Seller shall cause the Company not to), and none of them shall permit any of their respective Affiliates or Representatives acting on their behalf to, directly or indirectly, (a) solicit, initiate, seek or encourage any expression of interest, inquiry, offer, or proposal from, (b) initiate or participate in any discussions or negotiations with, (c) furnish or cause to be furnished any information or documentation to, or (d) accept any offer from or enter into any agreement or understanding with, any Person (other than Buyer and its Affiliates and Representatives) relating to any merger, consolidation, recapitalization, reorganization, sale of assets (other than sales of Inventory in the Ordinary Course of Business or the disposition of obsolete and fully-depreciated assets not used in the Business during the twelve (12) months preceding the date hereof), sale of equity interests, or other business combination involving the Business, the Purchased Stock, and/or the Company (each, an “Alternative Transaction”). The Seller and the Company shall (and the Seller shall cause the Company to), and each shall cause their respective Affiliates and Representatives to, (i) immediately cease and cause to be terminated all existing discussions, negotiations, or other activities with any other Person conducted prior to the date hereof with respect to any Alternative Transaction and (ii) promptly request the return or destruction of all confidential information provided to any other Person pursuant to a confidentiality agreement or otherwise in connection with any such discussions, negotiations, or other activities. The Seller shall promptly (and in any event within twenty-four (24) hours of receipt) notify Buyer in writing upon receipt by the Seller or the Company, or any of their respective Affiliates or Representatives, of any inquiry, offer, or proposal regarding an Alternative Transaction, which notice shall include the identity of the Person making such inquiry, offer or proposal.

Section 7.6            Transition Matters Prior to Closing. During the Interim Period, Seller and the Company shall exercise commercially reasonable efforts to prepare the Company and the Business for standalone operation separate and distinct from the Seller’s and its Affiliates’ other operations, including by preparing the Seller’s and its applicable Affiliates’ systems and operations so as to be able to fully provide the services set forth on the schedule to the Transition Services Agreement.

Article VIII

ADDITIONAL AGREEMENTS

Section 8.1            Director and Officer Liability and Indemnification.

(a)            Buyer shall not, and shall cause the Company not to, for a period of six (6) years after the Closing Date, amend the indemnification, advancement of expenses and limitation on liability provisions existing in favor of any current or former officers, directors, managers or employees of the Company as set forth in the Organizational Documents of the Company in effect as of the date hereof in any manner adverse in any material respect to such current or former officers, directors, managers or employees of the Company.

(b)            On or prior to the Closing Date, the Company shall have purchased (and the Seller shall have caused the Company to purchase) an irrevocable “directors and officers” tail insurance policy that provides coverage for six (6) years following the Closing Date on terms identical to the existing coverage and limit maintained under the Company’s directors and officers liability policy in Canada (the “D&O Tail Policy”). The cost of obtaining the D&O Tail Policy and the premiums due thereunder shall be borne fifty percent (50%) by the Seller as a Transaction Expense and fifty percent (50%) by Buyer. Buyer and its Affiliates shall maintain in accordance with its terms and not amend or cancel the D&O Tail Policy during such six (6)-year period.

(c)            Buyer hereby agrees and acknowledges that this Section 8.1 shall be binding on Buyer’s successors and assigns.

Section 8.2            Employee Matters.

(a)            For a period commencing on the Closing Date and ending on the first anniversary of the Closing Date, Buyer shall, and shall cause its Affiliates to, provide each individual who is an employee of the Company immediately prior to the Closing (including, for the avoidance of doubt, those Company employees on disability leave, parental leave or other absence, a “Company Employee”) with substantially the same base salary or hourly wage and annual bonus target, commission opportunities, overtime and premium pay (excluding, for the avoidance of doubt, any stock based compensation opportunities) that are, in the aggregate, no less favorable to such Company Employee than those offered to such Company Employee immediately prior to the date hereof. Notwithstanding anything set forth herein to the contrary, nothing in this Agreement shall create any obligation on the part of Buyer or any of its Affiliates to continue the employment of any Company Employee for any definite period following the date of this Agreement.

(b)            For a period commencing on the Closing Date and ending on the first anniversary of the Closing Date, Buyer shall, and shall cause its Affiliates to, provide employee benefits to each Company Employee under employee benefit plans, programs, policies, agreements, or arrangements offered by Buyer or its Affiliates to employees of Buyer and its Affiliates located in Canada (“Buyer’s Benefit Programs”) that are no less favorable in the aggregate than the employee benefits provided to such Company Employee immediately prior to the date hereof. With respect to any Company Employee whose employment is terminated by Buyer or any of its Affiliates on or prior to the first anniversary of the Closing Date, Buyer or its Affiliates shall provide such Company Employee with severance benefits as required by applicable Law and by the terms of such Company Employee’s employment agreement or offer letter.

(c)            Buyer shall and shall cause its Affiliates to maintain Company Employees’ service credited to the Company Employees by the Company as of the Closing Date for all purposes under the applicable benefit programs of the Company which are being maintained by Buyer. Buyer shall use commercially reasonable efforts to credit Company Employees with any amounts paid under a Plan prior to the Closing Date for purposes of satisfying any applicable deductible, coinsurance, and out-of-pocket requirements for the plan year that includes the Closing Date as if such amounts had been paid under a corresponding Buyer’s Benefit Program.

(d)            Buyer shall and shall cause its Affiliates to honor, recognize, and permit each Company Employee to use all accrued but unused vacation and paid time off earned by such Company Employee as of the date of this Agreement. Buyer shall and shall cause its Affiliates to maintain and honor the bonus programs for Company Employees existing as of the date of this Agreement for a period commencing on the Closing Date and ending on the first anniversary of the Closing Date and to pay to the Company Employees the bonuses they have accrued under such programs at the end of the bonus determination period that includes the date of this Agreement.

(e)            During the Interim Period and effective no later than the Closing, the Seller shall have taken all actions necessary to cause the active participation in any Plan that is maintained by the Company by any Person who is not a current or former employee or service provider of the Company (or an eligible spouse, dependent or beneficiary thereof) to cease. Prior to the Closing, Seller shall pay, or shall cause to be paid, to each of the five employees of the Company that has been granted (each such employee, a “Grantee”) either (a) a Restricted Unit (as defined in the Omnibus Plan), (b) a Performance Share (as defined in the Omnibus Plan) or (c) a Performance Unit (as defined in the Omnibus Plan), in each case, subject to the provisions of the Veritiv Corporation 2014 Omnibus Incentive Plan, as amended (the “Omnibus Plan”), payments in the aggregate amount of CAD $479,285 (the “Pre-Closing Grantee Payments”). The Pre-Closing Grantee Payments are in consideration of the unvested Restricted Unit, Performance Share and Performance Unit awards held by the Grantees, pro-rated for the estimated portion of each such Grantee’s employment for the period concluding as of the Closing.

(f)            Regardless of anything else contained herein, this Section 8.2 shall not be construed to amend any Plans or arrangements or create any rights or obligations except between the parties. No Company Employee, other current or former employee of the Company or any of its Affiliates, beneficiary or dependent thereof, or any other Person not a party to this Agreement, shall be entitled to assert any claim hereunder.

Section 8.3            Tax Matters.

(a)            Transfer Taxes. All transfer, documentary, sales, use, value added, stamp, registration, gross receipts, duty, securities transactions, conveyance fees or recording charges and other similar fees or Taxes or governmental charges (together with any interest or penalty, addition to Tax or additional amount imposed) as levied by any taxing authority or other Governmental Body in connection with the transactions contemplated under this Agreement, will be paid fifty percent (50%) by Seller and fifty percent (50%) by Buyer when due. The party responsible under applicable Requirements of Law for filing any necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges shall be responsible for any such filing and, if required by applicable Requirements of Law, the other party will join in the execution of any such Tax Returns and other documentation. Seller shall reasonably cooperate to timely sign and deliver to Buyer such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce) any such Taxes.

(b)            Tax Returns. Buyer shall be required to file all Tax Returns that are required to be filed by or on behalf of the Company that are due (taking into account any extensions properly obtained in accordance with applicable Requirements of Law) after the Closing Date.

(c)            Assistance and Cooperation. After the Closing Date, each of Seller, on the one hand, and Buyer, on the other hand, shall (and shall cause their respective Affiliates to):

(i)            assist the other party, as may be reasonably requested, in preparing any Tax Returns which such other party is responsible for preparing and filing;

(ii)            cooperate fully in preparing for and defending any audits of, or disputes with any Governmental Body regarding, any Tax Returns of the Company;

(iii)            make available to the other and to any Governmental Body, as reasonably requested, all information, records, and documents relating to Taxes of the Company; and

(iv)            furnish the other with copies of all correspondence received from any Tax authority in connection with any Tax audit or information request.

(d)            Tax Elections.

(i)               Buyer and Seller agree that no portion of the Purchase Price is allocated to a “restrictive covenant” as that term is defined for the purposes of Section 56.4 of the Tax Act and any provincial equivalent. Any “restrictive covenant” under this Agreement or any ancillary document is intended to maintain or preserve the fair market value of the Purchased Stock to Buyer and it is intended by the parties that subsection 56.4(7) of the Tax Act and the corresponding provisions of any provincial legislation apply with respect thereto. To the extent that section 56.4 of the Tax Act and the corresponding provisions of any provincial legislation require the filing of a joint election in order for these subsections to apply, Buyer hereby agrees to execute, in form and substance reasonably satisfactory to Buyer, such joint election submitted and prepared by Seller to be filed with the appropriate Governmental Body.

(ii)              Seller and Buyer agree that Buyer shall not make nor cause or permit to be made any election under Section 338 of the Code or under any applicable similar provision of state or foreign Requirements of Law with respect to the Company.

Section 8.4            Use of Names. Subject to the terms of this Section 8.4, following the Closing, Buyer shall, and shall cause the Company to, cease and discontinue any use of the Retained Marks, refrain from any future application, incorporation, reproduction, registration or display of all Retained Marks, and at Buyer’s sole cost and expense, remove all Retained Marks from any marketing and promotional materials, invoices, business cards, schedules, domain names, displays, signs, stationery, technical guidelines, data sheets, product manuals, packing materials, inventory labels and other supplies and similar materials used in the Business (collectively, “Business Materials”) or otherwise destroy or not use any such Business Materials; provided that Seller hereby grants to Buyer and the Company, and Buyer and the Company accept, a non-exclusive, non-sublicensable, non-transferable, paid-up royalty-free license, for the Applicable License Period, to continue to use any Business Materials that were created prior to the Closing that incorporate the Retained Marks in substantially the same manner as such Business Materials were used in the Business prior to the Closing and to the extent that Buyer and the Company maintain the same (or better) quality of the goods and services associated with the Retained Marks as was maintained prior to the Closing. Seller shall at all times during such Applicable License Period have reasonable control over any change proposed by Buyer to the character and quality of the Business Materials that incorporate any of the Retained Marks. Upon Seller’s reasonable prior written notice to Buyer, Buyer shall permit Seller and/or its authorized agents to inspect the character and quality of the Business Materials and associated goods and services during regular business hours. Seller shall have the right to impose on Buyer, as necessary, certain reasonable specifications or requirements not provided for under this section to maintain the control over the Retained Marks, and to ensure the requisite quality standards are met with respect to the Business Materials and associated goods and services. All goodwill associated with Buyer’s and the Company’s use of the Retained Marks shall inure solely to the benefit of Seller. As promptly as practicable following the Closing Date (and, in any event, not later than ten Business Days following the Closing Date), Buyer shall change the name of the Company to any name other than (or that is not confusingly similar to, uses or incorporates) “Veritiv Canada” or “Veritiv”.

Section 8.5            Guarantees. Seller and its Affiliates and Buyer shall each use its commercially reasonable efforts to cause Seller and its Affiliates to be fully and irrevocably released, as of the Closing Date or as promptly as practicable after the Closing Date, in respect of all liabilities under any the guaranties, indemnity letters, letters of credit, financial assurances, letters of comfort, bid bonds or performance or surety bonds or cash or other collateral obtained or given by Seller or its Affiliates relating to the Company or the Business that are set forth on Schedule 8.5 (the “Seller Guaranties”). If after the date hereof either Buyer, Seller or their respective Affiliates identify any guaranties, indemnity letters, letters of credit, financial assurances, letters of comfort, bid bonds or performance or surety bonds or cash or other collateral obtained or given by Seller or its Affiliates relating to the Company or the Business that are not set forth on Schedule 8.5 (an “Unscheduled Seller Guaranty”), then Buyer and Seller and its Affiliates will use their respective commercially reasonable efforts after the Closing to cause each such Unscheduled Seller Guaranty to be released promptly. If Buyer and Seller and its Affiliates are unable to effect such a substitution and release with respect to any Seller Guaranty, Buyer shall indemnify and hold harmless Seller, its Affiliates and their respective officers, directors, managers and employees against any and all damages, claims, losses and liabilities arising from any such Seller Guaranty. Seller shall and shall cause its Affiliates to reasonably cooperate with Buyer and the Company in connection with Buyer’s obligations under this Section 8.5.

Section 8.6            Uncollected Accounts Receivable. Following the Closing Date, the Company shall, and Buyer shall cause the Company to, use reasonable best efforts to collect all Uncollected Accounts Receivable; provided, that such efforts shall not require Buyer or the Company to initiate any Proceedings to collect any such Uncollected Accounts Receivable. Upon any Uncollected Accounts Receivable becoming one hundred twenty (120) days old (measured from the date of invoice), the Company shall notify Seller whether it has engaged a third-party debt collection service to collect such Uncollected Accounts Receivable (which decision to engage such third-party debt collection service shall be in the sole discretion of the Company during the thirty (30)-day period following any such Uncollected Accounts Receivable becoming one hundred twenty (120) days old (measured from the date of invoice)). Upon any Uncollected Accounts Receivable becoming one hundred fifty (150) days old (measured from the date of invoice), the Company shall, and Buyer shall cause the Company to, engage a third-party debt collection service to collect such Uncollected Accounts Receivable; provided that, Buyer and the Company may request that Seller consent to waiving the foregoing requirement that the Company engage a third-party debt collection service, which consent Seller may grant in its sole discretion. The fees, costs and expenses of any such third-party debt collection service engaged by the Company will be paid fifty percent (50%) by the Company and fifty percent (50%) by Seller, with Seller’s portion of such fees, costs and expenses to be deducted by the Company and set off against the applicable Uncollected Accounts Receivable collected by the Company prior to remittance thereof to Seller in accordance with this Section 8.6. Following the Determination Date, if the Company collects any Uncollected Accounts Receivable during a given calendar month (and such collections are not taken into account in the final determination of the adjustments to the Purchase Price in accordance with Section 2.4), then Buyer shall pay (or cause to be paid) such Uncollected Accounts Receivable (subject to any reduction thereto in accordance with the other provisions of this Section 8.6) to the Seller in accordance with this Section 8.6. Buyer shall aggregate (or cause to be aggregated) all such Uncollected Accounts Receivable (if any) actually collected by the Company during a given calendar month following the Determination Date and shall pay (or cause to be paid) all such Uncollected Accounts Receivable (subject to any reduction thereto in accordance with the other provisions of this Section 8.6) via ACH transfer to the Seller in a single lump sum within thirty (30) days following the end of such calendar month to an account designated in advance by the Seller. Any payment by Buyer (or its successor) under this Section 8.6 shall be treated by the parties hereto as an adjustment to Purchase Price for all purposes (unless otherwise required by applicable Requirements of Law).

Section 8.7            Excluded Inventory. Following the Closing Date, the Company shall, and Buyer shall cause the Company to, use reasonable best efforts to sell the Excluded Inventory. Following the Determination Date, if the Company sells any of the Excluded Inventory during a given calendar month (and such sales are not taken into account in the final determination of the adjustments to the Purchase Price in accordance with Section 2.4), then the Company shall pay to the Seller the cost of such Excluded Inventory reflected in the corresponding purchase order therefor (or such amount as otherwise mutually agreed upon between Buyer and Seller) (an “Excluded Inventory Payment”), in accordance with this Section 8.7. The Company shall aggregate all such Excluded Inventory Payments during a given calendar month following the Determination Date and shall pay all such Excluded Inventory Payments via ACH transfer to the Seller in a single lump sum within thirty (30) days following the end of such calendar month to an account designated in advance by the Seller; provided, however, that with respect to the first such calendar month after the Determination Date, the Company shall pay (or cause to be paid) to the Seller the aggregate amount of all such Excluded Inventory Payments for the period beginning as of the Effective Time and ending as of the last day of such calendar month, but only to the extent such Excluded Inventory Payments are not taken into account in the final determination of the adjustments to the Purchase Price in accordance with Section 2.4 or otherwise included as a credit to the Seller in the Preliminary Closing Statement, as finally determined hereunder. Any payment by Buyer (or its successor) under this Section 8.7 shall be treated by the parties hereto as an adjustment to Purchase Price for all purposes (unless otherwise required by applicable Requirements of Law).

Section 8.8            Release of Claims.

(a)            Release. For good and valuable consideration, effective upon the Closing, the Seller, on behalf of itself and its Affiliates and its and their respective legal representatives, successors and assigns (collectively, the “Releasors”), hereby unconditionally and irrevocably waives, releases and forever discharges Buyer, the Company, their respective Affiliates and Subsidiaries, each of their respective predecessors, successors, and assigns, and each of their respective current and former equity holders, partners, members, directors, managers, officers, employees, agents and other Representatives (collectively, the “Releasees”) of and from any and all claims, demands, charges, complaints, obligations, causes of action, suits, Liabilities, indebtedness, sums of money, covenants, agreements, instruments, Contracts (written or oral, express or implied), controversies, promises, fees, expenses (including attorneys’ fees, costs, and expenses), damages, other losses, and judgments, at law or in equity, in contract or tort, in United States, state, foreign, or other judicial, administrative, arbitration, or other proceedings, of any nature whatsoever, known or unknown, suspected or unsuspected, previously, now or hereafter arising (collectively, the “Claims”), that the Releasors ever had, now have, or hereafter shall or may have for or by reason of, or in any way arising out of or relating to, any cause, matter, act, omission, or thing whatsoever from the beginning of time through and including the Closing Date, including any Claims arising out of or relating to the Seller’s ownership of the Purchased Stock. Except as expressly set forth in Section 8.8(b), the Seller acknowledges and understands that the foregoing is a full and final release of all Claims that could have been asserted in any legal or equitable proceeding against the Releasees. To the maximum extent permitted by Requirements of Law, the Seller expressly waives all rights afforded by any statute that limits the effect of a release with respect to unknown claims in connection with the release expressly granted by this Section 8.8(a).

(b)            Exceptions. Nothing in Section 8.8(a) shall constitute a release of any rights or obligations arising under (i) this Agreement or any of the Ancillary Agreements, (ii) subject to Section 8.1, any rights to indemnification or exculpation provided for in the Organizational Documents of the Company, (iii) claims under the D&O Tail Policy or (iv) any claims by an employee of the Company for wages, bonuses, and benefits earned but unpaid prior to the Closing Date.

(c)            No Commencement of Released Claims. Each Releasor further covenants and agrees, effective upon the Closing Date and to the fullest extent permitted by Requirements of Law, not to commence, join, assist, or aid in any manner whatsoever the making of any claim or the bringing of any Proceeding against the Releasees based upon any of the Claims that are released pursuant to Section 8.8(a).

(d)            No Assignment. The Seller, on behalf of itself and any Person claiming through the Seller, (i) represents and warrants that neither the Seller nor any of such Persons has assigned and (ii) covenants that neither the Seller nor any of such Persons will assign, to any other Person any Claim or potential Claim released by Section 8.8(a).

Section 8.9            Restrictive Covenants. As a condition and material inducement to each of the party’s willingness to enter into this Agreement and to sell and purchase the Purchased Stock hereunder, and to protect the value and goodwill of the Business and the substantial investment made by Buyer, the Restricted Parties and Buyer hereby covenant and agree as follows:

(a)            Restricted Parties Non-Competition.

(i)            For a period of five (5) years immediately following the Closing Date, the Restricted Parties shall not, and the Restricted Parties shall cause their controlled Affiliates not to, directly or indirectly, (A) anywhere within Canada, (1) own, operate, control, manage, or otherwise engage in any business or activity that competes with the Business or (2) invest in, own, manage, finance or guarantee the debts or obligations of any Person engaged in any business or activity that competes with the Business; provided, however, that the Restricted Parties may purchase or otherwise acquire up to (but not more than) three percent (3%) of any class of the securities of any Person (but may not otherwise participate in the activities of such Person) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934, as amended, or (B) subject to the terms of Section 8.9(d), disclose Confidential Information to any Person engaged in any business or activity that competes with the Business anywhere within Canada.

(ii)            Notwithstanding anything herein to the contrary but subject to the proviso at the end of this sentence, the Restricted Parties shall be permitted at all times to (A) continue to sell any products to the Category 1 Person set forth on Schedule 8.9(a)(ii), and (B) continue to sell packaging products to (1) the Category 2 Persons set forth on Schedule 8.9(a)(ii) and (2) any current or future customer of a Restricted Party based in the United States of America that requests on its own, without any solicitation, bid, pitch, proposal, inducement or similar action by a Restricted Party or any of its controlled Affiliates, that a Restricted Party supply packaging products to such U.S. Customer at such U.S. Customer’s locations in Canada (such current or future customer, a “U.S. Customer”); provided, that, with respect to sales of such products at any time during the five (5) years immediately following the Closing Date, prior to the Restricted Party accepting or fulfilling any request for any sale of such products, Seller shall notify the Company in writing of the storage, handling and delivery terms applicable to such products (a “Bid Request”) and the customer for whom such storage, handling and delivery services are being requested (the “3PL Services”) and Buyer shall be permitted to submit a proposal to Seller within three (3) Business Days after receipt of the Bid Request to provide such 3PL Services (a “Bid Response”). If Buyer’s terms for providing the 3PL Services in the applicable Bid Response are, in the aggregate, equal to or better than those offered on an arm’s-length basis by other available third-party providers, the applicable Restricted Party shall obtain the 3PL Services from Buyer for such customer.

(iii)            Notwithstanding anything to the contrary herein, it will not be a violation of Section 8.9(a) hereof for any Restricted Party or their respective controlled Affiliates to acquire and operate any previously non-Affiliated business (regardless of the legal form of the acquisition, including the purchase of assets, equity or a merger) that is engaged in part in any business or activity that competes with the Business in Canada (an “Acquired Business”); provided, however, that at the time of the acquisition of such Acquired Business, less than 25% of the aggregate gross revenues of the Acquired Business is generated (directly or indirectly) from engaging in businesses and activities that compete with the Business in Canada, and provided, further, that following the closing of such Acquired Business, notwithstanding anything to the contrary herein, such Acquired Business shall be permitted to continue conducting its businesses and activities that compete with the Business in Canada to the extent so conducted as of the closing of such Acquired Business transaction (but not any extensions thereof). Not later than five (5) Business Days following the closing of an acquisition of an Acquired Business, Seller shall deliver a written notice to Buyer informing Buyer of such acquisition, including a reasonable description of such Acquired Business.

(iv)            Notwithstanding anything to the contrary herein, no Restricted Party will be subject to any restrictions set forth in this Agreement with respect to rigid packaging products. Further, no Restricted Party shall take any action that is intended to circumvent any provision of this Section 8.9(a).

(b)            Restricted Parties Non-Solicitation and Non-Hire.

(i)            For a period of five (5) years immediately following the Closing Date, the Restricted Parties shall not, and the Restricted Parties shall cause their respective controlled Affiliates not to, directly or indirectly:

(A)            cause or induce, or attempt to cause or induce, any customer, supplier, vendor, licensee, licensor or other similar business relation of the Company or the Business (or any Person who was a customer, supplier, vendor, licensee, licensor or other similar business relation of the Company or the Business at any time during the six (6) month period ending immediately prior to the Closing Date) to cease doing business with the Company or to deal with any competitor of the Company or the Business, or otherwise interfere with the Company’s relationship with any such Person; or

(B)             solicit, induce, hire, retain, or attempt to solicit, induce, hire or retain any employee or independent contractor of the Company (or any Person who was an employee or independent contractor of the Company at any time during the six (6) month period ending immediately prior to the Closing Date). Notwithstanding anything herein to the contrary, nothing in this Section 8.9(b)(i)(B) shall prohibit either Restricted Party or their respective controlled Affiliates from placing public advertisements or engaging in any other form of general solicitations not directed at such Persons (including the use of an independent employment agency or search firm whose efforts are not specifically directed at employees or independent contractors of the Company) or from soliciting the services of or hiring any such Person whose employment with or engagement by the Company has been terminated by the Company or who has otherwise ceased to be employed or engaged by the Company, in each case, for a period of at least nine (9) months prior to the first contact by either Restricted Party or any of their respective controlled Affiliates (directly or indirectly) with such Person.

(c)            Buyer Non-Solicitation.

(i)            For a period of five (5) years immediately following the Closing Date, Buyer shall not, and Buyer shall cause its controlled Affiliates not to, directly or indirectly, cause or induce, or attempt to cause or induce, any customer set forth on Schedule 8.9(a)(ii) or any U.S. Customer, in each case, for which the Buyer is providing 3PL Services as described in Section 8.9(a)(ii) above, to cease doing business with any Restricted Party or its Affiliates solely with respect to the sale and distribution of packaging products in Canada or to deal with any competitor of such Restricted Party or its Affiliates (including the Company) solely with respect to the sale and distribution of packaging products in Canada, or otherwise interfere with such Restricted Party or their respective Affiliates’ relationship with any such Person, solely with respect to the sale and distribution of packaging products in Canada.

(ii)            Notwithstanding anything herein to the contrary, the provisions set forth in Section 8.9(c)(i) shall not apply to any customer set forth on Schedule 8.9(a)(ii) or any U.S. Customer (A) for whom the Restricted Party has ceased using, Buyer to provide 3PL Services or (b) with respect to which the Restricted Parties are in breach of their obligations pursuant to Section 8.9(a)(ii). Notwithstanding anything herein to the contrary, it will not be a violation of Section 8.9(c)(i) hereof for Buyer, the Company or their respective controlled Affiliates to acquire and operate any non-Affiliated entity or business (regardless of the legal form of the acquisition, including the purchase of assets, equity or a merger) that sells or distributes (in whole or in part) packaging products in Canada to any customer (or any Affiliate of any such customer) set forth on Schedule 8.9(a)(ii) or any U.S. Customer at the time of the acquisition of such non-Affiliated entity or business, provided, further, that following the closing of such acquisition of such non-Affiliated entity or business, notwithstanding anything to the contrary herein, such non-Affiliated entity or business shall be permitted to continue selling and distributing packaging products in Canada to any customer (or any Affiliate of any such customer) set forth on Schedule 8.9(a)(ii) or any U.S. Customer to the extent so conducted as of the closing of such non-Affiliated business transaction (but not any extensions thereof). Notwithstanding anything herein to the contrary, it will not be a violation of Section 8.9(c)(i) hereof (in and of itself) for Buyer or the Company to comply with the provisions of this Section 8.10.

(iii)            For the avoidance of doubt, this Section 8.9(c) does not apply in any manner to Bain Capital Private Equity, LP or any of its portfolio companies (other than Imperial Dade Intermediate Holdings LLC and its Subsidiaries), provided, that neither Imperial Dade Intermediate Holdings LLC nor any of its Subsidiaries shall have provided Bain Capital Private Equity, LP or any of its portfolio companies (other than Imperial Dade Intermediate Holdings LLC and its Subsidiaries) with any information with the intention to circumvent any provision of this Section 8.9(c).

(iv)            Further, Imperial Dade Intermediate Holdings LLC and its Subsidiaries (including Buyer) shall not take any action that is intended to circumvent any provision of this Section 8.9(c). Buyer shall be responsible for any breach of this Section 8.9 by Imperial Dade Intermediate Holdings LLC and its Subsidiaries.

(d)            Confidentiality. For a period of five (5) years immediately following the Closing Date, the Seller shall, and shall cause its Affiliates and, as applicable, their respective Representatives to, keep confidential and not disclose or use any Confidential Information, other than to disclose Confidential Information to Buyer or to Seller’s or its Affiliates’ Representatives on a need to know basis, provided that such Representatives is bound by a customary and reasonable duty of confidentiality with respect to such Confidential Information. Notwithstanding the foregoing, if the Seller or any of its Affiliates or, as applicable, any of their respective Representatives (collectively, the “Seller Disclosing Party”) is requested or required by applicable Requirements of Law to disclose any Confidential Information, the Seller will (and if the Seller is not the Seller Disclosing Party, the Seller shall direct the Seller Disclosing Party to), if reasonably practicable, provide Buyer with notice of such request or requirement as promptly as practicable (unless prohibited by applicable Requirements of Law) so that Buyer may seek a protective order or other appropriate remedy and/or waive compliance with the foregoing provisions of this Section 8.9(d). The Seller will (and if the Seller is not the Seller Disclosing Party, the Seller shall direct the Seller Disclosing Party to) cooperate reasonably with Buyer in connection with Buyer’s efforts to seek such an order or remedy, at Buyer’s sole cost and expense. If Buyer does not obtain such an order or other remedy, or waives compliance with the provisions of this Section 8.9(d), the Seller will (and if the Seller is not the Seller Disclosing Party, the Seller shall direct the Seller Disclosing Party to) furnish only that portion of the applicable Confidential Information that is legally required or requested, and will exercise reasonable efforts to obtain (at Buyer’s expense) assurance that confidential treatment will be accorded such disclosed information. Without limiting any of the obligations set forth in this Agreement, Buyer acknowledges that certain Representatives of Seller and its Affiliates may retain certain information in their unaided memories from access to Confidential Information. The portion(s) of such information, which are retained in such person’s unaided memory without reference to any Confidential Information in written, electronic or other fixed form, shall be known as “Residual Information.” Subject to any copyrights, trademarks, patent rights or trade secret rights of the Company and the Business, utilization and disclosure of such Residual Information by any person in good faith and in a manner that is not intended to circumvent any obligations hereunder (and that would not be a breach of this Section 8.9(d) if such person were a direct party hereto) will not in itself constitute a breach of this Section 8.9(d).

(e)            Equitable Remedies. The parties hereto acknowledges and agrees that (i) the parties hereto and their respective Affiliates may suffer irreparable and ongoing damages (including a significant loss of the value and goodwill of the Purchased Stock and of the Business purchased by Buyer pursuant to this Agreement) in the event that any provision of this Section 8.9 were not performed in accordance with its terms or otherwise were breached; and (ii) monetary damages, even if available, alone may not be an adequate remedy for any such non-performance or breach. Accordingly, the parties hereto agrees that in the event of any breach or threatened breach of any provision of this Section 8.9, such other parties may be entitled, in addition to all other rights and remedies that it may have existing in its favor at law, in equity, or otherwise, to seek injunctive or other equitable relief (including a temporary restraining order, a preliminary injunction, and a final injunction) to prevent any such breach or threatened breach and to seek to enforce such provisions specifically, without the necessity of posting a bond or other security or of proving actual damages. The prevailing party in any action commenced under this Section 8.9(e) (whether through a monetary judgment, injunctive relief, or otherwise) also shall be entitled to recover reasonable attorneys’ fees and court costs incurred in connection with such action.

(f)            General Acknowledgements. The parties hereto acknowledges and agrees that (i) the covenants set forth in this Section 8.9 constitute a material inducement to each party’s willingness to enter into this Agreement and consummate the transactions contemplated hereby and are an integral part of the transactions contemplated herby; (ii) but for these covenants, the parties would not have entered into this Agreement or agreed to sell or acquire the Purchased Stock; (iii) each of the covenants set forth in this Section 8.9 is reasonable with respect to its scope, geographic area, and duration and is necessary to protect each party’s legitimate business interests (including the value and goodwill of the Business and the Purchased Stock purchased by Buyer pursuant to this Agreement), and (iv) the Business, and the business engaged in by the parties and their respective Affiliates, both have a Canadian geographic scope.

(g)            Severability; Reformation; Tolling. Each of the covenants contained in this Section 8.9 is a severable and independent covenant. The invalidity or unenforceability of any covenant as written in any jurisdiction shall not invalidate or render unenforceable the remaining covenants set forth in this Section 8.9, or such covenant in any other jurisdiction. The existence of any claim or cause of action against one party hereto by any other party hereto, whether predicated on the breach of this Agreement or otherwise, shall not constitute a defense to the enforcement of the covenants set forth in this Section 8.9. If, at the time of enforcement of any provision of this Section 8.9, a final determination is made by a court, arbitrator, or other tribunal of competent jurisdiction that any such provision is unreasonable or otherwise unenforceable under applicable Requirements of Law, the parties hereto hereby authorize and instruct such court, arbitrator, or other tribunal to revise and reform the scope, geographic area, and/or duration of the provisions of this Section 8.9 and such provisions shall be deemed to have been reformed so as to produce the maximum legally enforceable restrictions (not greater than those contained herein) permitted by applicable Requirements of Law. If such court, arbitrator, or other tribunal refuses to do so, the parties hereto agree that the provisions of this Section 8.9 shall not be rendered null and void, but rather shall be deemed to have been reformed to provide for such maximum legally enforceable restrictions. If any party violates any provision or covenant of this Section 8.9, then the duration of the restrictions in this Section 8.9 applicable to such party will be extended for a period of time equal to that period beginning when such violation commenced and ending when the activities constituting such violation terminated, and, in the event a party seeks relief for such violation before any court, arbitrator, or other tribunal, then the duration of restrictions in this Section 8.9 will be extended for a period of time equal to the pendency of any such proceeding, including all appeals therefrom.

Section 8.10         Retained Customer Inventory. Following the Closing Date, the Company shall, and Buyer shall cause the Company to, provide 3PL Services on behalf of Seller with respect to any Inventory that is owned by the Company and that is dedicated to or primarily used by any customer set forth on Schedule 8.9(a)(ii) (the “Retained Customer Inventory”).  For illustrative purposes, as of the date hereof, the Retained Customer Inventory is set forth on Schedule 8.10. If the Seller sells any of the Retained Customer Inventory during a given calendar month, then the Seller shall pay to the Company the cost of such Retained Customer Inventory reflected in the corresponding purchase order therefor (or such amount as otherwise mutually agreed upon between Buyer and Seller) (a “Retained Customer Inventory Payment”), in accordance with this Section 8.10.  The Seller shall aggregate all such Retained Inventory Payments during a given calendar month following the Closing Date and shall pay all such Retained Customer Inventory Payments via ACH transfer to the Company in a single lump sum within thirty (30) days following the end of such calendar month to an account designated in advance by the Company.

Section 8.11         Retained Customer Accounts Receivable. Notwithstanding anything herein to the contrary, prior to the Closing, the Company shall be permitted to transfer to Veritiv Operating all billed or unbilled accounts receivable of any customer set forth on Schedule 8.9(a)(ii).

Section 8.12         Further Assurances. At any time and from time to time following the Closing, at the request of any party hereto and without further consideration, each party hereto shall execute and deliver, or cause to be executed and delivered, such further documents and instruments and shall take, or cause to be taken, such further actions as any other party hereto may reasonably request or as otherwise may be necessary or desirable to evidence and make effective the transactions contemplated hereby.

Article IX

CONDITIONS PRECEDENT

Section 9.1           Conditions Precedent to Obligations of Each Party. The obligation of Buyer and Seller to consummate the transactions contemplated hereby is subject to the satisfaction (or waiver by Buyer and Seller, to the extent permissible under applicable Requirements of Law) on or before the Closing Date of the following conditions:

(a)           Regulatory Approvals. The Competition Act Approval shall have been received.

(b)           No Order. No court or other Governmental Body having jurisdiction over Buyer, the Seller or the Company shall have issued any Order or Requirements of Law which is then in effect and has the effect of restraining or prohibiting the consummation of the transactions contemplated hereby or making such transactions illegal.

(c)           No Proceedings. No Proceeding shall be pending or threatened which would prevent or inhibit the consummation of the transactions contemplated hereby, provided that, for purposes of this Section 9.1(c), the reference to “investigation” in the definition of Proceeding shall be deemed to include only investigations of which Buyer or Seller, as applicable, has received notice or otherwise has Knowledge.

Section 9.2           Conditions Precedent to Seller’s Obligations. The obligation of Seller to consummate the transactions contemplated hereby is subject to the satisfaction (or waiver by the Seller, to the extent permissible under applicable Requirements of Law) on or before the Closing Date of the following conditions:

(a)           Representations and Warranties. (i) The representations and warranties of Buyer contained in Article VI of this Agreement and in any certificate required to be delivered by Buyer hereunder (other than the representations and warranties of Buyer contained in Section 6.1, Section 6.2, clause (i) of Section 6.3(a) and Section 6.8), when read without any exception or qualification for materiality or material adverse effect (other than, for the avoidance of doubt, any dollars thresholds or qualification), shall be true and correct in all respects on the Closing Date as though made on the Closing Date (except for those representations and warranties made as of a particular date, which shall be true and correct as of such date), except where the failure to be so true and correct, individually or in the aggregate, would not have and would not reasonably be expected to have, a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby, (ii) the representations and warranties of Buyer contained in Section 6.1, Section 6.2, clause (i) of Section 6.3(a) and Section 6.8 that contain exceptions or qualifications for materiality or material adverse effect shall be true and correct in all respects on the Closing Date as though made on the Closing Date (except for those representations and warranties that contain exceptions or qualifications for materiality or material adverse effect made as of a particular date, which shall be true and correct in all respects as of such date), (iii) the representations and warranties of Buyer contained in Section 6.1, Section 6.2, clause (i) of Section 6.3(a) and Section 6.8 that do not contain exceptions or qualifications for materiality or material adverse effect shall be true and correct in all material respects on the Closing Date as though made on the Closing Date (except for those representations and warranties that do not contain exceptions or qualifications for materiality or material adverse effect made as of a particular date, which shall be true and correct in all material respects as of such date).

(b)           Performance. The covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing shall have been duly performed or complied with in all material respects.

(c)           Closing Certificate. There shall have been delivered to the Seller a certificate dated the Closing Date, signed on behalf of Buyer by a duly authorized officer of Buyer, confirming the satisfaction of the conditions set forth in Sections 9.2(a) and 9.2(b).

(d)           Closing Deliveries. Buyer shall have executed and delivered, or caused to be executed and delivered, to Seller all of the agreements, certificates, and other documents specified in Section 3.3.

Section 9.3           Conditions Precedent to Buyer’s Obligations. The obligation of Buyer to consummate the transactions contemplated hereby is subject to the satisfaction (or waiver by Buyer, to the extent permissible under applicable Requirements of Law) on or before the Closing Date of the following conditions:

(a)           Representations and Warranties. (i) The representations and warranties of Seller and the Company (other than the Fundamental Representations and the representation and warranty set forth in the first sentence of Section 5.6) contained in Articles IV and V of this Agreement and in any certificate required to be delivered by Seller or the Company hereunder, when read without any exception or qualification for materiality, Material Adverse Effect or material adverse effect (other than, for the avoidance of doubt, any dollars thresholds or dollar qualifications), shall be true and correct in all respects on the Closing Date as though made on the Closing Date (except for those representations and warranties made as of a particular date, which shall be true and correct as of such date), except where the failure to be so true and correct, individually or in the aggregate, would not reasonably be expected to have, a Material Adverse Effect, (ii) the Fundamental Representations (other than the representations and warranties set forth in Section 4.2) that contain exceptions or qualifications for materiality, Material Adverse Effect or material adverse effect shall be true and correct in all respects on the Closing Date as though made on the Closing Date (except for those representations and warranties that contain exceptions or qualifications for materiality, Material Adverse Effect or material adverse effect made as of a particular date, which shall be true and correct in all respects as of such date), (iii) the Fundamental Representations (other than the representations and warranties set forth in Section 4.2) that do not contain exceptions or qualifications for materiality, Material Adverse Effect or material adverse effect shall be true and correct in all material respects on the Closing Date as though made on the Closing Date (except for those representations and warranties that do not contain exceptions or qualifications for materiality, Material Adverse Effect or material adverse effect made as of a particular date, which shall be true and correct in all material respects as of such date) and (iv) the representations and warranties set forth in the first sentence of Section 5.6 and in Section 4.2 shall be true and correct in all respects on the Closing Date as though made on the Closing Date.

(b)           Performance. The covenants and obligations that Seller and the Company are required to perform or to comply with pursuant to this Agreement at or prior to the Closing shall have been duly performed or complied with in all material respects by such Person.

(c)           Closing Certificate. There shall have been delivered to Buyer a certificate dated the Closing Date, signed on behalf of Seller by a duly authorized officer of Seller, confirming the satisfaction of the conditions set forth in Sections 9.3(a) and 9.3(b).

(d)           No Material Adverse Effect. During the Interim Period, there shall not have occurred a Material Adverse Effect.

(e)           Closing Deliveries. Seller and the Company shall have executed and delivered, or caused to be executed and delivered, to Buyer all of the agreements, certificates, and other documents specified in Section 3.4.

Section 9.4           Waiver of Closing Conditions; Frustration of Closing Conditions. All conditions to the Closing shall be deemed to have been satisfied or waived from and after the Closing notwithstanding the fact that prior to the Closing any one or more of them may not have been satisfied. Neither Buyer nor Seller may rely on the failure of any condition set forth in this Article IX to be satisfied if such failure was caused by such party’s failure to comply with its obligations under this Agreement.

Article X

TERMINATION

Section 10.1         Termination. Notwithstanding anything to the contrary herein, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing solely as follows:

(a)           by mutual written consent of the Seller and Buyer;

(b)           on or after the End Date, by the Seller, on the one hand, or Buyer, on the other hand, by written notice to the other party, if the Closing has not occurred on or before the date such notice is given; provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the primary cause of, or resulted in, the failure of the Closing to occur on or before such date;

(c)           by the Seller by written notice to Buyer if Buyer has breached its representations, warranties, covenants, agreements or other obligations hereunder in a manner that would reasonably be expected to cause the conditions set forth in Section 9.2(a) or Section 9.2(b) not to be satisfied and such breach has not been cured by the earlier of (i) the date that is thirty (30) days following written notification thereof to Buyer by the Seller and (ii) the End Date; provided that Seller will not be entitled to terminate this Agreement pursuant to this Section 10.1(c) if the Seller or the Company is then in breach of any of its representations, warranties, covenants or agreements hereunder such that the conditions set forth in Section 9.3(a), Section 9.3(b) or Section 9.3(d) are unable to be satisfied;

(d)           by Buyer by written notice to the Seller if Seller or the Company has breached its respective representations, warranties, covenants, agreements or other obligations hereunder in a manner that would reasonably be expected to cause the conditions set forth in Section 9.3(a) or Section 9.3(b) not to be satisfied and such breach has not been cured by the earlier of (i) the date that is thirty (30) days following written notification thereof to the Seller by Buyer and (ii) the End Date; provided that Buyer will not be entitled to terminate this Agreement pursuant to this Section 10.1(d) if the Buyer is then in breach of any of its representations, warranties, covenants or agreements hereunder such that the conditions set forth in Section 9.2(a) or Section 9.2(b) are unable to be satisfied; or

(e)           by either the Seller, on the one hand, or Buyer, on the other hand, by giving written notice to the other if any Governmental Body with competent jurisdiction shall have issued an Order permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, and such Order shall not be subject to appeal or shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 10.1(e) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the primary cause of, or resulted in, such Order.

Section 10.2         Effect of Termination. In the event this Agreement is properly terminated pursuant to Section 10.1, all further obligations of the parties hereunder shall terminate and this Agreement shall become null and void and of no further force and effect, except for the obligations set forth in this Section 10.2, Section 11.2, Section 11.3, Section 11.5, Section 11.7, Section 11.10, Section 11.17 and Article I (to the extent applicable to the foregoing provisions), and except that such termination shall not relieve any party of any liability or any damages for any willful and material breach of any agreement or covenant in this Agreement or Fraud prior to such termination. For purposes hereof, a “willful and material breach” shall mean a breach of any covenant set forth in this Agreement that is a consequence of an act undertaken or failure to act by the breaching party with the intention that the taking of such act or failure to take such act would cause a material breach of a covenant set forth in this Agreement.

Article XI

GENERAL PROVISIONS

Section 11.1         Survival. This Article XI and the agreements of Seller and Buyer contained in Article II and Article VIII (and Article I to the extent applicable to the foregoing provisions) shall survive the Closing for the applicable period of time specified therein or, if not so specified, for the applicable statute of limitations (collectively, the “Surviving Provisions”). The parties, intending to modify any applicable statute of limitations, agree that all other representations, warranties, covenants and agreements in this Agreement and in any certificate delivered pursuant hereto (other than, for the avoidance of doubt, the Surviving Provisions) shall terminate effective as of the Closing and shall not survive the Closing for any purpose, and thereafter there shall be no liability on the part of, nor shall any Proceeding for any breach of or inaccuracy in such representations, warranties, covenants and agreements (other than, for the avoidance of doubt, the Surviving Provisions) be made by, any party or any of their respective Affiliates in respect thereof. In furtherance of the foregoing, from and after the Closing, each party hereby waives (on behalf of itself and each of its Affiliates), to the fullest extent permitted under applicable Requirements of Law, any and all rights, claims and causes of action (including any statutory rights to contribution or indemnification) for any breach of any representation, warranty, covenant or obligation to have been performed prior to the Closing set forth herein or otherwise relating to Seller, the Company or the subject matter of this Agreement (other than, for the avoidance of doubt, the Surviving Provisions) that such party may have against the other party or any of its Affiliates or any of their respective representatives arising under or based upon any theory whatsoever under any Requirement of Law, Contract, tort or otherwise. Notwithstanding anything in the foregoing to the contrary, this Section 11.1 shall not limit any covenant or agreement which by its terms contemplates performance after the Closing (including the Surviving Provisions) or any claims for Fraud.

Section 11.2         Confidential Nature of Information. The parties hereto acknowledge and agree that the Confidentiality Agreement remains in full force and effect in accordance with its terms following the date hereof (subject to the immediately following sentence). Effective upon, and only upon, the Closing, the Confidentiality Agreement shall terminate with respect to information to the extent relating to the Company and/or the Business; provided that Buyer acknowledges that any and all other information provided to it by or on behalf of Seller concerning Seller and its Affiliates (other than the Company) shall remain subject to the terms and conditions of the Confidentiality Agreement after the Closing Date.

Section 11.3         No Public Announcement. Neither Buyer nor Seller shall, without the prior written consent of the other party hereto (which approval shall not be unreasonably withheld, conditioned or delayed), make or cause to be made any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that any such party shall be so obligated by applicable Requirements of Law or applicable stock exchange rules, in which case the other party shall be advised and the parties shall use their reasonable efforts to cause a mutually agreeable release or announcement to be issued. Notwithstanding the foregoing, (a) Buyer and its Affiliates may disclose such information to their respective investors and potential investors as part of investor marketing, report, and fund raising activities, in each case, on a confidential basis, and (b) following the Closing, Buyer and its Affiliates shall be freely permitted to make any public announcements or disclosures relating to such information without the consent of any other party hereto so long as such announcement or disclosure does not disclose the Purchase Price.

Section 11.4         Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties hereto at the following addresses (or at such other address for a party hereto as shall be specified in a notice given in accordance with this Section 11.4):

if to Buyer, to:

Imperial Dade Canada Inc.
c/o Imperial Bag & Paper Co. LLC

255 Route 1 & 9

Jersey City, NJ 07306

Attention: Irene Ayzenberg-Lyman, General Counsel

E-mail: iayzenberg@imperialdade.com

with a copy (which shall not constitute notice) to:

Reed Smith LLP
10 South Wacker Drive, 40th Floor
Chicago, Illinois 60606
Attention: Morley S. Fortier III and Nicholas M. Gibson
E-mail: mfortier@reedsmith.com; ngibson@reedsmith.com

if to the Seller, to:

c/o Veritiv Corporation
1000 Abernathy Road NE, Bldg. 400, Suite 1700
Atlanta, GA 30328
Attention: Mark Hianik
E-mail: Mark.Hianik@veritivcorp.com

with a copy (which shall not constitute notice) to:

Sidley Austin LLP
One South Dearborn Street
Chicago, Illinois 60603
Attention: Seth H. Katz
E-mail:     skatz@sidley.com

Section 11.5         Successors and Assigns; Parties in Interest. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that no party to this Agreement may transfer this Agreement or assign its rights or delegate its obligations under this Agreement without the express prior written consent of the other parties to this Agreement; provided, however, that Buyer (a) may assign and delegate, in whole or in part, its rights and obligations pursuant to this Agreement to its Affiliates, (b) may assign and delegate this Agreement and its rights and obligations under this Agreement in connection with a merger or consolidation involving Buyer (including any amalgamation of Buyer with and into the Company following the Closing), in connection with a sale of substantially all of the Equity Securities or assets of Buyer, or in connection with another disposition of substantially all of the Business, and (c) may assign any or all of its respective rights pursuant to this Agreement or any of the Ancillary Agreements to any of its lenders as collateral security; provided, that with respect to clauses (a) and (b), no such assignment shall become effective unless and until the permitted assignee expressly assumes in writing (or pursuant to applicable Requirements of Law) all of Buyer’s obligations hereunder (which, except with respect to any assignment resulting from the amalgamation of the Company with Buyer on the Closing Date, shall be delivered to Seller as promptly as reasonably practicable). Except as contemplated by Section 8.1, Section 8.8 and Section 11.16, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties hereto and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

Section 11.6         Access to Records after Closing. Subject to Section 11.2, for a period of six (6) years after the Closing Date, the Seller and its representatives shall have reasonable access to the books and records of the Company to the extent that such access may reasonably be required by the Seller in connection with any reasonable and bona fide business justification relating to or affected by the operations of the Company on or prior to the Closing Date; provided, however, that Buyer shall not be required to violate any obligation of confidentiality to which Buyer or the Company is subject or to waive any privilege, Order or Requirements of Law which any of them may possess in discharging its obligations pursuant to this Section 11.6; provided further, that in any such case, Buyer shall, and shall cause the Company to, reasonably cooperate with the Seller to seek an appropriate remedy to permit the access contemplated hereby. Such access shall be afforded by Buyer upon receipt of reasonable advance notice and during normal business hours of the Company; provided, however, that the Seller acknowledges and agrees that such access shall not interfere unreasonably with the operations of the Company or Buyer. The Seller shall be solely responsible for any costs or expenses incurred by Seller, Buyer, or the Company pursuant to this Section 11.6. If Buyer or the Company shall desire to dispose of any of such books and records prior to the expiration of such six (6)-year period, Buyer (or the Company) shall, prior to such disposition, give the Seller a reasonable opportunity, at the Seller’s expense, to segregate and remove such books and records as the Seller may select, all of which such books and records shall be subject to the confidentiality obligations set forth in Section 8.9(d).

Section 11.7         Entire Agreement; Amendments. This Agreement, the Exhibits and Schedules referred to herein, the documents delivered pursuant hereto (including the Seller Ancillary Agreements and the Buyer Ancillary Agreements) and the Confidentiality Agreement contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersede all other prior representations, warranties, agreements, understandings or letters of intent between or among any of the parties hereto. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by Buyer and the Seller.

Section 11.8         Interpretation; Schedules. The information and disclosures contained in the Schedules are intended only to qualify and limit the representations, warranties, covenants and agreements of Seller contained in this Agreement and shall not be deemed to expand in any way the scope or effect of any such representations, warranties, covenants and agreements (other than in respect of any such representations and warranties that call for the listing or disclosure of information in the Schedules). Disclosure of any fact or item in any Schedule hereto referenced by a particular section in this Agreement shall be deemed to have been disclosed with respect to each other Schedule to the extent the applicability of such matter to such section is reasonably apparent on the face of such disclosure to an independent observer (i.e., without any independent review or knowledge). Unless this Agreement specifically provides otherwise, neither the specification of any item or matter in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any Schedule hereto is intended to imply that such item or matter, or other items or matters, are or are not in the Ordinary Course of Business. Matters reflected in the Schedules are not necessarily limited to matters required by this Agreement to be so reflected. Such additional matters are set forth for information purposes only. No reference to or disclosure of a possible breach or violation of any Contract or Requirements of Law in any Schedule shall be construed as an admission or indication by any party to any third party that any breach or violation exists or actually occurred.

Section 11.9         Waivers. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized representative of such party. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall constitute a continuing waiver or shall be held to constitute a waiver of any other or subsequent breach.

Section 11.10       Expenses. Except as expressly set forth herein, each party hereto will pay all costs and expenses incident to its negotiation and preparation of this Agreement and to its performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel and independent public accountants. Buyer shall be responsible for all costs and expenses related to the R&W Insurance Policy that Buyer obtains in connection with this Agreement.

Section 11.11       Partial Invalidity. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable Requirements of Law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

Section 11.12       Execution in Counterparts. This Agreement may be executed in counterparts (including via .pdf), each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to the Seller and Buyer. A signed copy of this Agreement delivered by facsimile, e-mail, or other means of electronic transmission shall have the same legal effect as delivery of an original signed copy of this Agreement.

Section 11.13       Further Assurances. Each of the parties hereto agrees to use its reasonable best efforts to take or cause to be taken all action, to do or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable under applicable Requirements of Law or otherwise to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including the execution and delivery of such instruments, and the taking of such other actions as the other party hereto may reasonably require in order to carry out the intent of this Agreement.

Section 11.14       Disclaimer of Warranties. Seller makes no representations or warranties with respect to any projections, forecasts or forward-looking information provided to Buyer (except for any such information included in the representations and warranties in Article IV and Article V (as qualified by the Schedules hereto). EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES IN ARTICLES IV AND V OF THIS AGREEMENT, SELLER DISCLAIMS ALL OTHER WARRANTIES, REPRESENTATIONS AND GUARANTIES, WHETHER EXPRESS OR IMPLIED, AND SELLER MAKES NO (A) REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OR (B) ANY IMPLIED WARRANTIES WHATSOEVER. Buyer acknowledges that neither Seller nor any of its Representatives or Affiliates or any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any memoranda, charts or summaries heretofore made available by Seller or any of their respective representatives or Affiliates to Buyer or any other information, in each case, which is not included in this Agreement or the Schedules, and neither Seller nor any of its Representatives or Affiliates or any other Person will have or be subject to any Liability to Buyer, any Affiliate of Buyer or any other Person resulting from the distribution of any such information to, or use of any such information by, Buyer or any Affiliate of Buyer or any of its agents, consultants, accountants, counsel or other Representatives (other than, for the avoidance of doubt, in respect of any such information included in the representations and warranties in Article IV and Article V (as qualified by the Schedules hereto)). Buyer acknowledges and agrees that it has not relied upon any representations or warranties or other statements of fact or opinion, other than the representations and warranties expressly set forth in this Agreement (as qualified by the Schedules hereto).

Section 11.15       Enforcement.

(a)           Each of the parties hereto agrees that irreparable damage would occur in the event that any of the provisions of this Agreement to be performed by Buyer or Seller were not performed in accordance with their specific terms or were otherwise breached. Accordingly, prior to any termination of this Agreement pursuant to Section 10.1, Buyer and Seller, as applicable, shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement by the other party, as applicable, and to enforce specifically the terms and provisions of this Agreement in any state or federal court in the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity. Buyer and Seller hereby further waive (i) any defense in any action for specific performance that a remedy at law would be adequate and (ii) any Requirements of Law to post security as a prerequisite to obtaining equitable relief. If any party brings any Proceeding to enforce specifically the performance of the terms and provisions hereof by any other party, the End Date shall automatically be extended for so long as the party bringing such Proceeding is actively seeking a court order for an injunction to specifically enforce the terms and provisions of this Agreement plus five (5) Business Days.

(b)           Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other party has an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

(c)           Each of the parties acknowledges and agrees that, from and after the Closing, except for actions seeking specific performance or similar equitable relief pursuant to Section 8.8(d) or this Section 11.15, disputes under Section 2.3, and in the event of Fraud, its sole and exclusive remedy with respect to any and all rights, claims and Proceedings it may have against any other party (including any Affiliate of the Seller) resulting from or relating to the subject matter of this Agreement and the transactions contemplated hereby, whether arising under or based upon any Requirements of Law or otherwise, shall be pursuant to the provisions set forth in this Agreement (subject to the limitations set forth herein), in the Escrow Agreement, and in the R&W Insurance Policy, and in furtherance of the foregoing, each party agrees not to assert (and waives) any other rights, claims and Proceedings resulting from or relating to the subject matter of this Agreement and the transactions contemplated hereby.

(d)           The parties acknowledge that Buyer may obtain and bind a buyer-side representations and warranties insurance policy with respect to the representations and warranties set forth in this Agreement. Buyer agrees that any representations and warranties insurance policy shall at all times expressly exclude any right of subrogation in favor of any party against Seller or any of its officers, managers, directors, equity holders, employees or agents (except with respect to Fraud).

Section 11.16       Non-Recourse. Notwithstanding anything to the contrary herein or in any other documents delivered pursuant hereto, (a) this Agreement may be enforced only against, and any Proceeding based upon, arising out of or related to a breach of this Agreement by a party hereto may be made only against such party hereto, (b) none of a party’s Affiliates or its Affiliates’ respective current, former or future directors, officers, employees, agents, partners, managers, members, stockholders, assignees or Representatives that, in each case, are not signatories hereto (collectively in respect of a party hereto, such party’s “Related Parties”) shall have any Liability for any Liabilities of the parties hereto for any such Proceeding (whether in tort, contract or otherwise) for breach of this Agreement, and (c) no party hereto shall have any right of recovery in respect of this Agreement against any Related Party, whether by or through attempted piercing of the corporate veil, by or through any Proceeding (whether in tort, contract or otherwise), or otherwise.

Section 11.17       Governing Law; Submission to Jurisdiction; Waiver of Jury Trial. All issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement and the Exhibits and Schedules hereto shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Any Proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement or the transactions contemplated hereby may be brought against any of the parties only in the courts of Delaware, and each of the parties hereto consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.18       Certain Matters regarding Representation of the Company and Seller.

(a)           Sidley Austin LLP (“Sidley”) and McMillan LLP (“McMillan”) have acted as counsel for Seller and the Company (the “Clients”) in connection with this Agreement, the Buyer Ancillary Agreements and the Seller Ancillary Agreements and the transactions contemplated hereby and thereby (the “Transaction Engagement”) and in that connection not as counsel for any other Person, including Buyer or its Affiliates. Only the Clients shall be considered clients of Sidley and McMillan in the Transaction Engagement. Upon and after the Closing, all communications between Seller or the Company and Sidley and/or McMillan solely made in connection with the negotiation, preparation, execution, delivery and closing of the Transaction Engagement shall be deemed to be attorney-client confidences, to the extent any such communications are considered attorney-client privileged communications under applicable law, that belong solely to Seller and not the Company. Buyer shall not have access to any such communications, or to the files of Sidley or McMillan relating to the negotiation, preparation, execution, delivery and closing of the Transaction Engagement, whether or not the Closing shall have occurred. Without limiting the generality of the foregoing, notwithstanding that the Company is or was a client in the Transaction Engagement, upon and after the Closing, (i) Seller shall be the sole holder of the attorney-client privilege with respect to the communications in connection with the Transaction Engagement referenced above, and neither the Company, Buyer or any of their respective Affiliates shall be a holder thereof, (ii) to the extent that files of Sidley or McMillan in respect of the Transaction Engagement constitute property of the Clients, including the Company, only Seller shall hold such property rights, and (iii) Sidley and McMillan shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to the Company, Buyer or any of their respective Affiliates by reason of any attorney-client relationship between Sidley and McMillan and the Company or otherwise.

(b)           If Seller so desires, and without the need for any consent or waiver by the Company or Buyer, Sidley and/or McMillan shall be permitted to represent Seller after the Closing in connection with any matter, including anything related to the transactions contemplated by this Agreement, the Buyer Ancillary Agreements and the Seller Ancillary Agreements or any disagreement or dispute relating thereto. Without limiting the generality of the foregoing sentence, after the Closing, Sidley and/or McMillan shall be permitted to represent Seller, any of its Affiliates or representatives, or any one or more of them, in connection with any negotiation, transaction or dispute (whereas “dispute” includes litigation, arbitration or other adversarial proceedings) with Buyer, the Company or any of their Affiliates or representatives under or relating to this Agreement, the Buyer Ancillary Agreements and the Seller Ancillary Agreements, any transaction contemplated by this Agreement, the Buyer Ancillary Agreements or the Seller Ancillary Agreements, and any related matter, such as claims involving other agreements entered into in connection with this Agreement, the Buyer Ancillary Agreements or the Seller Ancillary Agreements.

(c)           Upon and after the Closing, the Company shall cease to have any attorney-client relationship with Sidley and McMillan, unless Sidley or McMillan is specifically engaged in writing by the Company to represent the Company after the Closing and either such engagement involves no conflict of interest with respect to Seller, or Seller consents in writing at the time to such engagement. Any such representation of the Company by Sidley and/or McMillan after the Closing shall not affect the provisions of this Section 11.18(c). For example, and not by way of limitation, even if Sidley or McMillan is representing the Company after the Closing, Sidley or McMillan as applicable, shall be permitted simultaneously to represent Seller in any matter, including any disagreement or dispute relating thereto.

(d)           Seller (on behalf of itself and the Company), and Buyer consent to the foregoing arrangements and waive any actual or potential conflict of interest that may be involved in connection with any representation by Sidley and/or McMillan permitted hereunder.

Section 11.19       No Third Party Beneficiaries. Except as provided in Section 8.1, Section 8.8 and Section 11.16, which such Sections are intended to benefit and to be enforceable by the parties specified therein, nothing in this Agreement, express or implied, is intended or shall be construed to confer upon any third party other than the parties hereto and their respective successors and permitted assigns any right, remedy or claim under or by reason of this Agreement.

Section 11.20       Guaranty and Guarantor Matters.

(a)           The Guarantor hereby irrevocably and unconditionally guarantees to Seller the prompt and complete payment and performance of all payment and performance obligations arising out of or in connection with the Agreement (including any payments of the Purchase Price) (collectively, the “Guaranteed Obligations”) by Buyer, as and when due under the Agreement.  This guaranty is one of payment and not of collection.  The Guarantor hereby agrees that, except as specifically provided herein, and to the fullest extent permitted by applicable Requirements of Law, its performance of its obligations hereunder shall not be conditional on any other circumstances which might otherwise constitute a legal or equitable discharge or defense of a guarantor (other than performance of and/or compliance with the terms of such Guaranteed Obligations by Guarantor and/or Buyer, or the written waiver, settlement and/or discharge of the Guaranteed Obligations or of this guaranty by Seller or the termination of the Agreement and discharge of all amounts owing to Seller thereunder). This Guarantee shall continue to be effective or be automatically reinstated, as the case may be, if and to the extent that at any time any performance of all or any portion of the Guaranteed Obligations or any amount owed to Seller hereunder is rescinded or must otherwise be returned by such party upon the insolvency, bankruptcy or reorganization of the Guarantor or the Buyer.  This is a continuing and irrevocable guaranty of the Guaranteed Obligations, including as affected by any amendment or modification of the Agreement.  The liability of Guarantor hereunder is independent of the obligations of Buyer pursuant to the Agreement, and a separate action or separate actions may be brought and prosecuted against Guarantor, whether or not any action is brought or prosecuted against Buyer or whether Buyer is joined in any such action or actions.  All payments pursuant to this guaranty by Guarantor shall be made in lawful money of the United States, in immediately available funds.  The Guarantor promises and undertakes to make all payments hereunder free and clear of any deduction, offset, defense, claim or counterclaim of any kind.  This guaranty shall expire upon the earliest to occur of (a) the Closing or (b) the termination of the Agreement and discharge of all amounts owing to Seller thereunder, if any, after which date no claim may be made against Guarantor hereunder (but in each case without prejudice to any outstanding claim validly made against the Buyer and/or Guarantor hereunder prior to such date).

(b)           Guarantor waives the right to require Seller to proceed against or exhaust any security granted to Seller by Buyer or by any other Person, or to pursue any other remedy in Seller’s power whatsoever.  Guarantor waives the right to have the property of Buyer first applied to discharge of the Guaranteed Obligations.  Seller may, at its election, exercise any right or remedy it may have against Buyer or any security held by Seller, including, without limitation, the right to foreclose upon any such security by judicial or nonjudicial sale, without affecting or impairing in any way the liability of Guarantor hereunder, except to the extent the Guaranteed Obligations have been fulfilled.  Guarantor waives any defense arising out of the absence, impairment or loss of any right of reimbursement, contribution or subrogation or any other right or remedy of Guarantor against Buyer, or any such security, whether resulting from such election by Seller or otherwise.  Guarantor waives any defense arising by reason of any disability or other defense of Buyer that does not affect the Guaranteed Obligations.  In addition, Guarantor hereby waives, to the fullest extent permitted by Requirements of Law and until all of the Guaranteed Obligations have been fully performed, all rights and benefits which might otherwise be available to Guarantor with respect to the Agreement and this guaranty under applicable Requirements of Law of suretyship and guarantor’s defenses generally.  Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Agreement and that the waivers set forth in this guaranty are knowingly made in contemplation of such benefits. Notwithstanding anything to the contrary set forth herein, Guarantor is not waiving, and nothing herein shall limit Guarantor’s right to assert, any defense or claim available to Buyer.

(c)           Until all of the Guaranteed Obligations have been paid and performed in full, Guarantor shall have no right of subrogation to, and waives, to the fullest extent permitted by Requirements of Law, any right to enforce any remedy which Seller now has or may hereafter have against Buyer in respect of the Guaranteed Obligations.  Provided that all of the Guaranteed Obligations have been paid and performed in full or this guaranty has otherwise terminated per Section 11.20(a) above, Guarantor shall be subrogated to all rights of Seller in respect of any amounts paid by Guarantor pursuant to the provisions of this guaranty.  Guarantor waives, to the fullest extent permitted by Requirements of Law, all presentments, demands for performance, notices of nonperformance, protests, notices of protest, notices of dishonor, notices of default or delinquency, notice of acceleration, notice of nonpayment, and notices of acceptance of this guaranty.  Guarantor further waives, to the fullest extent permitted by Requirements of Law, diligence, grace, demand or any notice not provided for herein.  In addition, Guarantor waives any defense based upon (a) any amendment, modification or extension of the obligations hereby guaranteed and (b) any assertion or claim that the automatic stay provided by 11 U.S.C. §362 (arising upon the voluntary or involuntary bankruptcy proceeding of Buyer or any permitted assignee), or any other stay provided under any other debtor relief law (whether statutory, common law, case law or otherwise) of any jurisdiction whatsoever, now or hereafter in effect, which may be or become applicable, shall operate or be interpreted to stay, interdict, condition, reduce or inhibit the ability of Seller to enforce any rights, whether now existing or hereafter acquired, which Seller may have against Guarantor.  Guarantor assumes the responsibility of being and keeping informed of the terms and conditions of the Agreement and the financial condition of Buyer and all other circumstances bearing upon the risk of non-performance of the Guaranteed Obligations which diligent inquiry would reveal, and agrees that Seller shall have no duty to advise Guarantor of information known to Seller regarding such conditions or any such circumstances.

(d)           The liability of Guarantor under this guaranty shall be absolute, unconditional and irrevocable (other than as a result of the performance of and/or compliance with the terms of such Guaranteed Obligations by Guarantor and/or Buyer, or the written waiver, settlement and/or discharge of the Guaranteed Obligations or of this guarantee by Seller or the termination of the Agreement and discharge of all amounts owing to Seller thereunder) irrespective of the following:

(i)           the lack of power or authority of Guarantor to execute the Agreement and deliver this guaranty or Buyer to execute and deliver this Agreement;

(ii)           the existence or continuance of Buyer or any Affiliate as a legal entity;

(iii)           the consolidation or merger of Buyer or any Affiliate with or into any other corporation or other Person, or the sale, lease or other disposition by Buyer or any Affiliate of all or substantially all of its assets to any other corporation or other Person, whether or not effected in compliance with the provisions of the Agreement;

(iv)            the bankruptcy or insolvency of Buyer or any Affiliate, the admission in writing by Buyer or any Affiliate of its inability to pay its debts as they mature, or its making of a general assignment for the benefit of, or entering into a composition or arrangement with creditors;

(v)            any amendment, modification or waiver of the Agreement (or any document entered into in connection therewith), or change in the manner, place or terms of payment or performance thereunder, or any change or extension of the time of payment or performance of, or renewal or alteration of, any obligation thereunder, or the settlement of any dispute of any of the terms thereof; and

(vi)            any act, failure to act, delay or omission whatsoever on the part of Buyer or any Affiliate (as the case may be) other than the performance of and/or compliance with the terms of such Guaranteed Obligations, any failure to give to Guarantor notice of default in the making of any payment due and payable or performance due under this guarantee or the Agreement, or notice of any failure on the part of Buyer to do any act or thing or to observe or perform any covenant, condition or agreement to be observed or performed by it under the Agreement.

(e)            Guarantor hereby unconditionally agrees, until the performance in full of the Guaranteed Obligations, that Guarantor will not cause, and will cause its Affiliates not to cause, the Buyer (i) to file a voluntary petition in bankruptcy, or a voluntary petition or an answer seeking reorganization or liquidation in a proceeding under any bankruptcy laws or an answer admitting the material allegations of petition filed against the Buyer in any such proceeding, (ii) to seek relief, by voluntary petition, answer or consent, under the provisions of any other bankruptcy or other extension or adjustment with creditors, or (iii) to adopt a resolution of liquidation; except in the case of clauses (i) or (ii), above, to the extent that the Guarantor receives a written opinion from a nationally recognized law firm advising Guarantor that Guarantor and/or any one or more of its Affiliates is required in the exercise of its fiduciary or other legal obligations to make such filing or seek such relief, as the case may be.

(f)            From the date hereof through the Closing, Guarantor and Buyer shall, and shall cause their respective Affiliates to, maintain sufficient borrowing capacity under that certain ABL Credit Agreement, dated as of June 11, 2019, by and among, inter alios, BCPE Empire Intermediate, Inc., as holdings, BCPE Empire Holdings, Inc., as borrower, and JPMorgan Chase Bank, N.A., as administrative agent (as amended by that certain Amendment No. 1 to ABL Credit Agreement, dated as of July 21, 2020, as further amended by that certain Amendment No. 2 to ABL Credit Agreement, dated October 25, 2021) (as further amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “ABL Agreement”) to make all payments required to be made by Buyer at the Closing under Section 3.2. Guarantor and Buyer shall not, and shall cause their respective Affiliates not to, adversely amend, modify or supplement, or draw or otherwise reduce the amount available under, the ABL Agreement in any manner that would impair Guarantor’s or Buyer’s ability to make all payments required to be made by Buyer at the Closing under Section 3.2 unless Guarantor and Buyer have arranged and obtained from alternative sources of financing an amount sufficient to satisfy the payment obligations of Buyer at the Closing under Section 3.2 and which do not adversely affect the ability of Guarantor and Buyer to timely consummate the transactions contemplated by this Agreement in accordance with the terms hereof.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

Seller

PAPER CORPORATION OF NORTH AMERICA

By:	/s/ Mark W. Hianik
Name: Mark W. Hianik
Title: Senior Vice President, General Counsel & Corporate Secretary

Company

VeritIv Canada, Inc.

By:	/s/ Mark W. Hianik
Name: Mark W. Hianik
Title: Senior Vice President, General Counsel & Corporate Secretary

Restricted Party

VeritIv Operating company

By:	/s/ Mark W. Hianik
Name: Mark W. Hianik
Title: Senior Vice President, General Counsel & Corporate Secretary

Buyer

IMPERIAL DADE CANADA INC.

By:	/s/ Paul Cervino
Name: Paul Cervino
Title: Chief Administrative Officer

[Signature Page to Stock Purchase Agreement]

Guarantor

Imperial Bag & Paper Co. LLC

By:	/s/ Paul Cervino
Name: Paul Cervino
Title: Chief Administrative Officer

[Signature Page to Stock Purchase Agreement]

EXHIBIT A

FORM OF ESCROW AGREEMENT

See attached.

Exhibit A–Page 1

EXHIBIT B

WORKING CAPITAL ILLUSTRATION

See attached.

Exhibit B–Page 1

EXHIBIT C

FORM OF TRANSITION SERVICES AGREEMENT

See attached.

Exhibit C–Page 1